Exhibit 10.2

Published CUSIP NUMBER: 10112TAA8

FIFTH AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

among

BOSTON PROPERTIES LIMITED PARTNERSHIP

and

THE BANKS HEREIN IDENTIFIED

and

BANK OF AMERICA, N.A.

AS ADMINISTRATIVE AGENT,

SWINGLINE LENDER AND FRONTING BANK

JPMORGAN CHASE BANK, N.A.

AS SYNDICATION AGENT

EUROHYPO AG, NEW YORK BRANCH

KEYBANK NATIONAL ASSOCIATION

WELLS FARGO BANK, NATIONAL ASSOCIATION

AS CO-DOCUMENTATION AGENTS

and

THE BANK OF NEW YORK

CITICORP NORTH AMERICA, INC.

CITIZENS BANK OF MASSACHUSETTS

DEUTSCHE BANK TRUST COMPANY

PNC BANK, NATIONAL ASSOCIATION

AS CO-MANAGING AGENTS

with

J.P. MORGAN SECURITIES INC. AND BANC OF AMERICA SECURITIES LLC

ACTING AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS

Dated as of August 3, 2006

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§3.1.5.	Fronting Bank	43

§3.2.	Reimbursement Obligation of the Borrower	43

§3.3.	Letter of Credit Payments; Funding of a Loan	44

§3.4.	Obligations Absolute	44

§3.5.	Reliance by Issuer	45

§3.6.	Letter of Credit Fee	45

§4.	REPAYMENT OF THE REVOLVING CREDIT LOANS	46

§4.1.	Maturity	46

§4.2.	Optional Repayments of Revolving Credit Loans	46

§4.3.	Mandatory Repayment of Loans	46

§5.	CERTAIN GENERAL PROVISIONS	47

§5.1.	Funds for Payments	47

§5.2.	Computations	47

§5.3.	Inability to Determine Eurodollar Rate	48

§5.4.	Illegality	48

§5.5.	Additional Costs, Etc.	48

§5.6.	Capital Adequacy	50

§5.7.	Certificate; Limitations	50

§5.8.	Indemnity	51

§5.9.	Interest on Overdue Amounts	51

§6.	RECOURSE OBLIGATIONS	52

§7.	REPRESENTATIONS AND WARRANTIES	52

§7.1.	Authority, Etc.	52

§7.2.	Governmental Approvals	54

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§7.3.	Ownership of Assets	54

§7.4.	Financial Statements	54

§7.5.	No Material Changes, Etc.	54

§7.6.	Franchises, Patents, Copyrights, Etc.	54

§7.7.	Litigation	55

§7.8.	No Materially Adverse Contracts, Etc.	55

§7.9.	Compliance With Other Instruments, Laws, Etc.	55

§7.10.	Tax Status	55

§7.11.	No Event of Default	56

§7.12.	Investment Company Acts	56

§7.13.	Intentionally Deleted	56

§7.14.	Intentionally Deleted	56

§7.15.	Intentionally Deleted	56

§7.16.	Multiemployer Plans; Guaranteed Pension Plans	56

§7.17.	Regulations U and X	56

§7.18.	Environmental Compliance	56

§7.19.	Intentionally Deleted	58

§7.20.	Loan Documents	58

§8.	AFFIRMATIVE COVENANTS OF THE BORROWER AND BPI	58

§8.1.	Punctual Payment	58

§8.2.	Maintenance of Office	58

§8.3.	Records and Accounts	58

§8.4.	Financial Statements, Certificates and Information	59

§8.5.	Notices	61

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§8.6.	Existence of Borrower; Maintenance of Properties	62

§8.7.	Existence of BPI; Maintenance of REIT Status of BPI; Maintenance of Properties	63

§8.8.	Insurance	63

§8.9.	Taxes	64

§8.10.	Inspection of Properties and Books	64

§8.11.	Compliance with Laws, Contracts, Licenses, and Permits	66

§8.12.	Use of Proceeds	67

§8.13.	Intentionally Deleted	67

§8.14.	Solvency	67

§8.15.	Further Assurances	67

§8.16.	Intentionally Deleted	67

§8.17.	Environmental Indemnification	68

§8.18.	Response Actions	68

§8.19.	Intentionally Deleted	68

§8.20.	Employee Benefit Plans	68

§8.21.	No Amendments to Certain Documents	69

§9.	CERTAIN NEGATIVE COVENANTS OF THE BORROWER AND BPI	69

§9.1.	Restrictions on Liabilities	69

§9.2.	Restrictions on Liens, Etc.	70

§9.3.	Restrictions on Investments	73

§9.4.	Merger, Consolidation and Disposition of Assets; Assets of BPI	75

§9.5.	Compliance with Environmental Laws	75

§9.6.	Distributions	76

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§10.	FINANCIAL COVENANTS	76

§10.1.	Consolidated Total Indebtedness	76

§10.2.	Secured Consolidated Total Indebtedness	76

§10.3.	Debt Service Coverage	76

§10.4.	Unsecured Leverage Ratio	76

§10.5.	Net Worth	76

§10.6.	Unsecured Interest Coverage	77

§11.	[RESERVED.]	77

§12.	CONDITIONS TO THE FIRST ADVANCE	77

§12.1.	Loan Documents	77

§12.2.	Certified Copies of Organization Documents	77

§12.3.	By-laws; Resolutions	77

§12.4.	Incumbency Certificate: Authorized Signers	77

§12.5.	Pro Forma Financial Statements	78

§12.6.	Intentionally Deleted	78

§12.7.	Intentionally Deleted	78

§12.8.	Opinion of Counsel Concerning Organization and Loan Documents	78

§12.9.	[Reserved.]	78

§12.10.	Intentionally Deleted	78

§12.11.	Intentionally Deleted	78

§12.12.	Intentionally Deleted	78

§12.13.	Certifications from Government Officials	78

§12.14.	[Reserved.]	78

§12.15.	Proceedings and Documents	78

§12.16.	Fees	79

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§12.17.	Closing Certificate; Compliance Certificate	79

§13.	CONDITIONS TO ALL BORROWINGS	79

§13.1.	Representations True; No Event of Default; Compliance Certificate	79

§13.2.	No Legal Impediment	79

§13.3.	Governmental Regulation	79

§14.	EVENTS OF DEFAULT; ACCELERATION; ETC.	80

§14.1.	Events of Default and Acceleration	80

§14.2.	Termination of Commitments	84

§14.3.	Remedies	84

§15.	SETOFF	84

§16.	THE AGENT	84

§16.1.	Authorization	84

§16.2.	Employees and Agents	85

§16.3.	No Liability	85

§16.4.	No Representations	85

§16.5.	Payments	86

§16.6.	Holders of Revolving Credit Notes	86

§16.7.	Indemnity	87

§16.8.	Agent as Bank	87

§16.9.	Notification of Defaults and Events of Default	87

§16.10.	Duties in the Case of Enforcement	87

§16.11.	Successor Agent	87

§16.12.	Notices	88

§17.	EXPENSES	88

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§18.	INDEMNIFICATION	89

§19.	SURVIVAL OF COVENANTS, ETC.	90

§20.	ASSIGNMENT; PARTICIPATIONS; ETC.	90

§20.1.	Conditions to Assignment by Banks	90

§20.2.	Certain Representations and Warranties; Limitations; Covenants	91

§20.3.	Register	92

§20.4.	New Notes	92

§20.5.	Participations	93

§20.6.	Pledge by Lender	93

§20.7.	No Assignment by Borrower	93

§20.8.	Disclosure	93

§20.9.	Syndication	93

§21.	NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION	94

§22.	THIRD PARTY RELIANCE	96

§23.	GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE	96

§24.	HEADINGS	96

§25.	COUNTERPARTS	96

§26.	ENTIRE AGREEMENT, ETC.	97

§27.	WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS	97

§28.	CONSENTS, AMENDMENTS, WAIVERS, ETC.	97

§29.	SEVERABILITY	99

§30.	INTEREST RATE LIMITATION	99

§31.	USA PATRIOT ACT NOTICE	100

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Exhibits to Fifth Amended and Restated Revolving Credit Agreement

A	Form of Revolving Credit Note
A-1	Form of Swingline Note
B	Form of Loan Request
C	Forms of Compliance Certificate
D	Forms of Competitive Bid Documents
E	Form of Closing Certificate
F	Form of Assignment and Assumption Agreement
G	Certificate Regarding Leverage

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Schedules to Fifth Amended and Restated Revolving Credit Agreement

Schedule 1	Banks
Schedule 2	Existing Letters of Credit
Schedule 4	CBD Properties
Schedule 7.7	Litigation
Schedule 7.16	Employee Benefit Plans
Schedule 8.5(b)	Environmental Events
Schedule 9.1(e)	BPI Liabilities
Schedule 9.3	Investments
Schedule 21	Notice Addresses

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FIFTH AMENDED AND RESTATED

REVOLVING CREDIT AGREEMENT

This FIFTH AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT is made as of the 3rd day of August, 2006 (the “Effective Date”), by and among BOSTON PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership (“BPLP” or the “Borrower”), having its principal place of business at 111 Huntington Avenue, Boston, Massachusetts 02199; JPMORGAN CHASE BANK, N.A. (“JPChase”), having a principal place of business at 270 Park Avenue, New York, NY 10017, BANK OF AMERICA, N.A. (“BOA”), having a principal place of business at 315 Montgomery Street, San Francisco, CA 94104 and the other lending institutions listed on Schedule 1 hereto or which may become parties hereto pursuant to §20 (individually, a “Bank” and collectively, the “Banks”); BOA, as Administrative Agent (“Agent” or “Administrative Agent” herein) for itself and each other Bank; JPChase, as Syndication Agent, Eurohypo AG, New York Branch, KeyBank National Association and Wells Fargo Bank, National Association, as Co-Documentation Agents and The Bank of New York, Citicorp North America, Inc., Citizens Bank of Massachusetts, Deutsche Bank Trust Company and PNC Bank, National Association, as Co-Managing Agents; and J.P. MORGAN SECURITIES INC. (“JPM”) and BANC OF AMERICA SECURITIES LLC (“BAS”), as Joint Lead Arrangers and Joint Bookrunners.

RECITALS

A. The Borrower, BOA, individually and as managing administrative agent, JPChase, individually and as syndication agent, and certain other financial institutions are parties to a certain Fourth Amended and Restated Revolving Credit Agreement dated as of May 19, 2005 (such Fourth Amended and Restated Revolving Credit Agreement, as amended, the “Existing Credit Agreement”).

B. The Borrower, JPChase, BOA and the other lenders and agents under the Existing Credit Agreement desire to amend the Existing Credit Agreement in certain respects as set forth herein.

C. The Borrower is primarily engaged in the business of owning, purchasing, developing, constructing, renovating and operating office and industrial buildings and hotels in the United States.

D. Boston Properties, Inc., a Delaware corporation (“BPI”), is the sole general partner of BPLP, holds in excess of 80% of the partnership interests in BPLP as of June 30, 2006, and is qualified to elect REIT status for income tax purposes.

E. The Borrower has requested the Banks, and the Banks have agreed, to amend and restate the existing unsecured revolving credit facility for use by the Borrower pursuant to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree that the Existing Credit Agreement shall be amended and restated in its entirety, effective as of the Effective Date, to read as follows:

§1. DEFINITIONS AND RULES OF INTERPRETATION.

§1.1. Definitions. The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Agreement referred to below:

Absolute Rate Auction. With respect to a request by the Borrower for a Bid Rate Advance, a solicitation in which the Borrower specifies in the Bid Rate Advance Borrowing Notice that the rates of interest to be offered by the Banks shall be absolute rates per annum.

Accountants. In each case, independent certified public accountants reasonably acceptable to the Required Banks. The Banks hereby acknowledge that the Accountants may include PricewaterhouseCoopers LLP and any other so-called “big-four” accounting firm.

Accounts Payable. See definition of “Consolidated Total Indebtedness”.

Accounts Receivable. Collectively, without double-counting, each of the accounts receivable of the Borrower and its Subsidiaries which (i) arose in the ordinary course of business of the Borrower or such Subsidiary, (ii) would be classified under GAAP as a current asset on the balance sheet of the Borrower or such Subsidiary and is not more than 60 days past due under the original terms, and (iii) to the knowledge of the Borrower or such Subsidiary, is the valid and binding obligation of the account debtor.

Affiliate. With reference to any Person, (i) any director or executive officer of that Person, (ii) any other Person controlling, controlled by or under direct or indirect common control of that Person, (iii) any other Person directly or indirectly holding 10% or more of any class of the capital stock or other equity interests (including options, warrants, convertible securities and similar rights) of that Person and (iv) any other Person 10% or more of any class of whose capital stock or other equity interests (including options, warrants, convertible securities and similar rights) is held directly or indirectly by that Person.

Agent or Administrative Agent. BOA acting as administrative agent for the Banks, or any successor agent, as permitted by §16.

Agent’s Funding Office. The Agent’s office located at 901 Main Street, Dallas, Texas 75202 or at such other location as the Agent may designate from time to time, or the office of any successor Agent permitted under §16.

Agreement. This Fifth Amended and Restated Revolving Credit Agreement, including the Schedules and Exhibits hereto, as the same may be from time to time amended and in effect.

Agreement of Limited Partnership of BPLP. The Amended and Restated Agreement of Limited Partnership of BPLP, dated June 23, 1997, among BPI and the limited partners named therein, as amended through the date hereof and as the same may be further amended from time to time as permitted by §8.21.

Annualized Capital Expenditures. (i) With respect to any Real Estate Assets other than hotel properties, for any rolling four (4) calendar quarters, determined as of the last day of a calendar quarter, an amount equal to $.25 multiplied by the total number of square feet of the Real Estate Assets other than hotel properties, on the last day of such calendar quarter; (ii) with respect to the Marriott Cambridge Center Hotel in Cambridge, Massachusetts, for any rolling four (4) calendar quarters, determined as of the last day of a calendar quarter, an amount equal to six percent (6%) of gross revenues as determined in accordance with GAAP for such four (4) calendar quarters; (iii) with respect to the Marriott Long Wharf Hotel in Boston, Massachusetts, for any rolling four (4) calendar quarters, determined as of the last day of a calendar quarter, an amount equal to five percent (5%) of gross revenues as determined in accordance with GAAP for such four (4) calendar quarters; and (iv) with respect to the hotel properties other than the Marriott Long Wharf Hotel and the Marriott Cambridge Center Hotel, for any rolling four (4) calendar quarters, determined as of the last day of a calendar quarter, an amount equal to the applicable percentage of gross revenues as determined in accordance with GAAP for such four (4) calendar quarters, which percentage shall be the percentage for each such hotel as is to be maintained on the books of the Borrower or in a separate reserve account for the replacement or repair of such hotel’s furniture, fixtures and equipment pursuant to (and in no event less than as required by) the applicable hotel management agreement or franchise agreement (which such agreement shall be in form and substance customary for a national hotel franchise).

Applicable Eurodollar Margin. With respect to Eurodollar Rate Loans, the spread, expressed in basis points, over the Eurodollar Rate and used in calculating the interest rate applicable to Eurodollar Rate Loans which spread shall vary from time to time in relationship to variances in the Debt Ratings as set forth below. The applicable Debt Ratings and Eurodollar Spreads (bps) for Eurodollar Rate Loans are as set forth in the following table:

S&P	Moody’s	Eurodollar Spread (bps)
A-or above	A3 or above	45.0
BBB+	Baa1	47.5
BBB	Baa2	55.0
BBB-	Baa3	75.0
Below BBB- or unrated	Below Baa3 or unrated	95.0

In the event only one of S&P or Moody’s is one of the two Rating Agencies as required hereunder at the time of reference, the Debt Rating from the other Rating Agency for purposes of establishing the Eurodollar Spread (bps) shall be the rating level utilized by such other Rating Agency which corresponds to the comparable rating levels set forth in the table above. In the event the Debt Ratings from the Rating Agencies are not equivalent, the Eurodollar Spread (bps) will be determined (i) based on the higher of the two Debt Ratings if the lower Debt Rating is no more than one level lower than the higher Debt Rating, and (ii) based on the level that is one rating level higher than the lower Debt Rating if the lower Debt Rating is more than one level lower than the higher Debt Rating. Adjustments in the Eurodollar Spread (bps) for a Eurodollar Rate Loan based upon a change in a Debt Rating level shall be effective on the first day following the change in such Debt Rating.

The Borrower shall notify the Agent in writing of any change in the Debt Rating as and when such change occurs.

Applicable L/C Percentage. With respect to any Letter of Credit, a per annum percentage equal to the Applicable Eurodollar Margin in effect at the applicable date of determination.

Applicable Prime Rate Margin. Zero.

Approved Condominium Property. A Real Estate Asset which is a condominium unit and in which a member of the BP Group owns 100% of the interests (including 100% of the unit owner’s voting rights) in the unit.

Arrangers. JPM and BAS.

Assignment and Assumption. See § 20.1.

Authorized Officer. For Borrower the person holding the position of Chief Financial Officer, Treasurer, Vice President-Finance, Senior Vice President-Finance, Chief Operating Officer, Chief Executive Officer or Chairman, as certified to Agent by a currently valid incumbency certificate on file with Agent at the time of the submission of a document to be signed by an Authorized Officer as required herein.

Banks. Collectively, JPChase, BOA and the other lending institutions listed on Schedule 1 hereto and any other banks which may provide additional commitments and become parties to this Agreement, and any other Person who becomes an assignee of any rights of a Bank pursuant to §20 or a Person who acquires all or substantially all of the stock or assets of a Bank.

Bid Rate Advance. A borrowing consisting of simultaneous Bid Rate Loans to the Borrower from each of the Banks whose offer to make a Bid Rate Loan as part of such borrowing has been accepted by the Borrower under the applicable auction bidding procedure described in §2.9.

Bid Rate Advance Borrowing Notice. See §2.9(b)(i).

Bid Rate Loan. A loan by a Bank to the Borrower as part of a Bid Rate Advance resulting from the applicable auction bidding procedure described in §2.9.

Bid Rate Maximum Amount. At any particular time of reference, an amount equal to sixty-five percent (65%) of the Total Commitment then in effect.

Bid Rate Notes. The promissory notes substantially in the form of Exhibit D-1 hereto which evidence the Bid Rate Loans.

Borrower. See the preamble hereto.

Borrower Information. See §8.10(c).

BP Group. Collectively, (i) BPLP, (ii) BPI, (iii) the respective Subsidiaries of BPLP and BPI and (iv) the Partially-Owned Entities.

BPI. Boston Properties, Inc., a Delaware corporation and the sole general partner of the Borrower.

Buildings. Individually and collectively, the buildings, structures and improvements now or hereafter located on the Real Estate Assets.

Business Day. Any day on which banking institutions in Boston, Massachusetts are open for the transaction of banking business and, in the case of Eurodollar Rate Loans, also a day which is a Eurodollar Business Day.

Capital Expenditures. Any expenditure for any item that would be treated or defined as a capital expenditure under GAAP or the Code.

Capitalization Rate. The Capitalization Rate shall be (i) 8.25% for Real Estate Assets other than the CBD Properties, and (ii) 7.0% for Real Estate Assets which are CBD Properties.

Capitalized Leases. Leases under which the Borrower or any of its Subsidiaries or any Partially-Owned Entity is the lessee or obligor, the discounted future rental obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

CBD Properties. Each of the Real Estate Assets listed on Schedule 4 and each other Real Estate Asset which is designated by the Agent and the Borrower as a CBD Property from time to time.

CERCLA. See §7.18.

Closing Date. The Effective Date.

Code. The Internal Revenue Code of 1986, as amended and in effect from time to time.

Completed Loan Request. A loan request accompanied by all information required to be supplied under the applicable provisions of §2.4.

Compliance Certificate. As required in this Agreement the respective Compliance Certificates in the forms set forth in Exhibit C.

Commitment. With respect to each Bank, the amount set forth from time to time on Schedule 1 hereto as the amount of such Bank’s Commitment to make Revolving Credit Loans to, and to participate in Swingline Loans and in the issuance, extension and renewal of Letters of Credit for the account of, the Borrower as such Schedule 1 may be amended from time to time in accordance with the terms of this Agreement. Nothing contained herein shall be deemed to limit or affect the Swingline Commitment of the Swingline Lender.

Commitment Percentage. With respect to each Bank, the percentage set forth on Schedule 1 hereto as such Bank’s percentage of the Total Commitment, as such Schedule 1 may be amended from time to time in accordance with the terms of this Agreement.

Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrower and its Subsidiaries, or BPI and its Subsidiaries (as the case may be), consolidated in accordance with GAAP in accordance with the terms of this Agreement.

Consolidated EBITDA. In relation to the Borrower and its Subsidiaries for any fiscal quarter, an amount equal to, without double-counting, the net income or loss of the Borrower and its Subsidiaries determined in accordance with GAAP (before minority interests and excluding the adjustment for so-called “straight-line rent accounting” and adjustments for Financial Accounting Standards Board Statement No. 141, so-called “fair value lease accounting”) for such quarter, plus (x) the following to the extent deducted in computing such Consolidated net income for such quarter: (i) Consolidated Total Interest Expense for such quarter, (ii) real estate depreciation, amortization and extraordinary items for such quarter, and (iii) other non-cash charges for such quarter; and minus (y) (i) all gains (or plus all losses) attributable to the sale or other disposition of assets or debt restructurings in such quarter, in each case (i.e., (x) and (y)(i) hereof) adjusted to include the Borrower’s or any Subsidiary’s pro rata share of EBITDA from any Partially-Owned Entity in such quarter, based on its percentage ownership interest in such Partially-Owned Entity (or such other amount to which the Borrower or such Subsidiary is entitled or for which the Borrower or such Subsidiary is obligated based on an arm’s length agreement), and (ii) for the purposes of calculating Consolidated Total Adjusted Asset Value only, all interest income of the Borrower and its Subsidiaries received in connection with any Mortgages. In determining Consolidated EBITDA (i) for the purposes of calculating Fair Market Value of Real Estate Assets and Consolidated Total Adjusted Asset Value only, any and all income of the Borrower and its Subsidiaries received from any Real Estate Asset that is included in such calculations at its cost basis value shall be excluded and (ii) for the purposes of calculating the covenants set forth in §§10.3 and 10.6 only, all profits and losses (net of all applicable taxes) resulting from the sales of individual residential condominium units will be included in such determination.

Consolidated Fixed Charges. For any fiscal quarter, an amount equal to (i) Consolidated Total Interest Expense for such quarter plus (ii) the aggregate amount of scheduled principal payments of Indebtedness (excluding optional prepayments, balloon payments at maturity and any mid-term balloon payments of principal with respect to Indebtedness otherwise requiring equal periodic amortization payments of principal and interest over the term of such Indebtedness (and any balloon payments at maturity with respect to such Indebtedness)) required to be made during such quarter by the Borrower and its Subsidiaries on a Consolidated basis plus (iii) the aggregate amount of capitalized interest required in accordance with GAAP to be paid or accrued during such quarter by the Borrower and its Subsidiaries plus (iv) Annualized Capital Expenditures applicable to such quarter divided by 4 plus (v) the regularly scheduled and recurring periodic dividends and distributions, if any, paid or required to be paid during such quarter on the Preferred Equity of the Borrower, BPI or any of their respective Subsidiaries.

Consolidated Net Worth. As of any date of determination, an amount equal to the Consolidated net worth of the Borrower and its Subsidiaries, as determined in accordance with GAAP.

Consolidated Total Adjusted Asset Value. As of any date of determination and without double counting, an amount equal to the sum of (i) the Fair Market Value of Real Estate Assets as of such date, plus (ii) 100% of the value of Unrestricted Cash and Cash Equivalents on such date, plus (iii) 100% of the Development Costs incurred and paid to date by the Borrower with respect to any Real Estate Assets which are Real Estate Assets Under Development on such date, plus (iv) prepaid expenses and escrowed cash funds owned by Borrower such as deposits made by Borrower under sales agreements, plus (v) with respect to each Mortgage and/or Mezzanine Loan, the lesser of (y) the aggregate amount of principal under such Mortgage and/or Mezzanine Loan that will be due and payable to the Borrower or its Subsidiaries (to the extent of Borrower’s direct or indirect interest therein) and (z) the purchase price paid by the Borrower or one of its Subsidiaries to acquire such Mortgage and/or Mezzanine Loan, plus (vi) Accounts Receivable as of such date, plus (vii) 100% of the value (determined on the so-called mark-to-market basis) of the Marketable Securities owned by the Borrower or its Subsidiaries on such date, provided that such Marketable Securities must not be subject to any lock-up or other transfer restrictions, plus (vii) the book value of land owned by the Borrower, as evidenced by the Borrower’s balance sheet delivered to the Agent, plus (viii) Eligible

Cash 1031 Proceeds on such date. Notwithstanding the foregoing, at any time at which the value determined pursuant to clause (v) of the preceding sentence equals or exceeds 10% of the total Fair Market Value of Real Estate Assets at such time, then upon the occurrence of an event of default under any Mortgage, the portion of the value of such defaulted Mortgage which is in excess of 10% of the total Fair Market Value of Real Estate Assets at such time (“Excess Value”) shall be reduced to seventy-five percent (75%) of the Excess Value as determined in this subparagraph (v) until the earlier to occur of (a) the event of default under the Mortgage is cured in a commercially reasonable manner and (b) one hundred eighty (180) days after the occurrence of the event of default; thereafter, if the event of default under the defaulted Mortgage has not been cured in a commercially reasonable manner, the portion of the value of the defaulted Mortgage which is in excess of 10% of the total Fair Market Value of Real Estate Assets at such time shall be reduced to fifty percent (50%) of the Excess Value as determined as set forth above until the earlier to occur of (a) the event of default under the Mortgage is cured in a commercially reasonable manner and (b) eighteen (18) months after the occurrence of the event of default; thereafter, if the event of default under the defaulted Mortgage has not been cured in a commercially reasonable manner, the portion of the value of the defaulted Mortgage which is in excess of 10% of the total Fair Market Value of Real Estate Assets at such time shall be reduced to zero.

Consolidated Total Indebtedness. As of any date of determination, Consolidated Total Indebtedness means for the Borrower and its Subsidiaries, the sum of (without double-counting) but subject to the limitations set forth below, (i) all Accounts Payable on such date, (ii) all Indebtedness outstanding on such date, and (iii) all Letters of Credit outstanding on such date, in each case whether Recourse, Without Recourse or contingent, provided, however, that amounts not drawn under the Revolving Credit Loans or any other Indebtedness on such date shall not be included in calculating Consolidated Total Indebtedness, and provided, further, that (without double-counting), (x) each of the following shall be included in Consolidated Total Indebtedness: (a) all amounts of guarantees, indemnities for borrowed money, stop-loss agreements and the like provided by the Borrower or any of its Subsidiaries, in each case in connection with and guarantying repayment of amounts outstanding under any other Indebtedness; (b) all amounts for which a letter of credit has been issued for the account of the Borrower or any of its Subsidiaries; (c) all amounts of bonds posted by the Borrower or any of its Subsidiaries guaranteeing performance or payment obligations; and (d) all liabilities of the Borrower or any of its Subsidiaries as partners, members or the like for liabilities (whether such liabilities are Recourse, Without Recourse or contingent obligations of the applicable partnership or other Person) of partnerships or other Persons in which any of them have an equity interest, which liabilities are for borrowed money or any of the matters listed in clauses (a), (b) or (c), and (y) each of the following shall be excluded from Consolidated Total Indebtedness: (a) defeased Indebtedness of the Borrower and its Subsidiaries; and (b) Indebtedness of the Borrower and its Subsidiaries secured by Unrestricted Cash and Cash Equivalents (it being agreed that, for this purpose, a lien on such Unrestricted Cash or Cash Equivalents in favor of the Person holding such Indebtedness shall not be deemed a “Lien” for purposes of the definition of Unrestricted Cash and Cash Equivalents). Notwithstanding the foregoing (without double counting), with respect to any Partially-Owned Entity, (x) to the extent that the Borrower or any Subsidiary or such Partially-Owned Entity is providing a completion guaranty in connection with a construction loan entered into by a Partially-Owned Entity, Consolidated Total Indebtedness shall only include the Borrower’s or such Subsidiary’s pro rata liability under the Indebtedness relating to such completion guaranty (or, if greater, but without double-counting, the Borrower’s or such Subsidiary’s liability under such completion guaranty (it being agreed that to the extent that the liability of the Borrower or its Subsidiaries under such completion guaranty would not constitute a liability (contingent or otherwise) under GAAP, such liability will not be included in Consolidated Total Indebtedness)) and (y) in connection with the liabilities described in clauses (a) and (d) above, the Borrower shall be required to include in Consolidated Total Indebtedness the portion of the liabilities of such Partially-Owned Entity which are attributable to the Borrower’s or such Subsidiary’s percentage equity interest in such Partially-Owned Entity or such other amount (if greater) of such liabilities for which the Borrower or its Subsidiaries are, or have agreed to be, liable by way of guaranty, indemnity for borrowed money, stop-loss agreement or the like (excluding liability under completion guaranties, which shall be included as and to the extent set forth in clause (x) of this sentence)), it being agreed that Indebtedness of a Partially-Owned Entity shall not be excluded from Consolidated Total Indebtedness by virtue of the liability of such Partially-Owned Entity being Without Recourse. For purposes hereof, (i) the value of Accounts Payable shall be determined in accordance with GAAP, (ii) the amount of borrowed money shall equal the sum of (1) the amount of borrowed money as determined in accordance with GAAP plus (2) the amount of those contingent liabilities for borrowed money set forth in subsections (a) through (d) above, but shall exclude any adjustment for so-called “straight-line interest accounting” or the “constant yield to maturity method” required under GAAP and (iii) in no event shall tenant security deposits be included in the calculation of Consolidated Total Indebtedness.

Consolidated Total Interest Expense. For any fiscal quarter, the aggregate amount of interest required in accordance with GAAP to be paid or accrued (but excluding interest funded from the proceeds of any loan), without double-counting, by the Borrower and its Subsidiaries during such quarter on: (i) all Indebtedness of the Borrower and its Subsidiaries (including the Loans and including original issue discount and amortization of prepaid interest, if any), (ii) all amounts available for borrowing, or for drawing under letters of credit, if any, issued for the account of the Borrower or any of its Subsidiaries, but only if such interest was or is required to be reflected as an item of expense, and (iii) all commitment fees, agency fees, facility fees, balance deficiency fees and similar fees and expenses in connection with the borrowing of money.

Consolidated Unencumbered Asset Value. The sum of (i) the Fair Market Value of Real Estate Assets as it relates to Unencumbered Assets owned by Borrower, any of its Subsidiaries or any Partially-Owned Entity, plus (ii) Unrestricted Cash and Cash Equivalents, plus (iii) Eligible Cash 1031 Proceeds, plus (iv) Marketable Securities (meeting the rating requirement for this definition set forth in the definition of Marketable Securities), plus (v) as valued by their respective book values determined in accordance with GAAP so long as the same are not encumbered by Liens other than

Permitted Liens, unimproved land, construction-in-progress and Mortgage and Mezzanine Loan receivables owned by Borrower or any of its Subsidiaries. However, the sum of the items included in clause (v) above may not exceed 15% of Consolidated Unencumbered Asset Value and, in any event, no more than 20% of Consolidated Unencumbered Asset Value may come from assets owned by Subsidiaries and/or Partially-Owned Entities which are not Wholly-owned Subsidiaries. Further, no Unencumbered Asset owned by an entity other than the Borrower shall be included in the calculation of Consolidated Unencumbered Asset Value if such entity is an obligor or guarantor in respect of any Indebtedness, whether secured or unsecured.

As used in this definition, at any time of determination, the term “Partially-Owned Entity” shall refer to a Partially-Owned Entity wherein Borrower or a Wholly-Owned Subsidiary has control, in such Partially-Owned Entity’s constituent documents, to cause or prevent sales, refinancings or other dispositions of such entity’s Real Estate Assets or to trigger “buy/sale” rights in connection therewith.

Consolidated Unencumbered Interest Expense. That portion of Consolidated Total Interest Expense attributable to Unsecured Consolidated Total Indebtedness.

Consolidated Unencumbered NOI. The sum of (i) that portion of Net Operating Income derived from Unencumbered Assets less Annualized Capital Expenditures attributable to such Unencumbered Assets and (ii) interest payments received from Mortgages and Mezzanine Loans which are not encumbered by Liens in respect of borrowed money.

Conversion Request. A notice given by the Borrower to the Agent of its election to convert or continue a Loan in accordance with §2.5.

Debt Rating. The credit rating(s) assigned by the Rating Agencies to BPLP’s senior, long-term unsecured debt.

Default. When used with reference to this Agreement or any other Loan Document, an event or condition specified in §14.1 that, but for the requirement that time elapse or notice be given, or both, would constitute an Event of Default.

Delinquent Bank. See § 16.5 (c).

Development Costs. Construction, development and/or acquisition costs relating to a Real Estate Asset Under Development, provided that for Real Estate Assets Under Development owned by any Partially-Owned Entity, the Development Costs of such Real Estate Asset Under Development shall only be the Borrower’s pro-rata share of the Development Costs of such Real Estate Asset Under Development (based on the greater of (x) the Borrower’s percentage equity interest in such Partially-Owned Entity or (y) the Borrower’s obligation to provide funds to such Partially-Owned Entity).

Distribution. With respect to:

(i) the Borrower, any distribution of cash or other cash equivalent, directly or indirectly, to the partners of the Borrower; or any other distribution on or in respect of any partnership interests of the Borrower; and

(ii) BPI, the declaration or payment of any dividend on or in respect of any shares of any class of capital stock of BPI, other than dividends payable solely in shares of common stock by BPI; the purchase, redemption, or other retirement of any shares of any class of capital stock of BPI, directly or indirectly through a Subsidiary of BPI or otherwise; the return of capital by BPI to its shareholders as such; or any other distribution on or in respect of any shares of any class of capital stock of BPI.

Dollars or $. Lawful currency of the United States of America.

Drawdown Date. The date on which any Revolving Credit Loan is made or is to be made, and the date on which any Revolving Credit Loan is converted or continued in accordance with §2.5.

Eligible Assignee. Any of (a) a commercial bank (or similar financial institution) organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with GAAP; and (c) a commercial bank (or similar financial institution) organized under the laws of any other country (including the central bank of such country) which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank (or similar financial institution) is acting through a branch or agency located in the United States of America.

Eligible Cash 1031 Proceeds. The cash proceeds held by a “qualified intermediary” from the sale of a Real Estate Asset, which proceeds are intended to be used by the qualified intermediary to acquire one or more “replacement properties” that are of “like-kind” to such Real Estate Asset in an exchange that qualifies as a tax-free exchange under Section 1031 of the Code, and no portion of which proceeds BPI, the Borrower or any of their respective Subsidiaries has the right to receive, pledge, borrow or otherwise obtain the benefits of until such time as provided under the applicable “exchange agreement” (as such terms in quotations are defined in the Treasury Regulations Section 1.1031(k) - 1(g)(4) (the “Regulations”)) or until such exchange is terminated. Upon the cash proceeds no longer being held by the qualified intermediary pursuant to the Regulations or otherwise qualifying under the Regulations for like-kind exchange treatment, such proceeds shall cease being Eligible Cash 1031 Proceeds.

Embarcadero Center Property. Collectively, the properties located in the financial district of San Francisco, California, and consisting of One Embarcadero Center, Two Embarcadero Center, Three Embarcadero Center and Four Embarcadero Center.

Employee Benefit Plan. Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

Environmental Laws. See §7.18(a).

Environmental Reports. See §7.18

ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

ERISA Affiliate. Any Person which is treated as a single employer with the Borrower under §414 of the Code.

ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

Eurocurrency Reserve Rate. For any day with respect to a Eurodollar Rate Loan, the maximum rate (expressed as a decimal, carried out to five decimal places) at which any Bank subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against “Eurocurrency Liabilities” (as that term is used in said Regulation D), if such liabilities were outstanding. The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

Eurodollar Breakage Costs. With respect to any Eurodollar Rate Loan to be prepaid prior to the end of the applicable Interest Period or not borrowed, converted or continued (“drawn” and, with correlative meaning, “draw”) after elected, a prepayment “breakage” fee in an amount determined respectively by each Bank with regard to its Commitment Percentage of the principal amount of such Eurodollar Rate Loan (a Bank’s “Eurodollar Principal”) in the following manner:

(i) First, such Bank shall determine the amount by which (a) the total amount of interest which would have otherwise accrued hereunder on each installment of such Bank’s Eurodollar Principal prepaid or not so drawn, during the period beginning on the date of such prepayment or failure to draw and ending on the last day of the applicable Eurodollar Rate Loan Interest Period (the “Reemployment Period”), exceeds (b) the total amount of interest which would accrue, during the Reemployment Period, on any readily marketable bond or other obligation of the United States of America designated, respectively, by such Bank in its sole discretion at or about the time of such payment, such bond or other obligation of the United States of America to be in an amount equal (as nearly as may be) to the amount of such Bank’s Eurodollar Principal so paid or not drawn after elected and to have maturity at the end of the Reemployment Period, and the interest to accrue thereon to take account of amortization of any discount from par or accretion of premium above par at which the same is selling at the time of designation. Each such amount is hereinafter referred to as an “Installment Amount”.

(ii) Second, each Installment Amount shall be treated as payable on the last day of the Eurodollar Rate Loan Interest Period which would have been applicable had such Bank’s Eurodollar Principal not been prepaid or not drawn.

(iii) Third, the amount to be paid on each such date shall be the present value of the Installment Amount determined by discounting the amount thereof from the date on which such Installment Amount is to be treated as payable, at the same yield to maturity as that payable upon the bond or other obligation of the United States of America designated as aforesaid by such Bank.

(iv) Fourth, the Agent shall be provided notice by each Bank of the amount of Eurodollar Breakage Costs as determined by each Bank, respectively, as aforesaid, and, promptly upon receipt of such notice, Agent shall provide notice thereof to Borrower.

In calculating Eurodollar Breakage Costs each Bank shall be deemed to have funded such Bank’s Eurodollar Principal by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Bank’s Eurodollar Principal was in fact so funded.

Eurodollar Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other eurodollar interbank market as may be selected by the Agent in its sole discretion acting in good faith.

Eurodollar Rate. For any Interest Period with respect to a Eurodollar Rate Loan, (a) the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Eurodollar Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or if such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by BOA and with a term equivalent to such Interest Period would be offered by BOA’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Eurodollar Business Days prior to the commencement of such Interest Period; divided by (b) a number equal to 1.00 minus the Eurocurrency Reserve Rate.

Eurodollar Rate Loan(s). Loans bearing interest calculated by reference to the Eurodollar Rate.

Event of Default. See §14.1.

Excess Value. See definition of “Consolidated Total Adjusted Asset Value”.

Existing Bid Rate Advances. The bid rate advances made to the Borrower under the Existing Credit Agreement and listed and described in Schedule 3 annexed hereto.

Existing Letters of Credit. The letters of credit issued by BOA under the Existing Credit Agreement and listed in Schedule 2 annexed hereto.

Extension. See §2.11.

Extension Fee. See §2.11.

Facility Fee. See §2.3(d).

Fair Market Value of Real Estate Assets. As of any date of determination, the sum of (A) with respect to Real Estate Assets other than hotel properties, an amount equal to (i)(x) Consolidated EBITDA for the most recent one (1) complete fiscal quarter, minus (y) $.0625 multiplied by the aggregate square footage of all Real Estate Assets other than hotel properties at such date; multiplied by (ii) 4; with the product being divided by (iii) the applicable Capitalization Rate, plus (B) with respect to Real Estate Assets which are hotel properties, an amount equal to (i)(x) Consolidated EBITDA for the most recent four (4) consecutive complete fiscal quarters, minus (y) the respective Annualized Capital Expenditure for each of the hotel properties; divided by (ii) the applicable Capitalization Rate. Notwithstanding the foregoing, (a) with respect to a Real Estate Asset that was a Real Estate Asset Under Development and for which the Borrower has received a certificate of occupancy or such Real Estate Asset may otherwise be lawfully occupied for its intended use, the Borrower may calculate the Fair Market Value of Real Estate Assets of such Real Estate Asset either in the manner set forth in this definition above or at the cost basis value for a period of twelve (12) months after the issuance of the certificate of occupancy or such Real Estate Asset may otherwise be lawfully occupied for its intended use, (b) with respect to a Real Estate Asset (not a Real Estate Asset Under Development) acquired by the Borrower after the date hereof, the Borrower may calculate the Fair Market Value of Real Estate Assets of such Real Estate Asset either in the manner set forth in this definition above or at the cost basis value for a period of eighteen (18) months after the date of acquisition by the Borrower and (c) with respect to any Real Estate Asset which is an individual residential condominium unit that is being offered for sale by the Borrower, such individual residential condominium unit will be valued at its cost basis value.

Federal Funds Rate. See definition of “Prime Rate”.

Financial Statement Date. December 31, 2005.

Fitch. Fitch, Inc., and its successors.

Fronting Bank. BOA or such other Bank as the Borrower may identify in accordance with § 3.1.5.

GAAP. Generally accepted accounting principles in the United States of America, consistently applied.

Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrower or BPI, as the case may be, or any ERISA Affiliate of any of them the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Hazardous Substances. See §7.18(b).

Increase. See §2.10.

Increase Conditions. The satisfaction of each of the following:

(a)	no Default or Event of Default shall have occurred and be continuing (both before and after giving effect to the Increase) and all representations and warranties contained in the Loan Documents shall be true and correct as of the effective date of the Increase (except (i) to the extent of changes resulting from transactions contemplated or not prohibited by this Agreement or the other Loan Documents and changes occurring in the ordinary course of business, (ii) to the extent that such representations and warranties relate expressly to an earlier date and (iii) to the extent otherwise represented by the Borrower with respect to the representation set forth in §7.10);

(b)	the Increase shall be extended on the same terms and conditions applicable to the other Loans and the Borrower shall provide updated or new promissory notes reflecting the Commitments after giving effect to the Increase;

(c)	to the extent any portion of the Increase is committed to by a third party financial institution or institutions not already a Bank hereunder, such financial institution shall be approved by the Agent (such approval not to be unreasonably withheld or delayed) and each such financial institution shall have signed a counterpart signature page becoming a party to this Agreement and a “Bank” hereunder; and

(d)	Borrower shall have paid to Agent for the account of the Banks participating in the Increase such upfront, commitment or additional facility fees as such Banks and Borrower mutually shall agree upon on account of the Increase.

Indebtedness. All of the following obligations without duplication: (a) the Obligations to the extent outstanding from time to time; (b) all debt and similar monetary obligations for borrowed money, whether direct or indirect; (c) all other liabilities for borrowed money secured by any Lien existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (d) reimbursement obligations for letters of credit; and (e) all guarantees, endorsements and other contingent obligations for or in connection with borrowed money whether direct or indirect in respect of indebtedness or obligations of others.

Indexed Rate Auction. With respect to a request by the Borrower for a Bid Rate Advance, a solicitation in which the Borrower specifies in the Bid Rate Advance Borrowing Notice that the rates of interest to be offered by the Banks shall be rates per annum greater or less than the Eurodollar Rate plus the Applicable Eurodollar Margin.

Initial Financial Statements. See § 7.4.

Interest Payment Date. As to any Prime Rate Loan, the last day of any calendar month in which such Loan is outstanding. As to any Eurodollar Rate Loan, the last day of the applicable Interest Period and when such Loan is due, and if such Interest Period is longer than three months, at intervals of three months after the first day thereof. As to any Swingline Loan, the day such Swingline Loan is due.

Interest Period. With respect to each Revolving Credit Loan , but without duplication of any other Interest Period, (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the following periods (as selected by the Borrower in a Completed Loan Request): (i) for any Prime Rate Loan, the calendar month in which such Prime Rate Loan is made (whether by borrowing or by conversion from a Eurodollar Rate Loan), and (ii) for any Eurodollar Rate Loan, 1, 2, 3, 4 or 6 months (or any period less than 1 month, if available from all Banks); and (b) thereafter, each period commencing at the end of the last day of the immediately preceding Interest Period applicable to such Revolving Credit Loan and ending on the last day of the applicable period set forth in (a)(i) and (ii) above (as selected by the Borrower in a Conversion Request); provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(A) if any Interest Period with respect to a Prime Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

(B) if any Interest Period with respect to a Eurodollar Rate Loan would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(C) if the Borrower shall fail to give notice of conversion or continuation of a Revolving Credit Loan as provided in §2.5, the Borrower shall be deemed to have requested, as applicable, a continuation of an affected Eurodollar Rate Loan with, or a conversion of an affected Prime Rate Loan to a Eurodollar Rate Loan with, a 1 month Interest Period commencing on the last day of the then current Interest Period with respect thereto;

(D) any Interest Period relating to any Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to subparagraph (E) below, end on the last Business Day of a calendar month; and

(E) any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

Investments. All expenditures made and all liabilities incurred (contingently or otherwise, but without double-counting): (i) for the acquisition of stock, partnership or other equity interests or for the acquisition of Indebtedness of, or for loans, advances, capital contributions or transfers of property to, any Person; (ii) in connection with Real Estate Assets Under Development; and (iii) for the acquisition of any other obligations of any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (b) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (a) may be deducted when paid; and (d) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

ISP. With respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law and Practice (or such later version thereof as may be in effect at the time of issuance).

Leases. Leases, licenses and agreements, whether written or oral, relating to the use or occupation of space in or on the Buildings or on the Real Estate Assets by Persons other than BPI, the Borrower, their Subsidiaries or any Partially-Owned Entity.

Letter of Credit. See §3.1.1.

Letter of Credit Application. See §3.1.1.

Letter of Credit Fee. See §3.6.

Letter of Credit Participation. See §3.1.4.

Liabilities. All obligations, contingent and otherwise, that in accordance with GAAP should be classified upon the obligor’s balance sheet as liabilities, or to which reference should be made by footnotes thereto, including in any event and whether or not so classified: (a) all debt and similar monetary obligations, whether direct or indirect, including, without limitation, all Indebtedness; (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; and (c) all guarantees for borrowed money, endorsements and other contingent obligations, whether direct or indirect, in respect of indebtedness or obligations of others, including any obligation to supply funds (including partnership obligations and capital requirements) to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer in respect of any letters of credit.

Lien. See §9.2.

Loan Documents. Collectively, this Agreement, the Letter of Credit Applications, the Letters of Credit, the Notes and any and all other agreements, instruments, documents or certificates now or hereafter evidencing or otherwise relating to the Loans and executed and delivered by or on behalf of the Borrower or its Subsidiaries or BPI or its Subsidiaries in connection with or in any way relating to the Loans or the transactions contemplated by this Agreement, and all schedules, exhibits and annexes hereto or thereto, as any of the same may from time to time be amended and in effect.

Loans. The Revolving Credit Loans, the Swingline Loans and the Bid Rate Loans.

Marketable Securities. As of any date, (i) the securities owned by the Borrower or any of its Subsidiaries which are publicly traded on a nationally-recognized exchange or in the over-the-counter markets, (ii) commercial paper which meets the requirements under §9.3(c) and (iii) mutual funds or (iv) other Investments which, when used in the definition of Consolidated Total Adjusted Asset Value, are rated by S&P as BBB or better or by Moody’s as Baa2 or better and, when used in the definition of Consolidated Unencumbered Asset Value, are rated by S&P as A- or better or by Moody’s as A3 or better.

Maturity Date. August 3, 2010, or such earlier date (or later date pursuant to §2.11) on which the Revolving Credit Loans shall become due and payable pursuant to the terms hereof. The Maturity Date may be extended to August 3, 2011 in accordance with the terms of §2.11.

Maximum Drawing Amount. The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such maximum aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

Mezzanine Loan. Mezzanine and other secured or unsecured debt (as and to the extent the same does not constitute a Mortgage hereunder) in which Borrower (or the obligor of such debt) holds a direct or indirect interest in real estate.

Minimum Commitment. With reference to the Bank serving as the Agent, a Commitment equal to an amount which is greater than or equal to the Commitment of any other Bank, but not, in any event, less than $45,000,000 on and as of the date of this Agreement.

Moody’s. Moody’s Investors Service, Inc., and its successors.

Mortgages. Mortgage debt instruments, in which the Borrower (or the mortgagor under such mortgage debt instruments) holds a direct or indirect interest with respect to real estate.

Multiemployer Plan. Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by the Borrower or any Guarantor as the case may be or any ERISA Affiliate.

Net Operating Income. As at any date of determination, an amount equal to (i) the aggregate rental and other income from the operation of all Real Estate Assets during the most recent complete fiscal quarter, multiplied by 4; minus (ii) all expenses and other proper charges incurred in connection with the operation of such Real Estate Assets (including, without limitation, real estate taxes, management fees, bad debt expenses and rent under ground leases) during the most recently completed fiscal quarter multiplied by 4; but, in any case, before payment of or provision for debt service charges for such fiscal quarter, income taxes for such fiscal quarter, capital expenses for such fiscal quarter, and depreciation, amortization, and other non-cash expenses for such fiscal quarter, all as determined in accordance with GAAP (except that any rent leveling adjustments shall be excluded from rental income).

Non-Material Breach. See §14.

Note Record. A Record with respect to any Note.

Notes. The Revolving Credit Notes, the Swingline Note and the Bid Rate Notes.

Obligations. All indebtedness, obligations and liabilities of the Borrower and its Subsidiaries to any of the Banks, the Agent and the Arrangers, individually or collectively (but without double-counting), under this Agreement and each of the other Loan Documents and in respect of any of the Loans and the Notes and Reimbursement Obligations incurred and the Letter of Credit Applications and the Letters of Credit and other instruments at any time evidencing any thereof, whether existing on the date of this Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.

Organizational Documents. Collectively, (i) the Agreement of Limited Partnership of BPLP, (ii) the Certificate of Limited Partnership of BPLP, (iii) the

Certificate of Incorporation of BPI, and (iv) the by-laws of BPI, in each case as any of the foregoing may be amended in accordance with § 8.21.

Partially-Owned Entity(ies). Any of the partnerships, associations, corporations, limited liability companies, trusts, joint ventures or other business entities in which the Borrower, directly, or indirectly through its full or partial ownership of another entity, own an equity interest, but which is not required in accordance with GAAP to be consolidated with the Borrower for financial reporting purposes.

PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Permits. All governmental permits, licenses, and approvals necessary for the lawful operation and maintenance of the Real Estate Assets.

Permitted Liens. As defined in §9.2.

Person. Any individual, corporation, partnership, trust, limited liability company, unincorporated association, business, or other legal entity, and any government (or any governmental agency or political subdivision thereof).

Preferred Equity. Any preferred stock, preferred partnership interests, preferred member interests or other preferred equity interests issued by the Borrower, BPI or any of their respective Subsidiaries.

Prime Rate. The higher of (i) the annual rate of interest announced from time to time by BOA at its head office in Charlotte, North Carolina as its “Prime Rate” and (ii) one half of one percent (1/2%) plus the overnight federal funds effective rate as published by the Board of Governors of the Federal Reserve System, as in effect from time to time (the “Federal Funds Rate”). Any change in the Prime Rate during an Interest Period shall result in a corresponding change on the same day in the rate of interest accruing from and after such day on the unpaid balance of principal of the Prime Rate Loans, if any, applicable to such Interest Period, effective on the day of such change in the Prime Rate.

Prime Rate Loans. Those Loans bearing interest calculated by reference to the Prime Rate.

Prospectus. Collectively, the prospectus relating to the common stock of BPI and included in the Registration Statement, and each preliminary prospectus relating thereto.

Prudential Center. The property located in Boston, Massachusetts and commonly referred to as “The Prudential Center” including all improvements thereon from time to time, which improvements include, as of the date of this Agreement, the buildings known as 800 Boylston Street, 101 Huntington Avenue, 111 Huntington Avenue, The Shops at The Prudential Center, the Shaw’s Supermarket Building, the Lord & Taylor Building, the Saks Fifth Avenue Building, the Prudential Center Garage and the commercial (retail)

unit in the Belvedere Condominium (regardless of how such retail property is known or commonly referred to).

Rating Agencies. S & P and Moody’s or any one of S&P or Moody’s and another nationally recognized rating agency hereafter designated by Borrower in writing to Agent and approved by Agent. Borrower shall have the right, at any time and from time to time, to replace one or both of the then applicable Rating Agencies, provided, however, that either S&P or Moody’s shall at all times be one of the Rating Agencies. Agent hereby approves Fitch as a replacement Rating Agency hereunder.

RCRA. See §7.18.

Real Estate Assets. The fixed and tangible properties consisting of land, buildings and/or other improvements owned or ground-leased by the Borrower or by any other member of the BP Group (other than BPI) at the relevant time of reference thereto, but (x) excluding all leaseholds where Borrower or any other member of the BP Group is a ground-lessee other than (i) University Place, Cambridge, Massachusetts and (ii) other leaseholds which are subject to ground leases having an unexpired term of not less than (a) thirty (30) years from the date hereof or (b) twenty-seven (27) years from the date hereof if in connection with a so-called reverse like-kind exchange (in either such event, which ground lease unexpired term will include only renewal options exercisable solely at the ground lessee’s option and, if exercisable prior to the Maturity Date, so exercised) and (y) including all leaseholds where the Borrower or any other member of the BP Group is a ground-lessor. Notwithstanding the foregoing, Real Estate Assets shall also include each Approved Condominium Property.

Real Estate Assets Under Development. Any Real Estate Assets for which the Borrower, any of the Borrower’s Subsidiaries or any Partially-Owned Entity is actively pursuing construction of one or more Buildings or other improvements and for which construction is proceeding to completion without undue delay from Permit denial, construction delays or otherwise, all pursuant to such Person’s ordinary course of business, provided that any such Real Estate Asset (or, if applicable, any Building comprising a portion of any such Real Estate Asset) will no longer be considered a Real Estate Asset Under Development when a certificate of occupancy has issued for such Real Estate Asset (or Building) or such Real Estate Asset (or Building) may otherwise be lawfully occupied for its intended use. Notwithstanding the foregoing, tenant improvements (where available) to previously constructed and/or leased Real Estate Assets shall not be considered Real Estate Assets Under Development.

Record. The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Bank with respect to any Loan.

Recourse. With reference to any obligation or liability, any liability or obligation that is not Without Recourse to the obligor thereunder, directly or indirectly. For purposes hereof, a Person shall not be deemed to be “indirectly” liable for the liabilities or obligations of an obligor solely by reason of the fact that such Person has an ownership interest in such obligor, provided that such Person is not otherwise legally liable, directly or indirectly, for such obligor’s liabilities or obligations (e.g., by reason of a guaranty or contribution obligation, by operation of law or by reason of such Person being a general partner of such obligor).

Refinancing Mortgage. See §8.12.

Registration Statement. The registration statement on Form S-11 (File No. 333-25279) with respect to the common stock of BPI, which became effective in June, 1997.

Reimbursement Obligation. The Borrower’s obligation to reimburse the Banks and the Agent on account of any drawing under any Letter of Credit as provided in §3.2. Notwithstanding the foregoing, unless the Borrower shall notify the Agent of its intent to repay the Reimbursement Obligation on the date of the related drawing under any Letter of Credit as provided in §3.2 and such Reimbursement Obligation is in fact paid by the Borrower on such date, such Reimbursement Obligation shall simultaneously with such drawing be converted to and become a Prime Rate Loan as set forth in §3.3.

REIT. A “real estate investment trust”, as such term is defined in Section 856 of the Code.

Related Parties. With respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

Release. See §7.18(c)(iii).

Required Banks. As of any date, the Banks whose aggregate Commitments (other than the Swingline Commitment) constitute at least fifty-one percent (51%) of the Total Commitment (or, if the Commitments have been terminated, the Banks whose aggregate Commitments (other than the Swingline Commitment), immediately prior to such termination, constituted at least fifty-one percent (51%) of the Total Commitment).

Revolving Credit Loan(s). Each and every revolving credit loan made or to be made or deemed made by the Banks to the Borrower pursuant to §2 or §3.3, and excluding, in any event all Swingline Loans and all Bid Rate Loans.

Revolving Credit Notes. Collectively, the separate promissory notes of the Borrower in favor of each Bank in substantially the form of Exhibit A hereto, in an aggregate principal amount equal to $605,000,000 or such greater amount to which the Total Commitment is increased pursuant to §2.10, dated as of the date hereof or as of such later date as any Person becomes a Bank under this Agreement, and completed with appropriate insertions, as each of such notes may be amended and/or restated from time to time.

S&P. Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., and its successors.

SARA. See §7.18.

SEC. The Securities and Exchange Commission, or any successor thereto.

SEC Filings. Collectively, (i) the Registration Statement, (ii) the Prospectus, (iii) each so-called follow-on prospectus filed by BPI with the SEC from time to time, (v) each Form 10-K and Form 8-K filed by BPI with the SEC from time to time and (vi) each of the other public forms and reports filed by BPI with the SEC from time to time.

Secured Consolidated Total Indebtedness. As of any date of determination, the sum of (i) the aggregate principal amount of Consolidated Total Indebtedness of the Borrower and its Subsidiaries outstanding at such date secured by a Lien evidenced by a mortgage, deed of trust or other similar security instrument on properties or other assets of the Borrower or its Subsidiaries, without regard to Recourse; and (ii) the aggregate principal amount of Consolidated Total Indebtedness of the Borrower and its Subsidiaries outstanding at such date which Consolidated Total Indebtedness (x) causes a Real Estate Asset that would otherwise be an Unencumbered Asset to cease to be an Unencumbered Asset and (y) is not otherwise included in (i) above.

Subsidiary. Any corporation, association, partnership, limited liability company, trust, joint venture or other business entity which is required to be consolidated with the Borrower or BPI in accordance with GAAP.

Swingline Commitment. The obligation of the Swingline Lender to make Swingline Loans to the Borrower in a maximum principal amount not exceeding at any time twenty percent (20%) of the Total Commitment in effect at the time of determination.

Swingline Lender. BOA, in its capacity as swingline lender hereunder, or any Eligible Assignee of BOA who executes an Assignment and Assumption assuming BOA’s obligations as Swingline Lender.

Swingline Loans. Collectively, the loans in the maximum aggregate principal amount of the Swingline Commitment made or to be made by the Swingline Lender to the Borrower pursuant to §2.8 and subject to the limitations contained herein and with each such Swingline Loan bearing interest at a per annum rate equal to the Prime Rate.

Swingline Loan Amount. See §2.8(b).

Swingline Note. The promissory note substantially in the form of Exhibit A-1 hereto which evidences the Swingline Loans.

Swingline Termination Date. The date which is no later than the 15th day preceding the Maturity Date.

Total Commitment. As of any date, the sum of the then current Commitments of the Banks. As of the Closing Date, the Total Commitment (including the Swingline Commitment) is $605,000,000. After the Closing Date, the aggregate amount of the Total Commitment (including the Swingline Commitment) may be increased to an amount not exceeding $1,000,000,000, provided that such Increase is in accordance with the provisions of §2.10.

Type. As to any Revolving Credit Loan, its nature as a Prime Rate Loan or a Eurodollar Rate Loan.

Unanimous Bank Approval. The written consent of each Bank that is a party to this Agreement at the time of reference.

Unencumbered Asset. Any Real Estate Asset that on any date of determination is not subject to any Liens (excluding (i) any such Lien imposed by the organizational documents of the owner of such asset relating solely to a restriction on the timing of any sale or refinancing of such Real Estate Asset which does not materially and adversely affect the value of such Real Estate Asset and with respect to which the Agent has been specifically notified, and (ii) any Permitted Liens).

Uniform Customs. With respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, or any successor version thereof adopted by the Agent in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

Unsecured Consolidated Total Indebtedness. As of any date of determination, the aggregate principal amount of Consolidated Total Indebtedness of the Borrower and its Subsidiaries outstanding at such date (including, without limitation, all the Obligations under this Agreement as of such date), that is not secured by a Lien evidenced by a mortgage, deed of trust or other similar security interest and excluding, in any event any Consolidated Total Indebtedness included in (ii) of the definition of Secured Consolidated Total Indebtedness.

Unrestricted Cash and Cash Equivalents. As of any date of determination, the sum of (a) the aggregate amount of unrestricted cash then actually held by the Borrower or any of its Subsidiaries (excluding without limitation, until forfeited or otherwise entitled to be retained by the Borrower or any of its Subsidiaries, tenant security and other restricted deposits) and (b) the aggregate amount of unrestricted cash equivalents (valued at fair market value) then held by the Borrower or any of its Subsidiaries. As used in this definition, (i) “unrestricted” means the specified asset is not subject to any Liens in favor of any Person, provided that, in any event, cash held in a designated hotel account which is required to be used by the Borrower or any Subsidiary in connection with such hotel shall be deemed to be unrestricted cash, and (ii) “cash equivalents” means that such asset has a liquid, par value in cash and is convertible to cash on demand. Notwithstanding anything contained herein to the contrary, the term Unrestricted Cash and Cash Equivalents shall not include the Commitments of the Banks to make Loans or to make any other extension of credit under this Agreement.

Wholly-owned Subsidiary. Any Subsidiary which the Borrower shall at all times own directly or indirectly (through a Subsidiary or Subsidiaries) at least a majority (by number of votes or controlling interests) of the outstanding voting interests and ninety-nine percent (99%) of the economic interests. For purposes of this definition, with respect to any Subsidiary of the Borrower which is a Massachusetts nominee trust, references to such Subsidiary shall be deemed to be references to the beneficiary or beneficiaries of such nominee trust.

“Without Recourse” or “without recourse”. With reference to any obligation or liability, any obligation or liability for which the obligor thereunder is not liable or obligated other than as to its interest in a designated Real Estate Asset or other specifically identified asset only, subject to such limited exceptions to the non-recourse nature of such obligation or liability, such as, but not limited to, fraud, misappropriation, misapplication and environmental indemnities, as are usual and customary in like transactions involving institutional lenders at the time of the incurrence of such obligation or liability.

§1.2. Rules of Interpretation.

(i) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms or the terms of this Agreement.

(ii) The singular includes the plural and the plural includes the singular.

(iii) A reference to any law includes any amendment or modification to such law.

(iv) A reference to any Person includes its permitted successors and permitted assigns.

(v) Accounting terms not otherwise defined herein have the meanings assigned to them by generally accepted accounting principles applied on a consistent basis by the accounting entity to which they refer.

(vi) The words “include”, “includes” and “including” are not limiting.

(vii) All terms not specifically defined herein or by generally accepted accounting principles, which terms are defined in the Uniform Commercial Code as in effect in Massachusetts, have the meanings assigned to them therein.

(viii) Reference to a particular “§” refers to that section of this Agreement unless otherwise indicated.

(ix) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(x) References to times of a day which are not otherwise made specific to a particular time zone shall refer to the time in the Eastern Time Zone in the United States.

(xi) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application of any such change on the operation of such provision (or if the Agent notifies the Borrower that the Required Banks request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application of any such change, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

§2. THE REVOLVING CREDIT FACILITY.

§2.1 Commitment to Lend. Subject to the provisions of §2.4 and the other terms and conditions set forth in this Agreement, each of the Banks severally agrees to lend to the Borrower, and the Borrower may borrow, repay, and reborrow from each Bank from time to time between the Closing Date and the Maturity Date upon notice by the Borrower to the Agent given in accordance with §2.4, such sums as are requested by the Borrower up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to such Bank’s Commitment minus, without double counting, an amount equal to such Bank’s Commitment Percentage multiplied by the sum of (x) the outstanding principal amount of all Swingline Loans and Bid Rate Loans plus (y) all Reimbursement Obligations to the extent not yet deemed Revolving Credit Loans pursuant to §3.3 and the Maximum Drawing Amount; provided that the sum of the outstanding amount of the Revolving Credit Loans (after giving effect to all amounts requested), plus the Maximum Drawing Amount and, without double-counting the portion, if any, of any Letter of Credit which is drawn and included in the

Revolving Credit Loans or the Maximum Drawing Amount, all outstanding Reimbursement Obligations, plus all outstanding Swingline Loans, plus all outstanding Bid Rate Loans, shall not at any time exceed the Total Commitment and provided, further, that at the time the Borrower requests a Revolving Credit Loan and after giving effect to the making thereof: (i) in the case of any borrowing, all of the conditions in §13 (and in the case of any initial borrowing or other extension of credit on the Closing Date, also the conditions in §12) have been met at the time of such request, and (ii) there has not occurred and is not continuing (or will not occur by reason thereof) any Default or Event of Default; it being acknowledged and agreed that the Borrower shall be permitted to request and borrow Loans if a Non-Material Breach (rather than a Default or Event of Default) exists.

The Revolving Credit Loans shall be made pro rata in accordance with each Bank’s Commitment Percentage. Each request for a Revolving Credit Loan made pursuant to §2.4 shall constitute a representation and warranty by the Borrower that the conditions set forth in §12 have been satisfied (except to the extent any such condition has been waived and/or deferred in writing by the Agent and the required number of Banks) as of the Closing Date and that the conditions set forth in §13 have been satisfied (except to the extent any such condition has been waived and/or deferred in writing by the Agent and the required number of Banks) on the date of such request and will be satisfied (except to the extent any such condition has been waived and/or deferred in writing by the Agent and the required number of Banks) on the proposed Drawdown Date of the requested Loan or issuance of Letter of Credit, as the case may be, provided that the making of such representation and warranty by the Borrower shall not limit the right of any Bank not to lend if such conditions have not been met. No Revolving Credit Loan or other extension of credit shall be required to be made by any Bank unless (in connection with the initial Revolving Credit Loan or Letter of Credit or other extension of credit) all of the conditions contained in §12 have been satisfied (except to the extent any such condition has been waived and/or deferred in writing by the Agent and the required number of Banks) as of the Closing Date and unless all of the conditions set forth in §13 have been met at the time of any request for a Revolving Credit Loan or other extension of credit (except to the extent any such condition has been waived and/or deferred in writing by the Agent and the required number of Banks).

§2.2. The Revolving Credit Notes. The Revolving Credit Loans shall be evidenced by the Revolving Credit Notes. A Revolving Credit Note shall be payable to the order of each Bank in an aggregate principal amount equal to such Bank’s Commitment. The Borrower irrevocably authorizes each Bank to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal on such Bank’s Revolving Credit Notes, an appropriate notation on such Bank’s applicable Note Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on such applicable Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Bank, but the failure to record, or any error in so recording, any such amount on such Note Record shall not limit or otherwise affect the rights and obligations of the

Borrower hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due.

§2.3. Interest on Revolving Credit Loans; Facility Fee.

(a) Each Prime Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto (unless earlier paid in accordance with §4.2) at a rate equal to the Prime Rate plus the Applicable Prime Rate Margin.

(b) Each Eurodollar Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto (unless earlier paid in accordance with §4.2) at a rate equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Eurodollar Margin.

(c) The Borrower unconditionally promises to pay interest on each Revolving Credit Loan in arrears on each Interest Payment Date with respect thereto.

(d) The Borrower agrees to pay to the Agent, for the accounts of the Banks in accordance with their respective Commitment Percentages, a facility fee (the “Facility Fee”) calculated at the rate, expressed in basis points on the Total Commitment, which shall vary from time to time in relationship to variances in the Debt Ratings as set forth in the following table:

S&P	Moody’s	Facility Fee (bps)
A-or above	A3 or above	10.0
BBB+	Baa1	12.5
BBB	Baa2	15.0
BBB-	Baa3	20.0
Below BBB- or unrated	Below Baa3 or unrated	25.0

In the event only one of S&P or Moody’s is one of the two Rating Agencies as required hereunder at the time of reference, the Debt Rating from the other Rating Agency for purposes of establishing the Facility Fee (bps) shall be the rating level utilized by such other Rating Agency which corresponds to the comparable rating levels set forth in the table above. In the event the Debt Ratings from the Rating Agencies are not equivalent, the Facility Fee (bps) will be determined (i) based on the higher of the two Debt Ratings if the lower Debt Rating is no more than one level lower than the higher Debt Rating, and (ii) based on the level that is one rating level higher than the lower Debt Rating if the lower Debt Rating is more than one level lower than the higher Debt Rating. Adjustments in the Facility Fee (bps) based upon a change in a Debt Rating level shall be effective on the first day following the change in such Debt Rating.

The Borrower shall notify the Agent in writing of any change in the Debt Rating as and when such change occurs.

The Facility Fee is payable in addition to all other fees due from Borrower in connection with this Agreement and shall be payable quarterly in arrears on the first Business Day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the Closing Date through the Maturity Date, with a final payment on the Maturity Date.

§2.4. Requests for Revolving Credit Loans.

The following provisions shall apply to each request by the Borrower for a Revolving Credit Loan:

(i) The Borrower shall submit a Completed Loan Request to the Agent and, following its receipt thereof, Agent shall promptly notify each Bank of its Commitment Percentage of the requested Revolving Credit Loan as set forth in §2.4(v). Except as otherwise provided herein, each Completed Loan Request shall be in a minimum amount of $2,000,000 or an integral multiple of $100,000 in excess thereof. Each Completed Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loans requested from the Banks on the proposed Drawdown Date, unless such Completed Loan Request is withdrawn (x) in the case of a request for a Eurodollar Rate Loan, at least three (3) Business Days prior to the proposed Drawdown Date for such Loan, and (y) in the case of a request for a Prime Rate Loan, at least one (1) Business Day prior to the proposed Drawdown Date for such Loan.

(ii) Each Completed Loan Request shall be delivered by the Borrower to the Agent by 11:00 a.m. on any Business Day, and at least one (1) Business Day prior to the proposed Drawdown Date of any Prime Rate Loan, and at least three (3) Business Days prior to the proposed Drawdown Date of any Eurodollar Rate Loan.

(iii) Each Completed Loan Request shall include a completed writing in the form of Exhibit B hereto specifying: (1) the principal amount of the Revolving Credit Loan requested, (2) the proposed Drawdown Date of such Revolving Credit Loan, (3) the Interest Period applicable to such Revolving Credit Loan, and (4) the Type of such Revolving Credit Loan being requested. Further, each Completed Loan Request shall contain a certification by Borrower in the form set forth in Exhibit B which certifies (among other things) that, both before and after giving effect to such requested Revolving Credit Loan or Letter of Credit, no Default or Event of Default exists or will exist and that after taking into account such requested Revolving Credit Loan or Letter of Credit, no Default or Event of Default will exist as of the Drawdown Date.

(iv) No Bank shall be obligated to fund any Revolving Credit Loan or issue any Letter of Credit unless:

(a) a Completed Loan Request has been timely received by the Agent as provided in subsections (i)-(iii) above; and

(b) both before and after giving effect to the Revolving Credit Loan to be made or Letter of Credit to be issued pursuant to the Completed Loan Request, all of the conditions contained in §12 shall have been satisfied (to the extent such conditions have not been waived and/or deferred in writing by the Agent and the required number of Banks prior to the initial advance) as of the Closing Date, with respect to the initial advance only, and all of the conditions set forth in §13 shall have been met, including, without limitation, the condition under §13.1 that there be no Default or Event of Default.

(v) The Agent will use its best efforts to notify each Bank of Agent’s receipt of a Completed Loan Request on the same day it is received by the Agent and will, absent circumstances outside of its control, so notify each Bank on the Business Day following the day a Completed Loan Request is received by Agent.

(vi) In the event that, on any Drawdown Date, after giving effect to the requested Loan or Letter of Credit, Consolidated Total Indebtedness will exceed 60% (without exceeding 65%) of Consolidated Total Adjusted Asset Value or Unsecured Consolidated Total Indebtedness will exceed 60% (without exceeding 65%) of Consolidated Unencumbered Asset Value, then Borrower shall also attach to the Completed Loan Request (or the request for a Swingline Loan or Bid Rate Advance Borrowing Notice, as applicable), the certificate attached hereto as Exhibit G, in accordance with §§10.1 and 10.4.

§2.5. Conversion Options.

(a) The Borrower may elect from time to time to convert any outstanding Revolving Credit Loan to a Revolving Credit Loan of another Type, provided that (i) with respect to any such conversion of a Eurodollar Rate Loan to a Prime Rate Loan, the Borrower shall give the Agent at least three (3) Eurodollar Business Days’ prior written notice of such election, which notice must be received by the Agent by 11:00 a.m. on any Business Day; (ii) subject to the proviso at the end of this §2.5(a) and subject to §2.5(b) and §2.5(d), with respect to any conversion of a Prime Rate Loan to a Eurodollar Rate Loan, the Borrower shall give the Agent at least three (3) Eurodollar Business Days’ prior written notice of such election, which notice must be received by the Agent by 11:00 a.m. on any Business Day; and (iii) no Loan may be converted into a Eurodollar Rate Loan when any Default or Event of Default has occurred and is continuing. Following receipt of such notice from the Borrower, Agent shall promptly notify each Bank of such request by Borrower. All or any part of outstanding Revolving Credit Loans of any Type may be converted as provided herein, provided that each Conversion Request relating to the conversion of a Prime Rate Loan to a Eurodollar Rate Loan shall be for an amount equal to $2,000,000 or an integral multiple of $100,000 in excess thereof and shall be irrevocable by the Borrower.

(b) Any Revolving Credit Loan of any Type may be continued as such upon the expiration of the Interest Period with respect thereto (i) in the case of Prime Rate Loans, by compliance by the Borrower with the notice provisions contained in §2.5(a)(ii) and (ii) in the case of Eurodollar Rate Loans, subject to the proviso at the end of this §2.5(b) and §2.5(d), automatically as set forth in §2.5(c), or by compliance by the Borrower with the notice provisions contained in §2.5(a)(ii); provided that no Eurodollar Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing but shall be automatically converted to a Prime Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default. The Borrower shall notify the Agent promptly when any such automatic conversion contemplated by this §2.5(b) is scheduled to occur.

(c) Subject to the provisions of §2.5(a), §2.5(b) and §2.5(d), in the event that the Borrower does not notify the Agent of its election hereunder with respect to any Revolving Credit Loan, such Loan shall be automatically converted to (or continued as) a Eurodollar Rate Loan having a 1-month Interest Period, at the end of the applicable Interest Period; provided, if such Revolving Credit Loan is a Prime Rate Loan made at a point when the time between the end of the initial Interest Period for such Prime Rate Loan and the making of such Prime Rate Loan is less than three (3) Eurodollar Business Days, such Prime Rate Loan shall continue as a Prime Rate Loan and not be so converted to a Eurodollar Rate Loan until the end of the Interest Period for such Prime Rate Loan which next follows such Prime Rate Loan’s initial Interest Period; and provided further, however, that nothing contained in the foregoing proviso shall limit or restrict Borrower’s right to convert such Prime Rate Loan to a Eurodollar Rate Loan prior to the end of such second Interest Period in accordance with §2.5(a)(ii).

(d) The Borrower may not request or elect a Eurodollar Rate Loan pursuant to §2.4, elect to convert a Prime Rate Loan to a Eurodollar Loan pursuant to §2.5(a) or elect to continue a Eurodollar Rate Loan pursuant to §2.5(b) and a Revolving Credit Loan shall not be automatically converted to or continued as a Eurodollar Rate Loan, if, after giving effect thereto, there would be greater than six (6) Eurodollar Rate Loans then outstanding. Any Loan Request or Conversion Request for a Eurodollar Rate Loan that would create greater than six (6) Eurodollar Rate Loans outstanding shall be deemed to be a Loan Request or Conversion Request for a Prime Rate Loan. By way of explanation of the foregoing, in the event that the Borrower wishes to convert or continue two or more Loans into one Eurodollar Rate Loan on the same day and for identical Interest Periods (or borrow an additional Revolving Credit Loan simultaneously with converting or continuing a Revolving Credit Loan for identical Interest Periods), such Eurodollar Rate Loan shall constitute one single Eurodollar Rate Loan for purposes of this clause (d).

§2.6. Funds for Revolving Credit Loans.

(a) Subject to the other provisions of this §2, not later than 11:00 a.m. (Boston time) on the proposed Drawdown Date of any Revolving Credit Loan, each of the Banks will make available to the Agent, at Agent’s Funding Office, in immediately available funds, the amount of such Bank’s Commitment Percentage of the amount of the requested Revolving Credit Loan. Upon receipt from each Bank of such amount, the Agent will make available to the Borrower the aggregate amount of such Revolving Credit Loan made available to the Agent by the Banks. All such funds received by the Agent by 11:00 a.m. (Boston Time) on any Business Day will be made available to the Borrower not later than 2:00 p.m. on the same Business Day; funds received after such time will be made available by not later than 11:00 a.m. on the next Business Day (provided that as to any Bank which is required to fund Revolving Credit Loans from its head office located in the Pacific Time Zone (U.S.), the preceding reference to ‘11:00 a.m.’ shall be deemed to be a reference to ‘1:00 p.m.’). The failure or refusal of any Bank to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Revolving Credit Loan shall not relieve any other Bank from its several obligation hereunder to make available to the Agent the amount of its Commitment Percentage of any requested Revolving Credit Loan but in no event shall the Agent (in its capacity as Agent) have any obligation to make any funding or shall any Bank be obligated to fund more than its Commitment Percentage of the requested Revolving Credit Loan or to increase its Commitment Percentage on account of such failure or otherwise.

(b) The Agent may, unless notified to the contrary by any Bank prior to a Drawdown Date, assume that such Bank has made available to the Agent on such Drawdown Date the amount of such Bank’s Commitment Percentage of the Revolving Credit Loan to be made on such Drawdown Date, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Bank makes available to the Agent such amount on a date after such Drawdown Date, such Bank shall pay to the Agent on demand an amount equal to the product of (i) the average, computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, multiplied by (ii) the amount of such Bank’s Commitment Percentage of such Revolving Credit Loan, multiplied by (iii) a fraction, the numerator of which is the number of days that elapsed from and including such Drawdown Date to the date on which the amount of such Bank’s Commitment Percentage of such Revolving Credit Loan shall become immediately available to the Agent, and the denominator of which is 365. A statement of the Agent submitted to such

Bank with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Agent by such Bank.

§2.7. Reduction of Commitment. The Borrower shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Agent to reduce by $500,000 or an integral multiple thereof or terminate entirely the unborrowed portion of the then Total Commitment, whereupon the Commitments of the Banks shall be reduced pro rata in accordance with their respective Commitment Percentages by the amount specified in such notice or, as the case may be, terminated. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Banks the full amount of the Facility Fee then accrued and unpaid on the amount of the reduction. No reduction or termination of the Commitments may be reinstated. In the event the aggregate Commitments of the Banks have been reduced to zero ($0), no Letters of Credit are then issued and outstanding hereunder, and the Loans and all other Obligations outstanding or due hereunder have been paid or repaid in full in cash, this Agreement and the revolving credit facility shall automatically terminate (except as to those provisions hereof which expressly survive such termination), unless otherwise agreed to in writing by the Agent and the Borrower. Agent shall promptly provide each Bank with copies of any notices received by Agent from Borrower under this §2.7.

§2.8. Swingline Loans.

(a) Availability. Subject to the terms and conditions of this Agreement and so long as the Swingline Lender does not have knowledge that any Default or Event of Default exists or will exist after giving effect to the applicable Swingline Loan, and the Borrower has delivered to the Agent a loan request in the form of Exhibit B hereto, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time from the Closing Date to, but not including, the Swingline Termination Date; provided, that the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested) at any time, shall not exceed the lesser of (i) the Total Commitment in effect at such time less the sum of (A) all outstanding Revolving Credit Loans at such time (after giving effect to all amounts requested), (B) the Maximum Drawing Amount and, without double-counting the portion, if any, of any Letter of Credit which is drawn and included in the Revolving Credit Loans or the Maximum Drawing Amount, all outstanding Reimbursement Obligations at such time, and (C) all outstanding Bid Rate Loans at such time, and (ii) the Swingline Commitment at such time. Swingline Loans hereunder may be used in anticipation of borrowing Revolving Credit Loans, Bid Rate Loans and for other short-term requirements and shall be repaid in accordance with the terms hereof. Each Swingline Loan must be for an amount equal to at least $1,000,000 and in an integral multiple of $100,000 and shall be evidenced by the Swingline Note. The Swingline Lender shall initiate the transfer of funds representing the Swingline Loan to the Borrower by 4:00 p.m. (Boston time) on the Business Day of the requested borrowing, so long as the Swingline Loan has been requested by the Borrower no later than 1:00 p.m. (Boston time) on such Business Day. In no event shall the number of Swingline Loans outstanding at any time exceed three (3). All Swingline Loans shall bear interest at the Prime Rate plus the Applicable Prime Rate Margin. The Borrower unconditionally promises to pay interest on each Swingline Loan in arrears on each Interest Payment Date with respect thereto.

(b) Repayment. The Borrower hereby absolutely and unconditionally promises to repay the outstanding principal amount of each Swingline Loan and all accrued interest and charges thereon (the “Swingline Loan Amount”) on the earliest to occur of: (i) the fifth (5th) Business Day after the date on which the Swingline Loan is advanced or (ii) the Swingline Termination Date; provided, the Borrower shall have the right to prepay Swingline Loans without penalty or any prepayment charge.

(c) Refunding and Conversion of Swingline Loans to Revolving Credit Loans.

(i) On the maturity of each Swingline Loan (which shall be no longer than the period for repayment set forth above in §2.8(b)), the Borrower shall be deemed to have requested on such date a Revolving Credit Loan comprised solely of a Prime Rate Loan in a principal amount equal to the Swingline Loan Amount in order to repay such Swingline Loan. Such refundings of the Swingline Loan through the funding of such Revolving Credit Loans shall be made by the Banks in accordance with their respective Commitment Percentages and shall thereafter be reflected as Revolving Credit Loans of the Banks on the books and records of the Agent.

(ii) If a Default or an Event of Default has occurred and is continuing, all Swingline Loans shall be refunded by the Banks on demand by the Swingline Lender, in which case the Borrower shall be deemed to have requested on such date of demand a Revolving Credit Loan comprised solely of a Prime Rate Loan in a principal amount equal to the Swingline Loan Amount for such Swingline Loans. Such refundings of the Swingline Loans through the funding of such Revolving Credit Loans shall be made by the Banks in accordance with their respective Commitment Percentages and shall thereafter be reflected as Revolving Credit Loans of the Banks on the books and records of the Agent.

(iii) Each Bank shall fund its respective Commitment Percentage of Revolving Credit Loans as required to so repay Swingline Loans outstanding to the Swingline Lender upon such deemed request or demand by the Swingline Lender but in no event later than 2:00 p.m. (Boston time) on the next succeeding Business Day after such deemed request or demand is made. No Bank’s obligation to fund its respective Commitment Percentage of the repayment of a Swingline Loan shall be affected by any other Bank’s failure to fund its Commitment Percentage of such repayment, nor shall any Bank’s Commitment Percentage be increased as a result of any such failure of any other Bank to fund its Commitment Percentage. To the extent any Bank does not fund its respective Commitment Percentage of any Revolving Credit Loan to the Borrower pursuant to this §2.8(c)(iii), such Bank shall be deemed a Delinquent Bank and the Borrower shall repay such amounts to the Swingline Lender in accordance with the provisions of §4.3 as if such Loan were a Revolving Credit Loan for which a Bank did not remit its share to the Agent. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Banks.

(iv) If at any time the Borrower receives notice from the Swingline Lender that the aggregate principal amount of all Revolving Credit Loans outstanding, plus the aggregate principal amount of all Swingline Loans outstanding (including the Swingline Loan for which demand for payment is then made by the Swingline Lender pursuant to this subsection), plus the Maximum Drawing Amount and, plus, without double-counting the portion, if any, of any Letter of Credit which is drawn and included in the Revolving Credit Loans or the Maximum Drawing Amount, all outstanding Reimbursement Obligations at such time, plus all outstanding Bid Rate Loans at such time, equals or exceeds the Total Commitment at such time the Borrower shall repay the amount of such excess upon demand by the Swingline Lender, which payment shall be applied first to the Swingline Loans, second to the Revolving Credit Loans and thereafter to the Bid Rate Loans.

(v) Each Bank acknowledges and agrees that its obligation to refund Swingline Loans with Revolving Credit Loans in accordance with the terms of this §2.8 is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, in any event, non-satisfaction of any conditions set forth in this Agreement pertaining to advances of Revolving Credit Loans hereunder, except to the limited extent expressly referred to in the first sentence of §2.8(a). Further, each Bank agrees and acknowledges that if, prior to the refunding of any outstanding Swingline Loans pursuant to this §2.8, one of the events described in §§14.1(g) or (h) shall have occurred, each Bank will, on the date the applicable Revolving Credit Loan would have been made pursuant to §2.8(c)(i) or (ii), purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Commitment Percentage of such Swingline Loan Amount. Each Bank will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation. Whenever, at any time after the Swingline Lender has received from any Bank such Bank’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Bank its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank’s participating interest was outstanding and funded).

(vi) Each Bank’s Commitment Percentage applicable to any Swingline Loan shall be identical to its Commitment Percentage applicable to Revolving Credit Loans.

§2.9. Bid Rate Advances.

(a) Each Bank severally agrees that, on the terms and conditions set forth in this Agreement, the Borrower may request and receive Bid Rate Advances under this §2.9 from time to time on any Business Day during the period from the date hereof until the date occurring 30 days prior to the Maturity Date in the manner set forth below; provided, however, that:

(i) following the making of each Bid Rate Advance, the aggregate principal amount of all Revolving Credit Loans then outstanding, plus the aggregate amount of all Swingline Loans then outstanding, plus the aggregate amount of all Bid Rate Advances then outstanding (including the requested Bid Rate Advance), plus the Maximum Drawing Amount and, without double-counting the portion, if any, of any Letter of Credit which is drawn and included in the Revolving Credit Loans or the Maximum Drawing Amount, plus all outstanding Reimbursement Obligations at such time, shall not exceed the Total Commitment in effect at such time;

(ii) at no time shall the aggregate amount of all Bid Rate Advances then outstanding (including the requested Bid Rate Advance) exceed the Bid Rate Maximum Amount; and

(iii) at the time the Borrower requests a Bid Rate Advance and after giving effect to the making thereof, no Default or Event of Default has occurred and is continuing.

(b) The procedures for the solicitation and acceptance of Bid Rate Loans are set forth below (with the references to time of day meaning Boston, Massachusetts time):

(i) The Borrower may request a Bid Rate Advance under this §2.9(b) by giving the Agent irrevocable notice, in the form attached hereto as Exhibit D-2 (a “Bid Rate Advance Borrowing Notice”), specifying the date and aggregate amount of the proposed Bid Rate Advance, the maturity date for repayment of each Bid Rate Loan to be made as part of such Bid Rate Advance (which maturity date may not be earlier than, in the case of an Absolute Rate Auction, the date occurring one day, and in the case of an Indexed Rate Auction, the date occurring seven days, after the date of the related Bid Rate Advance or later than, in either case, the earlier of the day occurring 180 days after the date of such Bid Rate Advance and the Maturity Date), and any other terms to be applicable to such Bid Rate Advance, not later than 11:00 a.m. (A) in the case of an Absolute Rate Auction, one (1) Business Day prior to the date of the proposed Bid Rate Advance, and (B) in the case of an Indexed Rate Auction, four (4) Business Days prior to the date of the proposed Bid Rate Advance. Each Bid Rate Advance Borrowing Notice shall also include a certification by Borrower in the form set forth in Exhibit D-2 which certifies (among other things) that, both before and after giving effect to such requested Bid Rate Advance, each of the conditions to borrowing set forth in §13 have been satisfied, including, without limitation, in §13.1. The Agent shall, promptly following its receipt of a Bid Rate Advance Borrowing Notice under this §2.9(b), notify each Bank of such request by sending such Bank a copy of such Bid Rate Advance Borrowing Notice.

(ii) Each Bank may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Bid Rate Loans to the Borrower as part of such proposed Bid Rate Advance at a rate or rates of interest specified by such Bank in its sole discretion, by providing written notice to the Agent (which shall give prompt notice thereof to the Borrower), before 10:30 a.m. (or if such Bank is serving as the Agent, before 10:00 a.m.) on (A) the date of such proposed Bid Rate Advance, in the case of an Absolute Rate Auction, and (B) the date that is three Business Days before the date of such proposed Bid Rate Advance, in the case of an Indexed Rate Auction, in the form of Exhibit D-3 attached hereto (the “Competitive Bid Notice”) of the minimum amount and maximum amount of each Bid Rate Loan which such Bank would be willing to make as part of such proposed Bid Rate Advance (which amounts may, subject to the proviso to the first sentence of §2.9(a), exceed such Bank’s Commitment) and the rate or rates of interest therefor.

Any Competitive Bid Notice shall be disregarded and given no effect if it contains qualifying or conditional language, proposes terms and conditions other than or in addition to those set forth in the applicable Bid Rate Advance Borrowing Notice or arrives after the time set forth above for its receipt by the Agent.

(iii) The Borrower shall, in turn, before (A) 1:00 p.m. on the date of such proposed Bid Rate Advance, in the case of an Absolute Rate Auction, and (B) 1:00 p.m. three Business Days before the date of such proposed Bid Rate Advance, in the case of an Indexed Rate Auction, either:

(x) cancel such Bid Rate Advance by giving the Agent notice to that effect, or

(y) accept one or more of the offers made by any Bank or Banks pursuant to §2.9(b), in its sole discretion and subject to §2.9(d), by giving notice, in the form of Exhibit D-4 attached hereto, to the Agent of the amount of each Bid Rate Loan to be made by each Bank as part of such Bid Rate Advance, and reject any remaining offers made by Banks pursuant to §2.9(b)(ii) by giving the Agent notice to that effect.

(iv) If the Borrower notifies the Agent that such Bid Rate Advance is canceled pursuant to §2.9(b)(iii)(x), the Agent shall give prompt notice thereof to the Banks and such Bid Rate Advance shall not be made.

(v) If the Borrower accepts one or more of the offers made by any Bank or Banks pursuant to §2.9(b)(iii)(y), the Agent shall in turn promptly notify (A) each Bank that has made an offer as described in §2.9(b)(ii) of the date, and aggregate amount of such Bid Rate Advance and whether or not any offer or offers made by such Bank pursuant to §2.9(b)(ii) have been accepted by the Borrower and (B) each Bank that is to make a Bid Rate Loan as part of such Bid Rate Advance, of the amount of each Bid Rate Loan to be made by such Bank as part of such Bid Rate Advance. Each Bank that is to make a Bid Rate Loan as part of such Bid Rate Advance shall, not later than the specified remittance time (as set forth in the notice received from the Agent pursuant to clause (B) of the preceding sentence) on the date of such Bid Rate Advance specified in the notice received from the Agent pursuant to clause (B) of the preceding sentence, make available to the Agent such Bank’s portion of such Bid Rate Advance, in same day funds. After receipt by the Agent of such funds and provided that the conditions in §13 are satisfied and the Borrower has delivered to the Agent the certificate referred to in §2.4(iv)(c) as if all references in §2.4(iv)(c) to Revolving Credit Loans were to Bid Rate Loans, the Agent will make such funds available to the Borrower upon execution and delivery to the applicable Bank (with a copy to the Agent) by the Borrower of a Bid Rate Note evidencing such Bid Rate Loan (and the provisions set forth in the last two sentences of §2.2 relating to Revolving Credit Notes shall apply equally to the Bid Rate Notes). Promptly after each Bid Rate Advance the Agent will notify each Bank of such Bid Rate Advance.

(vi) If the Borrower accepts one or more of the offers made by any Bank or Banks pursuant to §2.9(b)(iii)(y) and fails to borrow any Bid Rate Loan so accepted, the Borrower shall indemnify the Bank funding such Loan against any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain such unborrowed Bid Rate Loans, including, without limitation, Eurodollar Breakage Costs and other compensation, if any, as provided in §5.8.

(vii) A Bid Rate Advance fee of $750.00 shall be payable by the Borrower to the Agent, for the account of the Agent, with respect to and concurrently with the delivery of each Bid Rate Advance Borrowing Notice.

(c) Each Bid Rate Advance shall be in an aggregate amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, and, following the making of each Bid Rate Advance, the Borrower shall be in compliance with the limitation set forth in the proviso to §2.9(a).

(d) Each acceptance by the Borrower pursuant to §2.9(b)(iii)(y) of the offers made in response to a Bid Rate Advance Borrowing Notice shall be treated as an acceptance of such offers in ascending order of the rates or margins, as applicable, at which the same were made but if, as a result thereof, two or more offers at the same such rate or margin would be partially accepted, then the amounts of the Bid Rate Loans in respect of which such offers are accepted shall be treated as being the amounts which bear the same proportion to one another as the respective amounts of the Bid Rate Loans so offered bear to one another but, in each case, rounded as the Agent may consider necessary to ensure that the amount of each such Bid Rate Loan is $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

(e) Within the limits and on the conditions set forth in this §2.9, the Borrower may from time to time borrow under this §2.9, repay pursuant to §2.9(f), and reborrow under this §2.9.

(f) The Borrower hereby absolutely and unconditionally promises to pay to the Agent for the account of each Bank which has made a Bid Rate Loan to it, on the maturity date of such Bid Rate Loan (such maturity date being that specified by the Borrower for repayment of such Bid Rate Loan in the related Bid Rate Advance Borrowing Notice) or such earlier date to which the maturity of such Bid Rate Loan has been accelerated hereunder, the then unpaid principal amount of such Bid Rate Loan and all accrued but unpaid interest thereon. The Borrower shall have no right to prepay any principal amount of any Bid Rate Loan unless, and then only on the terms, specified by the Borrower for such Bid Rate Loan in the related Bid Rate Advance Borrowing Notice and subject to payment of Eurodollar Breakage Costs and other compensation, if any, as provided in §5.8.

(g) The Borrower shall, and hereby absolutely and unconditionally promises to, pay interest on the unpaid principal amount of each Bid Rate Loan made to it, from the date of such Bid Rate Loan to the date the principal amount of such Bid Rate Loan is repaid in full, at the rate of interest for such Bid Rate Loan specified by the Bank making such Bid Rate Loan in the related notice submitted by such Bank pursuant to §2.9(b)(ii), payable on the interest payment date or dates specified by the Borrower for such Bid Rate Loan in the related Bid Rate Advance Borrowing Notice and on any date on which such Bid Rate Loan is prepaid, whether by acceleration or otherwise, and at maturity. In the event the term of any Bid Rate Loan shall be longer than three months, interest thereon shall be payable not less frequently than once each three-month period during such term. Interest on Bid Rate Loans shall be calculated for actual days elapsed on the basis of a 360-day year.

(h) Each Existing Bid Rate Advance, upon the effectiveness of this Agreement, shall automatically be deemed to be a Bid Rate Advance made under and pursuant to this Agreement for all purposes.

§2.10. Increases in Total Commitment. The Borrower shall have the right to cause the Total Commitment to increase in minimum increments of $50,000,000 up to an aggregate increase amount not at any time exceeding $395,000,000 (the “Increase”), in which event the Agent will amend Schedule 2 to reflect the increased Commitment of each Bank, if any, that has agreed in writing to an increase and to add any third party financial institution that may have become a party to, and a “Bank” under, this Agreement in connection with the Increase; provided, however, that it shall be a condition precedent to the effectiveness of the Increase that the Increase Conditions shall have been satisfied and provided further the last minimum increment to bring the aggregate Increase up to $395,000,000 shall be $45,000,000 rather than $50,000,000. In the event that the Increase results in any change to the Commitment Percentage of any Bank, then on the effective date of such Increase in the Total Commitment (i) any new Bank, and any existing Bank whose Commitment has increased, shall pay to the Agent such amounts as are necessary to fund its new or increased Commitment Percentage of all existing Revolving Credit Loans, (ii) the Agent will use the proceeds thereof to pay to all Banks whose Commitment Percentage is decreasing such amounts as are necessary so that each such Bank’s participation in existing Revolving Credit Loans will be equal to its adjusted Commitment Percentage, and (iii) if the effective date of such Increase in the Total Commitment occurs on a date other than the last day of an Interest Period applicable to any outstanding Eurodollar Rate Loan, the Borrower will be responsible for Eurodollar Breakage Costs and any other amounts payable pursuant to §5.8 on account of the payments made pursuant to clause (ii) above. In no event shall any Bank be required to participate in an Increase.

§2.11. Extension of Revolving Credit Maturity Date. At least 30 days but in no event more than 90 days prior to August 3, 2010, the Borrower, by written notice to the Agent (with copies for each Bank), may request an extension of the Maturity Date by a period of one year from the Maturity Date then in effect (the “Extension”). The Extension shall become effective on August 3, 2010 so long as (i) the Borrower has paid to the Agent on such date, for the ratable accounts of the Banks, an extension fee in an amount equal to 15 basis points on the Total Commitment in effect on such date (“Extension Fee”), and (ii) no Default or Event of Default has occurred and is continuing on such date and all representations and warranties contained in the Loan Documents shall be true and correct as of such date (except (i) to the extent of changes resulting from transactions contemplated or not prohibited by this Agreement or the other Loan Documents and changes occurring in the ordinary course of business, (ii) to the extent that such representations and warranties relate expressly to an earlier date and (iii) to the extent otherwise represented by the Borrower with respect to the representation set forth in §7.10). The notice referred to in the first sentence of this §2.11 shall constitute and shall be deemed to be a certification by the Borrower as to the truth and accuracy of the statements contained in clause (ii) of the preceding sentence.

§3. LETTERS OF CREDIT.

§3.1. Letter of Credit Commitments.

§3.1.1. Commitment to Issue Letters of Credit. Subject to the terms and conditions hereof and the execution and delivery by the Borrower of a letter of credit application on the Fronting Bank’s customary form as part of a Completed Loan Request (a “Letter of Credit Application”), the Fronting Bank on behalf of the Banks and in reliance upon the agreement of the Banks set forth in §3.1.4 and upon the representations and warranties of the Borrower contained herein, agrees, in its individual capacity, to issue, extend and renew for the account of the Borrower (or, so long as Borrower remains fully liable on the applicable Letter of Credit Application, for the account of a Wholly-Owned Subsidiary of Borrower or a Partially-Owned Entity) one or more letters of credit (individually, a “Letter of Credit”), in such form as may be requested from time to time by the Borrower and reasonably agreed to by the Fronting Bank; provided, however, that, after giving effect to such Completed Loan Request, (a) the Maximum Drawing Amount plus all Reimbursement Obligations (to the extent, if any, not yet deemed a Revolving Credit Loan pursuant to §3.3), shall not exceed $200,000,000 at any one time and (b) the sum of (i) the Maximum Drawing Amount and, without double counting, all Reimbursement Obligations (to the extent, if any, not yet deemed a Revolving Credit Loan pursuant to §3.3) and (ii) the amount of all Loans (including Swingline Loans and Bid Rate Loans) outstanding shall not exceed the Total Commitment in effect at such time. It is acknowledged that the Existing Letters of Credit are to be treated as Letters of Credit hereunder for all purposes, including, without limitation, with respect to the Reimbursement Obligations of the Borrower under §3.2 and the funding obligations of the Banks under §3.3. As this Agreement constitutes an entire amendment and restatement of the Existing Credit Agreement, it is acknowledged and agreed that BOA shall not, and shall not have any obligation to, issue any further Letters of Credit under the Existing Credit Agreement.

§3.1.2. Letter of Credit Applications. Each Letter of Credit Application shall be completed to the reasonable satisfaction of the Agent and the Fronting Bank. In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Agreement (including provisions applicable to a Completed Loan Request) or shall impose additional financial or other material obligations (other than technical, administrative and ministerial obligations, whether relating to the mechanics of a draw under a Letter of Credit or otherwise), then the provisions of this Agreement shall, to the extent of any such inconsistency or additional material obligation, govern.

§3.1.3. Terms of Letters of Credit. Each Letter of Credit issued, extended or renewed hereunder shall, among other things, (i) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (ii) have an expiry date no later than the date which is fourteen (14) days prior to the Maturity Date. Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs.

§3.1.4. Obligations of Banks with respect to Letters of Credit. Each Bank severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Bank’s Commitment Percentage, to reimburse the Fronting Bank on demand pursuant to §3.3 for the amount of each draft paid by the Fronting Bank under each Letter of Credit to the extent that such amount is not reimbursed by the Borrower pursuant to §3.2 (such agreement for a Bank being called herein the “Letter of Credit Participation” of such Bank). Each such payment made by a Bank shall be treated as a purchase by such Bank of a participation in the Fronting Bank’s interest in such Letter of Credit and each Bank shall share, in accordance with its respective Commitment Percentage, in any interest which accrues and is payable by the Borrower pursuant to §3.2 or otherwise in connection with such Letter of Credit.

§3.1.5. Fronting Bank. Notwithstanding the definition of Fronting Bank, in the event that the Borrower reasonably determines that it would be beneficial to have a Letter of Credit issued by a Bank with a higher rating than BOA has at any applicable time of reference (as determined by Moody’s or S&P), or for any other reason acceptable to the Agent, the Borrower shall have the right to elect any Bank having a higher rating than BOA (or such other applicable Bank) as the Fronting Bank for that particular Letter of Credit, provided that no Bank other than BOA shall be required to be a Fronting Bank.

§3.2. Reimbursement Obligation of the Borrower. In order to induce the Fronting Bank to issue, extend and renew each Letter of Credit and the Banks to participate therein, the Borrower hereby agrees, except as contemplated in §3.3, to reimburse or pay to the Fronting Bank, for the account of the Fronting Bank or (as the case may be) the Banks, with respect to each Letter of Credit issued, extended or renewed by the Fronting Bank hereunder,

(a) except as otherwise expressly provided in §3.2(b) and (c) or §3.3, promptly upon notification by the Fronting Bank or the Agent that any draft presented under such Letter of Credit is honored by the Fronting Bank, or the Fronting Bank otherwise makes a payment with respect thereto, (i) the amount paid by the Fronting Bank under or with respect to such Letter of Credit, and (ii) any amounts payable pursuant to §5.5 under, or with respect to, such Letter of Credit,

(b) upon the reduction (but not termination) of the Total Commitment to an amount less than the then Maximum Drawing Amount (after taking into account all outstanding Loans and Reimbursement Obligations, if any (without double counting)), an amount equal to such difference, which amount shall be held by the Agent in an interest-bearing account (with interest to be added to such account) as cash collateral for the benefit of the Banks and the Agent for all Reimbursement Obligations, and

(c) upon the termination of the Total Commitment, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with §14, an amount equal to the then Maximum Drawing Amount on all Letters of Credit, which amount shall be held by the Agent in an interest-bearing account (with interest to be added to such account) as cash collateral for the benefit of the Banks and the Agent for all Reimbursement Obligations.

Each such payment shall be made to the Agent for the benefit of the Banks at the Agent’s Funding Office in immediately available funds. Interest on any and all amounts not converted to a Revolving Credit Loan pursuant to §3.3 and remaining unpaid by the Borrower under this §3.2 at any time from the date such amounts become due and payable (whether as stated in this §3.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Agent for the benefit of the Banks on demand at the rate specified in §5.9 for overdue principal on the Loans.

§3.3. Letter of Credit Payments; Funding of a Loan. If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Fronting Bank will use its best efforts to notify the Borrower and the Agent (who will use its best efforts to promptly notify each of the Banks), on or before the date the Fronting Bank intends to honor such drawing, of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment and, except to the extent the amount of such draft becomes a Revolving Credit Loan as set forth in this §3.3, Borrower shall reimburse Agent, as set forth in §3.2. Notwithstanding anything contained in §3.2 or this §3.3 to the contrary, however, unless Borrower shall have notified the Agent and Fronting Bank prior to 11:00 a.m. (New York time) on the Business Day immediately prior to the date of such drawing that Borrower intends to reimburse Fronting Bank for the amount of such drawing with funds other than the proceeds of Revolving Credit Loans, Borrower shall be deemed to have timely given a Completed Loan Request pursuant to §2.4 to Agent, requesting a Prime Rate Loan on the date on which such drawing is honored and in an amount equal to the amount of such drawing. The Borrower may thereafter convert any such Prime Rate Loan to a Revolving Credit Loan of another Type in accordance with §2.5. Each Bank shall, in accordance with §2.6, make available such Bank’s Commitment Percentage of such Revolving Credit Loan to Agent, the proceeds of which shall be applied directly by Agent to reimburse Fronting Bank for the amount of such draw. In the event that any Bank fails to make available to Agent the amount of such Bank’s Commitment Percentage of such Revolving Credit Loan on the date of any drawing, Agent shall be entitled to recover such amount on demand from such Bank plus any additional amounts payable under §2.6(b) in the event of a late funding by a Bank. The Fronting Bank is irrevocably authorized by the Borrower and each of the Banks to honor draws on each Letter of Credit by the beneficiary thereof in accordance with the terms of such Letter of Credit. The responsibility of the Agent to the Borrower and the Banks shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.

§3.4. Obligations Absolute. The Borrower’s obligations under this §3 shall be absolute and unconditional under any and all circumstances and irrespective of the account party in whose name a Letter of Credit is issued pursuant to a Letter of Credit Application executed by Borrower or the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Agent, any Bank or any beneficiary of a Letter of Credit. The Borrower further agrees with the Agent and the Banks that the Agent and the Banks shall not be responsible for, and the Borrower’s Reimbursement Obligations under §3.2 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon (so long as the documents delivered under each Letter of Credit in connection with such presentment shall be in the form required by, and in conformity in all material respects with, such Letter of Credit), even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to whom any Letter of Credit may be transferred, or any claims or defenses whatsoever of the Borrower against the beneficiary of any Letter of Credit or any such transferee. The Agent and the Banks shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Borrower agrees that any action taken or omitted by the Agent or any Bank under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith and absent gross negligence, shall be binding upon the Borrower and shall not result in any liability on the part of the Agent or any Bank to the Borrower.

§3.5. Reliance by Issuer. To the extent not inconsistent with §3.4, the Agent and any Fronting Bank shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. The Agent and any Fronting Bank shall be fully justified in failing or refusing to take any action under this §3 (other than the issuance of a Letter of Credit pursuant to a Letter of Credit Application and otherwise in accordance with the terms of this Agreement) unless it shall first have received such advice or concurrence of the Required Banks (or such other number or percentage of the Banks as may be required by this Agreement) as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent and any Fronting Bank shall in all cases be fully protected by the Banks in acting, or in refraining from acting, under this §3 in accordance with a request of the Required Banks (or such other number or percentage of the Banks as may be required by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon the Banks and all future holders of the Notes or of a Letter of Credit Participation.

§3.6. Letter of Credit Fee. The Borrower shall pay to the Agent a fee (in each case, a “Letter of Credit Fee”) in an amount equal to the Applicable L/C Percentage of the undrawn amount of each outstanding Letter of Credit (as calculated with respect to each Letter of Credit’s Maximum Drawing Amount), which fee (a) shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter, with a final payment on the Maturity Date or any earlier date on which the Commitments shall terminate (which Letter of Credit Fee shall be pro-rated for any calendar quarter in which such Letter of Credit is issued, drawn upon or otherwise reduced or terminated) and (b) shall be for the accounts of the Banks as follows: (i) an amount equal to 0.125% per annum of the Letter of Credit Fee shall be for the account of the Fronting Bank and (ii) the remainder of the Letter of Credit Fee shall be for the accounts of the Banks (including the Fronting Bank as a Bank) pro rata in accordance with their respective Commitment Percentages. In addition, Borrower shall pay to the Fronting Bank, for its own account, an amount equal to the Fronting Bank’s reasonable and customary costs and expenses incurred in connection with the issuance and/or administration of the Letters of Credit.

§4. REPAYMENT OF THE LOANS.

§4.1. Maturity. In addition to, and without limiting, the provisions of §2.8(b) and §2.9(f), the Borrower promises to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, all unpaid principal of the Revolving Credit Loans and each other Loan, if any, outstanding on such date, together with any and all accrued and unpaid interest thereon, the unpaid balance of the Facility Fee accrued through such date, and any and all other unpaid amounts due under this Agreement, the Notes or any other of the Loan Documents.

§4.2. Optional Repayments of Revolving Credit Loans. The Borrower shall have the right, at its election, to prepay the outstanding amount of the Revolving Credit Loans, in whole or in part, at any time without penalty or premium; provided that the outstanding amount of any Eurodollar Rate Loans may not be prepaid unless the Borrower pays the Eurodollar Breakage Costs for each Eurodollar Rate Loan so prepaid at the time of such prepayment. The Borrower shall give the Agent no later than 10:00 a.m., Boston, Massachusetts time, at least one (1) Business Day’s prior written notice of any prepayment pursuant to this §4.2 of any Prime Rate Loans, and at least three (3) Eurodollar Business Days’ notice of any proposed prepayment pursuant to this §4.2 of Eurodollar Rate Loans, specifying the proposed date of prepayment of Revolving Credit Loans and the principal amount to be prepaid. Each such partial prepayment of the Loans shall be in an amount equal to $500,000 or an integral multiple of $100,000 in excess thereof or, if less, the outstanding balance of the Revolving Credit Loans then being repaid, shall be accompanied by the payment of all charges, if any, outstanding on all Revolving Credit Loans so prepaid and of all accrued interest on the principal prepaid to the date of payment, and shall be applied, in the absence of instruction by the Borrower, first to the principal of Prime Rate Loans and then to the principal of Eurodollar Rate Loans.

§4.3 Mandatory Repayment of Loans. If at any time the sum of the outstanding amount of the Loans, plus the Maximum Drawing Amount, plus without double-counting any Revolving Credit Loans, the outstanding Reimbursement Obligations, if any, exceeds the Total Commitment at such time, the Borrower shall, within fifteen (15) days after receiving notice of such excess from the Agent pay to the Agent an amount in cash necessary to eliminate such excess, such amount to be applied, in the absence of instruction by the Borrower, (x) first to the repayment of Swingline Loans, second to the repayment of Revolving Credit Loans and third to the repayment of Bid Rate Loans and (y) with respect to any such payments of Revolving Credit Loans, first to the principal of Prime Rate Loans and then to the principal of Eurodollar Rate Loans.

§5. CERTAIN GENERAL PROVISIONS.

§5.1. Funds for Payments.

(a) All payments of principal, interest, fees, and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Banks or (as the case may be) the Agent, at the Agent’s Funding Office, in each case in Dollars and in immediately available funds. The Borrower shall make each payment of principal of and interest on the Loans and of fees hereunder and Reimbursement Obligations which are not converted to a Loan hereunder not later than 1:00 p.m. (Boston, Massachusetts time) on the due date thereof.

(b) All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory liens, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If the Borrower is compelled by law to make any such deduction or withholding with respect to any amount payable by it hereunder or under any of the other Loan Documents (except with respect to taxes on the income or profits of the Agent or any Bank), the Borrower shall pay to the Agent, for the account of the Banks or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Banks to receive the same net amount which the Banks would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

§5.2. Computations. All computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360-day year (365/366-day year for Prime Rate Loans) and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to Eurodollar Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of the Loans as reflected on the Note Records or record attached to any other Note from time to time shall constitute prima facie evidence of the principal amount thereof.

§5.3. Inability to Determine Eurodollar Rate. In the event, prior to the commencement of any Interest Period relating to any Eurodollar Rate Loan, the Agent shall reasonably and in good faith determine that adequate and reasonable methods do not exist for ascertaining the Eurodollar Rate that would otherwise determine the rate of interest to be applicable to any Eurodollar Rate Loan during any Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower) to the Borrower and the Banks. In such event (a) any Loan Request with respect to Eurodollar Rate Loans shall be automatically withdrawn and shall be deemed a request for Prime Rate Loans, (b) each Eurodollar Rate Loan will automatically, on the last day of the then current Interest Period applicable thereto, become a Prime Rate Loan, and (c) the obligations of the Banks to make Eurodollar Rate Loans shall be suspended, in each case unless and until the Agent reasonably and in good faith determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrower and the Banks.

§5.4. Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for any Bank to make or maintain Eurodollar Rate Loans, such Bank shall forthwith give notice of such circumstances to the Borrower and thereupon (a) the Commitment of such Bank to make Eurodollar Rate Loans or convert Prime Rate Loans to Eurodollar Rate Loans shall forthwith be suspended and (b) such Bank’s Commitment Percentage of Eurodollar Rate Loans then outstanding shall be converted automatically to Prime Rate Loans on the last day of each Interest Period applicable to such Eurodollar Rate Loans or within such earlier period as may be required by law, all until such time as it is no longer unlawful for such Bank to make or maintain Eurodollar Rate Loans. Subject to the limitations set forth in §5.7, the Borrower hereby agrees promptly to pay the Agent for the account of such Bank, upon demand, any additional amounts necessary to compensate such Bank for any costs incurred by such Bank in making any conversion required by this §5.4 prior to the last day of an Interest Period with respect to a Eurodollar Rate Loan, including any interest or fees payable by such Bank to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder.

§5.5. Additional Costs, Etc. If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Bank or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law, but if not having the force of law, then generally applied by the Banks or the Agent with respect to similar loans), shall:

(a) subject any Bank or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, any Letters of Credit, such Bank’s Commitment or the Loans (other than taxes based upon or measured by the income or profits of such Bank or the Agent), or

(b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Bank of the principal of or the interest on any Loans or any other amounts payable to the Agent or any Bank under this Agreement or the other Loan Documents, or

(c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Bank, or

(d) impose on any Bank or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, any Letters of Credit, the Loans, such Bank’s Commitment, or any class of loans, letters of credit or commitments of which any of the Loans or such Bank’s Commitment forms a part;

and the result of any of the foregoing is

(i) to increase the cost to any Bank of making, funding, issuing, renewing, extending or maintaining any of the Loans or such Bank’s Commitment or any Letter of Credit, or

(ii) to reduce the amount of principal, interest, Reimbursement Obligation or other amount payable to such Bank or the Agent hereunder on account of such Bank’s Commitment, any Letter of Credit or any of the Loans, or

(iii) to require such Bank or the Agent to make any payment or to forego any interest or Reimbursement Obligation or other sum payable hereunder, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, within thirty (30) days after notice by the Agent or such Bank (such notice to be given promptly by the Agent or such Bank upon the making of any such determination), at any time and from time to time and as often as the occasion therefor may arise, but subject to the limitations set forth in §5.7, pay to such Bank or the Agent such additional amounts as such Bank or the Agent shall determine in good faith to be sufficient to compensate such Bank or the Agent for such additional cost, reduction, payment or foregone interest or other sum, provided that such Bank or the Agent is generally imposing similar charges on its other similarly situated borrowers.

§5.6. Capital Adequacy. If any future law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law, but if not having the force of law, then generally applied by the Banks with respect to similar loans) or the interpretation thereof by a court or governmental authority with appropriate jurisdiction affects the amount of capital required or expected to be maintained by banks or bank holding companies and any Bank or the Agent determines that the amount of capital required to be maintained by it is increased by or based upon the existence of Loans made or deemed to be made pursuant hereto, then such Bank or the Agent may notify the Borrower of such fact, and the Borrower shall pay to such Bank or the Agent from time to time, within thirty (30) days after notice by the Agent or such Bank (such notice to be given promptly by the Agent or such Bank upon the making of any such determination), as an additional fee payable hereunder, but subject to the limitations set forth in §5.7, such amount as such Bank or the Agent shall determine reasonably and in good faith and certify in a notice to the Borrower to be an amount that will adequately compensate such Bank in light of these circumstances for its increased costs of maintaining such capital. Each Bank and the Agent shall allocate such cost increases among its customers in good faith and on an equitable basis, and will not charge the Borrower unless it is generally imposing a similar charge on its other similarly situated borrowers.

§5.7. Certificate; Limitations. A certificate setting forth any additional amounts payable pursuant to §§5.5 or 5.6 and a brief explanation of such amounts which are due, including reasonably detailed information regarding the method and calculation of such amount, submitted by any Bank or the Agent to the Borrower, shall be prima facie evidence that such amounts are due and owing. Notwithstanding anything to the contrary contained in this Article 5, (i) to the extent reasonably possible, each Bank shall designate an alternate lending office in the continental United States to make the Loans in order to reduce any liability of Borrower to such Bank under §§5.4, 5.5 or 5.6 or to avoid the unavailability of a Eurodollar Rate Loan, so long as such designation is not disadvantageous to such Bank, and (ii) the Borrower shall not be obligated to compensate any Bank pursuant to §§5.4, 5.5 or 5.6 for any amounts attributable to any period which is more than one (1) year prior to the date of delivery of the certificate set forth in the first sentence of this §5.7. If (a) a Bank requests compensation pursuant to §§5.5 or 5.6 and the Required Banks are not also doing the same, or (b) the obligation of any Bank to make, convert and/or continue Eurodollar Rate Loans shall be suspended pursuant to §5.4 but the obligation of the Required Banks shall not have been suspended under such Section, then, so long as there does not then exist any Default or Event of Default, the Borrower, within thirty (30) days of such request for compensation or suspension, as applicable, may either (x) demand that such Bank (the “Affected Bank”) assign its Commitment to an Eligible Assignee designated by Borrower (or designated by Agent and approved by Borrower), and upon such demand the Affected Bank shall promptly assign its Commitment to such Eligible Assignee, subject to and in accordance with the provisions of §20.1 for a purchase price equal to the aggregate principal balance of the

Loans then owing to the Affected Bank plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Bank, (y) pay to the Affected Bank the amounts required under §§5.4, 5.5 or 5.6, as applicable or (z) pay to the Affected Bank the aggregate principal balance of the Loans then owing to the Affected Bank plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Bank (but without duplication of the amounts payable pursuant to §§5.4, 5.5 or 5.6, as applicable). If Borrower elects either option (x) or (z) above, it shall, in all events, pay to the Affected Bank the amounts required under §§5.4, 5.5 or 5.6, as applicable, for the period prior to such replacement or termination of the Affected Bank, and upon any such election the Affected Bank shall no longer be a party hereto or have any rights or obligations hereunder (other than with respect to §§5.5, 5.6, 17 and 18 for the period prior to the replacement or termination of the Affected Bank) or under any of the other Loan Documents. Each of the Agent and the Affected Bank shall reasonably cooperate in effectuating the replacement of the Affected Bank under this Section, but at no time shall the Agent, the Affected Bank or any other Bank be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Agent, the Affected Bank or any of the other Banks.

§5.8. Indemnity. In addition to the other provisions of this Agreement regarding such matters, the Borrower agrees to indemnify the Agent and each Bank and to hold the Agent and each Bank harmless from and against any loss, cost or expense (including loss of the spread to which such Bank would have been entitled through the end of the applicable Interest Period in excess of the applicable interest rate(s) then in effect) that the Agent or such Bank may sustain or incur as a consequence of (a) a default by the Borrower in the payment of any principal amount of or any interest on any Eurodollar Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by the Agent or such Bank to lenders of funds obtained by it in order to maintain its Eurodollar Rate Loans, (b) the failure by the Borrower to make a borrowing or conversion after the Borrower has given a Completed Loan Request for a Eurodollar Rate Loan or a Conversion Request for a Eurodollar Rate Loan, and (c) the making of any payment of a Eurodollar Rate Loan or the making of any conversion of any such Loan to a Prime Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by the Agent or a Bank to lenders of funds obtained by it in order to maintain any such Eurodollar Rate Loans; provided, however, that the Borrower shall not be required to so indemnify any Bank pursuant to clause (b) above during and for any period of time when such Bank has wrongfully failed or refused to fund its proportionate share of a Loan in accordance with the terms of this Agreement and is a Delinquent Bank.

§5.9. Interest on Overdue Amounts. Overdue principal and (to the extent permitted by applicable law) interest on the Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest payable on demand at a rate per annum equal to three percent (3%) plus the Prime Rate until such amount shall be paid in full (after as well as before judgment). In addition, the Borrower shall pay a late charge equal to three percent (3%) of any amount of interest charges on the Loans which is not paid within ten (10) days of the date when due.

§6. RECOURSE OBLIGATIONS. The Obligations are full recourse obligations of the Borrower, and all of the respective assets and properties of the Borrower shall be available for the payment in full in cash and performance of the Obligations. In no event shall BPI have any personal liability hereunder or under any of the other Loan Documents, either individually or as general partner of BPLP, by application of applicable law or otherwise, except to the extent BPI misappropriates funds, rents or insurance proceeds or engages in gross negligence, willful misconduct or fraud.

§7. REPRESENTATIONS AND WARRANTIES. The Borrower for itself and for BPI insofar as any such statements relate to BPI represents and warrants to the Banks all of the statements contained in this §7.

§7.1. Authority, Etc.

(a) Organization: Good Standing.

(i) The Borrower is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware; the Borrower has all requisite limited partnership power to own its respective properties and conduct its respective business as now conducted and as presently contemplated; and the Borrower is in good standing as a foreign entity and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified in such jurisdiction would not have a materially adverse effect on any of Borrower’s businesses, assets or financial conditions.

(ii) BPI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; each Subsidiary of Borrower and BPI is duly organized, validly existing and in good standing as a corporation, nominee trust, limited liability company, limited partnership or general partnership, as the case may be, under the laws of the state of its organization, unless the failure to be so does not relate to BPLP or BPI and is a Non-Material Breach; each of Borrower and BPI and each of their Subsidiaries has all requisite corporate, trust, limited liability company, limited partnership or general partnership, as the case may be, power to own its respective properties and conduct its respective business as now conducted and as presently contemplated, unless any such failure to have any of the foregoing does not relate to BPLP or BPI and is a Non-Material Breach; and

BPI is in good standing as a foreign entity and is duly authorized to do business in the jurisdictions where such qualification is necessary (including in the Commonwealth of Massachusetts) except where a failure to be so qualified in such jurisdiction would not have a materially adverse effect on the business, assets or financial condition of BPI.

(b) Capitalization. The outstanding equity of BPLP is comprised of a general partner interest and limited partner interests, all of which have been duly issued and are outstanding and fully paid and non-assessable. All of the issued and outstanding general partner interests of the BPLP are owned and held of record by BPI. There are no outstanding securities or agreements exchangeable for or convertible into or carrying any rights to acquire a general partner interest in BPLP. There are no outstanding commitments, options, warrants, calls or other agreements (whether written or oral) binding on BPLP or BPI which require or could require BPLP or BPI to sell, grant, transfer, assign, mortgage, pledge or otherwise dispose of any general partner interest in BPLP. Except as set forth in the Agreement of Limited Partnership of BPLP, no general partner interests of BPLP are subject to any restrictions on transfer or any partner agreements, voting agreements, trust deeds, irrevocable proxies; or any other similar agreements or interests (whether written or oral).

(c) Due Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower or BPI is or is to become a party and the transactions contemplated hereby and thereby (i) are within the authority of the Borrower and BPI, (ii) have been duly authorized by all necessary proceedings on the part of the Borrower or BPI, (iii) do not materially conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower or BPI is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower or BPI, (iv) do not conflict with any provision of the agreement of limited partnership, any certificate of limited partnership, the charter documents or by-laws of the Borrower or BPI, and (v) do not contravene any provisions of, or constitute Default or Event of Default or a failure to comply with any term, condition or provision of, any other agreement, instrument, judgment, order, decree, permit, license or undertaking binding upon or applicable to the Borrower or BPI or any of the Borrower’s or BPI’s properties (except for any such failure to comply under any such other agreement, instrument, judgment, order, decree, permit, license, or undertaking as would not materially and adversely affect the condition (financial or otherwise), properties, business or results of operations of BPLP, BPI or, taken as a whole, the BP Group) or result in the creation of any mortgage, pledge, security interest, lien, encumbrance or charge upon any of the properties or assets of the Borrower or BPI, as and to the extent the same would constitute a Default or Event of Default hereunder.

(d) Enforceability. Each of the Loan Documents to which the Borrower or BPI is a party has been duly executed and delivered and constitutes the legal, valid and binding obligations of the Borrower and BPI, as the case may be, subject only to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and to the fact that the availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

§7.2. Governmental Approvals. The execution, delivery and performance by the Borrower of this Agreement and by the Borrower and BPI of the other Loan Documents to which the Borrower or BPI is or is to become a party and the transactions contemplated hereby and thereby do not require (i) the approval or consent of any governmental agency or authority other than those already obtained or those which would not have a material adverse effect on BPLP, BPI or, taken as a whole, the BP Group, or (ii) filing with any governmental agency or authority, other than filings which will be made with the SEC when and as required by law or deemed appropriate by BPI.

§7.3. Ownership of Assets. The Borrower and BPI each has, directly or through Wholly-owned Subsidiaries and/or Partially-Owned Entities, good fee or leasehold title to all of the Real Estate Assets. Other than through its ownership interests in its Subsidiaries, BPI owns no Real Estate Assets.

§7.4. Financial Statements. The following financial statements have been furnished to each of the Banks:

The consolidated balance sheet of BPI and its Subsidiaries as of December 31, 2005 and March 31, 2006 and their related consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal year or other period then ended, as applicable, and setting forth in comparative form the figures as of the end of and for the previous fiscal year or other period, as applicable, prepared in accordance with GAAP and, with respect to the December 31, 2005 statements, accompanied by an auditor’s report prepared without qualification by the Accountants (collectively, the “Initial Financial Statements”). The Initial Financial Statements fairly present the financial condition of BPI and its Subsidiaries as at the close of business on the date thereof and the results of operations for the fiscal year or other period then ended, as applicable. There are no contingent liabilities of BPI or any of its Subsidiaries as of such date involving material amounts, known to the officers of BPI or any of its Subsidiaries not disclosed in said Initial Financial Statements.

§7.5 No Material Changes, Etc. Since the Financial Statement Date, there has occurred no materially adverse change in the financial condition or business of BPLP, BPI or, taken as a whole, the BP Group, other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business or financial condition of BPLP, BPI or, taken as a whole, the BP Group.

§7.6. Franchises, Patents, Copyrights, Etc. Except to the extent the failure or breach of such representation or warranty constitutes a Non-Material Breach, the Borrower, BPI and each of their respective Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their respective businesses substantially as now conducted without known conflict with any rights of others, including all material Permits.

§7.7 Litigation. Except as stated on Schedule 7.7, there are no actions, suits, proceedings or investigations of any kind pending or, to the Borrower’s knowledge, threatened against the Borrower, BPI or any of their respective Subsidiaries before any court, tribunal or administrative agency or board that, if adversely determined, might, either individually or in the aggregate, materially adversely affect the properties, assets, financial condition or business of BPLP, BPI or, taken as a whole, the BP Group, or materially impair the right of BPLP, BPI or, taken as a whole, the BP Group, to carry on their respective businesses substantially as now conducted by them, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained, or which question the validity of this Agreement or any of the other Loan Documents or the undertaking by Borrower of the provisions hereof or thereof.

§7.8. No Materially Adverse Contracts, Etc. Neither the Borrower, BPI nor any of their respective Subsidiaries is subject to any charter, corporate, partnership or other legal restriction, or any judgment, decree, order, rule or regulation that has or is reasonably expected in the future to have (and with respect solely to any restriction on the timing of any sale or refinancing of a Real Estate Asset which would be an acceptable Lien under the definition of “Unencumbered Asset” contained in an Organizational Document, such expectation existed at the time such restriction was imposed) a materially adverse effect on the respective businesses, assets or financial conditions of BPLP, BPI or, taken as a whole, the BP Group. None of the Borrower, BPI or any of their respective Subsidiaries is a party to any contract or agreement that has or is expected, in the judgment of their respective officers, to have any materially adverse effect on the respective businesses of the BPLP, BPI or, taken as a whole, the BP Group.

§7.9. Compliance With Other Instruments, Laws, Etc. Neither the Borrower, BPI nor any of their respective Subsidiaries is in violation of any provision of its partnership agreement or charter, as the case may be, or any respective agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result, individually or in the aggregate, in the imposition of substantial penalties or materially and adversely affect the financial condition, properties or businesses of the BPLP, BPI or, taken as a whole, the BP Group.

§7.10. Tax Status. (i) Each of the Borrower, BPI and their respective Subsidiaries (a) has made or filed all federal, state and local income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (b) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings, and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply, and (ii) there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the respective officers of the Borrower and BPI and their respective Subsidiaries know of no basis for any such claim; except in any such event as would constitute a Non-Material Breach.

§7.11 No Event of Default. No Default or Event of Default has occurred and is continuing.

§7.12. Investment Company Acts. None of the Borrower, BPI or any of their respective Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

§7.13. Intentionally Deleted.

§7.14. Intentionally Deleted.

§7.15. Intentionally Deleted.

§7.16. Multiemployer Plans; Guaranteed Pension Plans. Except as disclosed in the SEC Filings or on Schedule 7.16, none of the Borrower, BPI nor any ERISA Affiliate maintains or contributes to any Multiemployer Plan or Guaranteed Pension Plan.

§7.17. Regulations U and X. No portion of any Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

§7.18. Environmental Compliance. The Borrower has caused Phase I and other environmental assessments (collectively, the “Environmental Reports”) to be conducted and/or taken other steps to investigate the past and present environmental condition and usage of the Real Estate Assets. Based upon such Environmental Reports, to the Borrower’s knowledge, except as identified in such Environmental Reports, the Borrower makes the following representations and warranties:

(a) None of the Borrower, its Subsidiaries, BPI or any operator of the Real Estate Assets or any portion thereof, or any operations thereon is in material violation, or alleged material violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter “Environmental Laws”), which violation or alleged violation has, or its remediation would have, by itself or when aggregated with all such other violations or alleged violations, a material adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole.

(b) None of the Borrower, BPI or any of their respective Subsidiaries has received written notice from any third party, including, without limitation, any federal, state or local governmental authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986), (ii) that any hazardous waste, as defined by 42 U.S.C. § 9601(5), any hazardous substances as defined by 42 U.S.C. § 9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Borrower, BPI or any of their respective Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law, or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances, which event described in any such notice would have a material adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole.

(c) (i) No portion of the Real Estate Assets has been used for the handling, processing, storage or disposal of Hazardous Substances except in material accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of any Real Estate Assets except in material accordance with applicable Environmental Laws, (ii) in the course of any activities conducted by the Borrower, BPI, their respective Subsidiaries or the operators of their respective properties or any ground or space tenants on any Real Estate Asset, no Hazardous Substances have been generated or are being used on such Real Estate Asset except in material accordance with applicable Environmental Laws, (iii) there has been no present or, to the best of Borrower’s knowledge, past releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (a “Release”) or threatened Release of Hazardous Substances on, upon, into or from the Real Estate Assets in violation of applicable Environmental Laws, (iv) to the best of Borrower’s knowledge, there have been no Releases in violation of applicable Environmental Laws upon, from or into any real property in the vicinity of any of the Real Estate Assets which, through soil or groundwater contamination, may have come to be located on such Real Estate Asset, and (v) to the best of Borrower’s Knowledge, any Hazardous Substances that have been generated on any of the Real Estate Assets during ownership thereof by the Borrower, BPI, their respective Subsidiaries or the operations of their respective properties have been transported off-site only in compliance with all applicable Environmental Laws; any of which events described in clauses (i) through (v) above would have a material adverse effect on the business, assets or financial condition of BPLP, BPI, or taken as a whole, the BP Group. Notwithstanding that the representations contained herein are limited to the knowledge of the Borrower, any such limitation shall not affect the covenants specified in §8.11 or elsewhere in this Agreement.

(d) None of the Borrower, BPI or any of the Real Estate Assets is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement, by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any other transactions contemplated hereby.

§7.19. Intentionally Deleted.

§7.20. Loan Documents. All of the representations and warranties by or on behalf of the Borrower and BPI made in this Agreement and in the other Loan Documents or any document or instrument delivered to the Agent or the Banks pursuant to or in connection with any of such Loan Documents are true and correct in all material respects and do not include any untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make such representations and warranties not materially misleading.

§8. AFFIRMATIVE COVENANTS OF THE BORROWER AND BPI. The Borrower for itself and on behalf of BPI and their respective Subsidiaries (if and to the extent expressly included in subsections contained in this §8) covenants and agrees that, so long as any Loan, Letter of Credit or Note is outstanding or any Bank has any obligation to make any Loans or any Bank has any obligation to issue, extend or renew any Letters of Credit:

§8.1. Punctual Payment. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest, fees, charges and other amounts provided for in this Agreement and the other Loan Documents, all in accordance with the terms of this Agreement and the Notes, and the other Loan Documents.

§8.2. Maintenance of Office. Each of the Borrower and BPI will maintain its chief executive office in Boston, Massachusetts, or at such other place in the United States of America as each of them shall designate by written notice to the Agent to be delivered within fifteen (15) days of any change of chief executive office, where, subject to § 22, notices, presentations and demands to or upon the Borrower and BPI in respect of the Loan Documents may be given or made.

§8.3. Records and Accounts. Each of the Borrower and BPI will (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries in all material respects will be made in accordance with GAAP and (b) maintain adequate accounts and reserves for all taxes (including income taxes), contingencies, depreciation and amortization of its properties and the properties of its Subsidiaries; all of such reserves may be unfunded.

§8.4. Financial Statements, Certificates and Information. The Borrower will deliver and cause BPI to deliver (as applicable) to the Agent:

(a) as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of BPI, the audited consolidated balance sheet of BPI and its Subsidiaries at the end of such year, and the related audited consolidated statements of income, changes in shareholder’s equity and cash flows for the year then ended, in each case, setting forth in comparative form the figures as of the end of and for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, and, in each case, accompanied by an auditor’s report prepared without qualification by the Accountants other than a qualification solely with respect to internal controls over financial reporting as required under Section 404 of the Sarbanes Oxley Act;

(b) as soon as practicable, but in any event not later than forty-five (45) days after the end of each of its March 31, June 30 and September 30 fiscal quarters, copies of the unaudited consolidated balance sheet of BPI and its Subsidiaries, as at the end of such quarter, and the related unaudited consolidated statements of income, changes in shareholders’ equity and cash flows for the portion of BPI’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP (which may be provided by inclusion in the Form 10-Q of BPI filed with the SEC for such period provided pursuant to clause (i) below), together with a certification by the principal financial or accounting officer of the Borrower and BPI that the information contained in such financial statements fairly presents the financial position of BPI and its Subsidiaries on the date thereof (subject to year-end adjustments none of which shall be materially adverse);

(c) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, (i) a statement in the form of Exhibit C-2 hereto signed by an Authorized Officer and (if applicable) reconciliations to reflect changes in GAAP since the date of such financial statements and (ii) a quarterly worksheet in the form of Exhibit C-2A;

(d) promptly as they become available, a copy of each report (including any so-called management letters) submitted to the Borrower or BPI by the Accountants in connection with each annual audit of the books of the Borrower or BPI by such Accountants or in connection with any interim audit thereof pertaining to any phase of the business of the Borrower or BPI;

(e) contemporaneously with (or promptly after) the filing or mailing thereof, copies of all material of a financial nature sent to the holders of any Indebtedness of the Borrower (other than the Loans) for borrowed money, to the extent that the information or disclosure contained in such material refers to or could reasonably be expected to have a material adverse effect on the business, assets, financial condition or prospects, or operations of BPLP, BPI or, taken as a whole, the BP Group;

(f) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the SEC or sent to the stockholders of BPI;

(g) as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of BPI, copies of the Form 10-K statement filed by BPI with the SEC for such fiscal year, and as soon as practicable, but in any event not later than fifty (50) days after the end of each fiscal quarter of BPI copies of the Form 10-Q statement filed by BPI with the SEC for such fiscal quarter, provided that, in either case, if the SEC has granted an extension for the filing of such statements, BPI shall deliver such statements to the Agent within ten (10) days after the filing thereof with the SEC;

(h) from time to time such other financial data and information about the Borrower, BPI, their respective Subsidiaries, the Real Estate Assets and the Partially-Owned Entities as the Agent or any Bank (through the Agent) may reasonably request, including, without limitation, complete rent rolls, existing environmental reports, and insurance certificates with respect to the Real Estate Assets;

(i) Intentionally Deleted; and

(j) as soon as practicable, but in any event not later than ninety (90) days after the end of the fiscal year of BPLP, the audited balance sheet of BPLP at the end of each such year, and the related audited statements of income, changes in partners’ capital and cash flows for the year then ended, in each case setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, together with a certification by the principal financial or accounting officer of BPLP that the information contained in such financial statements fairly presents the financial position of BPLP on the date thereof, and as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the March 31, June 30 and September 30 fiscal quarters of BPLP, the unaudited balance sheet of BPLP at the end of each such quarter, and the related unaudited statements of income, changes in partners’ capital and cash flows for the quarter then ended, in each case setting forth in comparative form the figures for the previous fiscal quarter and all such statements to be in reasonable detail, prepared in accordance with GAAP, together with a certification by the principal financial or accounting officer of BPLP that the information contained in such financial statements fairly presents the financial position of BPLP on the date thereof (subject to year-end adjustments none of which shall be materially adverse).

Notwithstanding any provision of this §8.4, for so long as BPI is publically traded on the New York Stock Exchange, the Borrower shall be deemed to have satisfied its obligations under subsections (a), (b), (f), (g) and (j) of this §8.4 by timely filing its Form 10-Q and Form 10-K with the SEC for each applicable period, provided that, with respect to subsections (a) and (b) above, the Borrower has delivered to the Agent within the time periods required therefor and referred to in subsections (a) and (b), the statement required by subsection (c) above.

§8.5. Notices.

(a) Defaults. The Borrower will, and will cause BPI, as applicable, to, promptly after obtaining knowledge of the same, notify the Agent in writing of the occurrence of any Default or Event of Default or Non-Material Breach. If any Person shall give any notice or take any other action in respect of (x) a claimed Default (whether or not constituting an Event of Default) under this Agreement or (y) a claimed failure by the Borrower, BPI or any of their respective Subsidiaries, as applicable, to comply with any term, condition or provision of or under any note, evidence of Indebtedness, indenture or other obligation in excess of $10,000,000, individually or in the aggregate, to which or with respect to which any of them is a party or obligor, whether as principal or surety, and such failure to comply would permit the holder of such note or obligation or other evidence of Indebtedness to accelerate the maturity thereof, which acceleration would have a material adverse effect on BPLP, BPI or, taken as a whole, the BP Group or the Borrower shall forthwith give written notice thereof to the Agent, describing the notice or action and the nature of the claimed failure to comply.

(b) Environmental Events. The Borrower will, and will cause BPI to, promptly give notice in writing to the Agent (i) upon Borrower’s or BPI’s obtaining knowledge of any material violation (as determined by the Borrower or BPI in the exercise of its reasonable discretion) of any Environmental Law regarding any Real Estate Asset or Borrower’s or BPI’s operations, (ii) upon Borrower’s or BPI’s obtaining knowledge of any known Release of any Hazardous Substance at, from, or into any Real Estate Asset which it reports in writing or is reportable by it in writing to any governmental authority and which is material in amount or nature or which could materially affect the value of such Real Estate Asset, (iii) upon Borrower’s or BPI’s receipt of any notice of material violation of any Environmental Laws or of any material Release of Hazardous Substances in violation of any Environmental Laws, including a notice or claim of liability or potential responsibility from any third party (including without limitation any federal, state or local governmental officials) and including notice of any formal inquiry, proceeding, demand, investigation or other action with regard to (A) Borrower’s or BPI’s or any other Person’s operation of any Real Estate Asset, (B) contamination on, from or into any Real Estate Asset, or (C) investigation or remediation of off-site locations at which Borrower or BPI or any of its predecessors are alleged to have directly or indirectly disposed of Hazardous Substances, or (iv) upon Borrower’s or BPI’s obtaining knowledge that any expense or loss has been incurred by such governmental authority in connection with the assessment, containment, removal or remediation of any Hazardous Substances with respect to which Borrower or BPI or any Partially-Owned Real Estate Entity may be liable or for which a lien may be imposed on any Real Estate Asset; any of which events described in clauses (i) through (iv) above would have a material adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole. As of the date hereof, the Borrower has notified the Agent of the matters referenced on Schedule 8.5(b), to the extent such matters are disclosed in the Form 10-K referred to therein.

(c) [Intentionally Deleted.]

(d) Notice of Litigation and Judgments. The Borrower will give notice to the Agent in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings an adverse determination in which could materially affect BPLP, BPI or taken as a whole, the BP Group, or to which the Borrower, BPI or any of their respective Subsidiaries is or is to become a party involving an uninsured claim against the Borrower, BPI or any of their respective Subsidiaries that could reasonably be expected to have a materially adverse effect on BPLP, BPI or, taken as a whole, the BP Group, and stating the nature and status of such litigation or proceedings. The Borrower will give notice to the Agent, in writing, in form and detail reasonably satisfactory to the Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against the Borrower, BPI or any of such Subsidiaries in an amount in excess of $20,000,000.

(e) Insolvency Events. The Borrower shall notify the Agent in writing promptly after the occurrence of any of the events described in §14.1(g) or (h) with respect to any member of the BP Group other than BPLP and BPI.

(f) Copies of Notices to Banks. Agent shall promptly provide the Banks with copies of any notices received by Agent under this §8.5.

§8.6. Existence of Borrower; Maintenance of Properties. The Borrower will do or cause to be done all things necessary to, and shall, preserve and keep in full force and effect its existence in its jurisdiction of organization and will do or cause to be done all things necessary to preserve and keep in full force all of its rights and franchises and those of its Subsidiaries each of which in the sole judgment of Borrower (exercised in good faith) may be necessary to properly and advantageously conduct the businesses conducted by it. The Borrower (a) will cause all necessary repairs, renewals, replacements, betterments and improvements to be made to all Real Estate Assets owned or controlled by it, all as in the sole judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, subject to the terms of the applicable Leases and partnership agreements or other entity charter documents, and in any event, will keep all of the Real Estate Assets (for so long as such Real Estate Assets are owned by the Borrower or any of its Subsidiaries) in a condition consistent with the Real Estate Assets currently owned or controlled by the Borrower or its Subsidiaries, (b) will cause all of its other properties and those of its Subsidiaries (to the extent controlled by the Borrower) used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (c) will not permit BPI to directly own or lease any Real Estate Asset, and (d) will, and will cause each of its Subsidiaries to continue to engage primarily in the businesses now conducted by it and in related businesses, all of the foregoing to the extent necessary to comply with the other terms and conditions set forth in this Agreement, and in the case of clauses (a), (b) and (d) above, except to the extent that the failure to comply with the provisions thereof constitutes a Non-Material Breach.

§8.7. Existence of BPI; Maintenance of REIT Status of BPI; Maintenance of Properties;. The Borrower will cause BPI to do or cause to be done all things necessary to preserve and keep in full force and effect BPI’s existence as a Delaware or Maryland corporation, provided that if BPI becomes a Maryland corporation, the Borrower will promptly furnish to the Agent the evidence thereof, including any merger, conversion or other reincorporation documents, together with a good standing certificate for BPI from the State of Maryland. The Borrower will cause BPI at all times (i) to maintain its status as a REIT and not to take any action which could lead to its disqualification as a REIT and (ii) to continue to be listed on a nationally-recognized stock exchange. Without limitation of §9.3(f), the Borrower will cause BPI not to engage in any business other than the business of acting as a REIT and serving as the general partner and limited partner of the Borrower, and as a member, partner or stockholder of Subsidiaries of the Borrower, including Boston Properties LLC (provided that BPI’s percentage equity interest in any such Subsidiary shall not exceed 1%), and matters directly relating thereto, and shall cause BPI to (x) conduct all or substantially all of its business operations through the Borrower or through subsidiary partnerships or other entities in which the Borrower owns at least 99% of the economic interests and (y) own no real property or material personal property other than (1) through its ownership interests in the Borrower and its Subsidiaries, including Boston Properties LLC, in compliance with the terms hereof, and (2) contracts and agreements of the nature described in Schedule 9.1(e). The Borrower will cause BPI (a) to cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order, and supplied with all necessary equipment, (b) to cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of BPI may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times and (c) to cause each of its Subsidiaries to continue to engage primarily in the businesses now conducted by it and in related businesses, in each case under clauses (a), (b) and (c) above to the extent, in the sole judgment of BPI (exercised in good faith), necessary to properly and advantageously conduct the businesses being conducted by it, except to the extent that the failure to comply with the provisions thereof constitutes a Non-Material Breach.

§8.8. Insurance. The Borrower will, and will cause BPI to, maintain with respect to its properties, and will cause each of its Subsidiaries to maintain with financially sound and reputable insurers, insurance with respect to such properties and its business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent, unless any failure to do so is a Non-Material Breach.

§8.9. Taxes. The Borrower will, and will cause BPI and each of their respective Subsidiaries to, pay or cause to be paid real estate taxes, other taxes, assessments and other governmental charges against the Real Estate Assets before the same become delinquent and will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon its sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of the Real Estate Assets, unless any failure to do so is a Non-Material Breach; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or BPI shall have set aside on its books adequate reserves with respect thereto; and provided further that the Borrower or BPI will pay all such taxes, assessments, charges, levies or claims forthwith prior to the consummation of proceedings to foreclose any lien that may have attached as security therefor. Promptly upon request by the Agent if required for bank regulatory compliance purposes or similar bank purposes, the Borrower will provide evidence of the payment of real estate taxes, other taxes, assessments and other governmental charges against the Real Estate Assets in the form of receipted tax bills or other form reasonably acceptable to the Agent, or evidence of the existence of applicable contests as contemplated herein.

§8.10. Inspection of Properties and Books. (a) Subject to the rights of tenants to limit or prohibit such access, as denoted in the applicable leases, the Borrower will, and will cause BPI to, permit the Agent or any of the Banks’ other designated representatives upon no less than 24 hours notice (which notice may be given orally or in writing), to visit and inspect any of the properties of the Borrower, BPI or any of their respective Subsidiaries to examine the books of account of the Borrower, BPI and their respective Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrower, BPI and their respective Subsidiaries with, and to be advised as to the same by, its officers, all at such reasonable times and intervals as the Agent may reasonably request; provided that, so long as no Event of Default has occurred and is continuing, the Borrower shall only be responsible for the costs and expenses incurred by the Agent in connection with such inspections.

(b) The Borrower hereby agrees that each of the Banks and the Agent (and each of their respective, and their respective affiliates’, employees, officers, directors, agents and advisors (collectively, “Representatives”) is, and has been from the commencement of discussions with respect to the facility established by the Agreement (the “Facility”), permitted to disclose to any and all Persons, without limitation of any kind, the structure and tax aspects (as such terms are used in Code sections 6011 and 6111) of the Facility, and all materials of any kind (including opinions or other tax analyses) that are or have been provided to such Bank or the Agent related to such structure and tax aspects. In this regard, each of the Banks and the Agent acknowledges and agrees that its disclosure of the structure or tax aspects of the Facility is not limited in any way by an express or implied understanding or agreement, oral or written (whether or not such understanding or agreement is legally binding). Furthermore, each of the Banks and the Agent acknowledges and agrees that it does not know or have reason to know that its use or disclosure of information relating to the structure or tax aspects of the Facility is limited in any other manner (such as where the Facility is claimed to be proprietary or exclusive) for the benefit of any other Person. Notwithstanding the foregoing (i) the Banks and the Agent shall not disclose any materials or information of any kind or nature whatsoever which are not specifically permitted to be disclosed in accordance with the terms of this subparagraph (b) and (ii) in the event of any change, amendment, modification or clarification of Code sections 6011 and/or 6111 (or any other applicable section of the Code) or any Regulations promulgated thereunder, or the issuance by any Person of any guidance on which the Banks, the Agent and the Representatives are entitled to rely or are otherwise bound by (including, by way of example only, private letter rulings), which in any way limits or restricts what may be disclosed pursuant to the terms of this paragraph, or otherwise establishes that such Code sections do not, or are not intended to, apply to loan facilities such as the Facility (or other similar transactions), the terms of this subparagraph (b) shall be deemed modified thereby. In this regard, the Banks and the Agent intend that this transaction will not be a “confidential transaction” under Code sections 6011, 6111 or 6112, and the regulations promulgated thereunder.

(c) Notwithstanding anything to the contrary herein (including, without limitation, the provisions of subparagraph (b) above), neither the Agent nor any Bank may disclose to any Person any information that constitutes material non-public information regarding the Borrower or its securities for purposes of Regulation FD of the Securities and Exchange Commission or any other federal or state securities laws (it being acknowledged and agreed that the provisions of this §8.10 with respect to such information are reasonably necessary to comply with said Regulation FD and/or such other federal and state securities laws) (such information referred to collectively herein as the “Borrower Information”), except that each of the Agent and each of the Banks may disclose Borrower Information (i) to any other Bank, (ii) to any other person if reasonably incidental to the administration of the Loans, (iii) upon the order of any court or administrative agency, (iv) upon the request or demand of any regulatory agency or authority, (v) which has been publicly disclosed other than as a result of a disclosure by the Agent or any Bank which is not permitted by this Agreement, (vi) in connection with any litigation to which the Agent, any Bank, or any other Representative may be a party, (vii) to the extent reasonably required in connection with the exercise of any remedy hereunder, (viii) to the Agent’s or such Bank’s Affiliates, legal counsel and independent auditors or other Representatives, and (ix) to any actual or proposed participant or Eligible Assignee of all or part of its rights hereunder.

(d) Each of the Banks and the Agent hereby agrees that the Borrower (and its, and its affiliates’, employees, officers, directors, advisors and agents (collectively “Borrower Representatives”) is, and has been from the commencement of discussions with respect to the Facility, permitted to disclose to any and all Persons, without limitation of any kind, the structure and tax aspects (as such terms are used in Code sections 6011 and 6111) of the Facility, and all materials of any kind (including opinions or other tax analyses) that are or have been provided to the Borrower related to such structure and tax aspects. In this regard, the Borrower acknowledges and agrees that its disclosure of the structure or tax aspects of the Facility is not limited in any way by an express or implied understanding or agreement, oral or written (whether or not such understanding or agreement is legally binding). Furthermore, each of the Borrower, each Bank and the Agent acknowledges and agrees that it does not know or have reason to know that its use or disclosure of information relating to the structure or tax aspects of the Facility is limited in any other manner (such as where the Facility is claimed to be proprietary or exclusive) for the benefit of any other Person.

(e) The Borrower hereby acknowledges that (a) the Agent and/or the Arrangers will make available to the Banks and the Fronting Bank materials and/or information provided by or on behalf of the Borrower hereunder by posting such materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Banks may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all such materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking such materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent, the Arrangers, the Fronting Bank and the Banks to treat such materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all such materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Agent and the Arrangers shall be entitled to treat any such materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, Borrower shall be under no obligation to mark any such materials “PUBLIC.” In addition, Agent, Arrangers, the Fronting Bank and the Banks all agree to maintain all such materials (other than any such materials as are marked “PUBLIC”) in confidence and further agree that they shall not make any such materials available to any other Person (including, without limitation, other proposed Banks and/or participants) unless and until such other Person agrees to maintain such materials in confidence; provided, disclosures made pursuant to clauses (iii), (iv), (v), (vi) and (vii) of §8.10(c), shall not be subject to this last sentence of this §8.10(e).

(f) The provisions of this §8.10 supersede any confidentiality obligations of the Borrower, the Agent or any of the Banks relating to the Facility under any agreements between or among the Borrower and the Agent and/or the Banks, as applicable. The parties hereto agree that any such confidentiality obligations shall be deemed void ab initio.

§8.11. Compliance with Laws, Contracts, Licenses, and Permits. The Borrower will, and will cause BPI to, comply with, and will cause each of their respective Subsidiaries to comply with (a) all applicable laws and regulations now or hereafter in effect wherever its business is conducted, including, without limitation, all Environmental Laws and all applicable federal and state securities laws, (b) the provisions of its partnership agreement or corporate charter and other charter documents and by-laws, as applicable, (c) all material agreements and instruments to which it is a party or by which it or any of its properties may be bound (including the Real Estate Assets and the Leases) and (d) all applicable decrees, orders, and judgments, unless such non-compliance constitutes a Non-Material Breach. If at any time while any Loan or Note or Letter of Credit is outstanding or the Banks have any obligation to make Loans or issue Letters of Credit hereunder, any Permit shall become necessary or required in order that the Borrower may fulfill any of its obligations hereunder, the Borrower and BPI and their respective Subsidiaries will immediately take or cause to be taken all reasonable steps within the power of the Borrower or BPI, as applicable, to obtain such Permit and furnish the Agent with evidence thereof.

§8.12. Use of Proceeds. Subject at all times to the other provisions of this Agreement, the Borrower will use the proceeds of the Loans solely for working capital and general corporate purposes. It is agreed by the Banks that, from time to time, the Borrower may request proceeds of the Loans be used to refinance certain secured mortgage Indebtedness of the Borrower and/or its Subsidiaries, in which event, a portion of the Loans equal to the amount of the advances made hereunder in connection with such refinancing may, at Borrower’s election, be secured by the refinanced mortgage (a “Refinancing Mortgage”). Any such Refinancing Mortgage would be (i) required to be in form and substance reasonably satisfactory to the Agent, (ii) subject to customary terms and conditions reasonably satisfactory to the Agent, (iii) amended and restated to provide for economic and other terms which are identical to those of the Loans (e.g., the maturity date shall be amended to be the Maturity Date hereunder and the interest rate and payment terms will be amended to be the same as those hereunder, it being further acknowledged that such modified interest rate may be based upon either a Revolving Credit Loan or a Bid Rate Loan calculation, as elected by the Borrower pursuant to the terms hereof) and (iv) subject to being released or transferred by the Agent at the request of the Borrower. In addition, in connection with each Refinancing Mortgage, the Agent would agree to provide, at the request of Borrower, subordination, non-disturbance and attornment agreements in form and substance reasonably satisfactory to Agent. No Real Estate Asset that is subject to a Refinancing Mortgage will qualify as an Unencumbered Asset hereunder.

§8.13. Intentionally Deleted.

§8.14. Solvency. Each of Borrower, BPI and their respective Subsidiaries shall remain solvent at all times, unless such failure to remain solvent does not relate to Borrower or BPI and is a Non-Material Breach.

§8.15. Further Assurances. The Borrower will, and will cause BPI to, cooperate with, the Agent and the Banks and execute such further instruments and documents as the Banks or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

§8.16. Intentionally Deleted.

§8.17. Environmental Indemnification. The Borrower covenants and agrees that it will indemnify and hold the Agent and each Bank, and each of their respective Affiliates, harmless from and against any and all claims, expense, damage, loss or liability incurred by the Agent or any Bank (including all reasonable costs of legal representation incurred by the Agent or any Bank, but excluding, as applicable, for the Agent or a Bank any claim, expense, damage, loss or liability as a result of the gross negligence or willful misconduct of the Agent or such Bank or any of their respective Affiliates) relating to (a) any Release or threatened Release of Hazardous Substances on any Real Estate Asset; (b) any violation of any Environmental Laws with respect to conditions at any Real Estate Asset or the operations conducted thereon; (c) the investigation or remediation of off-site locations at which the Borrower, BPI or any of their respective Subsidiaries or their predecessors are alleged to have directly or indirectly disposed of Hazardous Substances; or (d) any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances relating to Real Estate Assets (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property). It is expressly acknowledged by the Borrower that, notwithstanding the introductory paragraph of this §8, this covenant of indemnification shall survive the repayment of the amounts owing under the Notes and this Agreement and the termination of this Agreement and the obligations of the Banks hereunder and shall inure to the benefit of the Agent and the Banks and their respective Affiliates, their respective successors, and their respective assigns under the Loan Documents permitted under this Agreement.

§8.18. Response Actions. The Borrower covenants and agrees that if any Release or disposal of Hazardous Substances shall occur or shall have occurred on any Real Estate Asset owned directly or indirectly by the Borrower or BPI, in material violation of applicable Environmental Laws, the Borrower will cause the prompt containment and removal of such Hazardous Substances and remediation of such wholly-owned Real Estate Asset as necessary to comply in all material respects with all Environmental Laws, unless such non-compliance would constitute a Non-Material Breach.

§8.19. Intentionally Deleted.

§8.20. Employee Benefit Plans.

(a) Notice. The Borrower will, and will cause BPI to, notify the Agent within a reasonable period after the establishment of any Guaranteed Pension Plan by any of them or any of their respective ERISA Affiliates other than those disclosed in the SEC Filings and no Borrower will, or will permit BPI to, establish any Multiemployer Plan or Guaranteed Pension Plan which could reasonably be expected to have a material adverse effect on BPLP, BPI or, taken as a whole, the BP Group.

(b) In General. Each Employee Benefit Plan maintained by the Borrower, BPI or any of their respective ERISA Affiliates will be operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions.

(c) Unfunded or Underfunded Liabilities. The Borrower will not, and will not permit BPI to, at any time, have accruing or accrued unfunded or underfunded liabilities with respect to any Employee Benefit Plan, Guaranteed Pension Plan or Multiemployer Plan, or permit any condition to exist under any Multiemployer Plan that would create a withdrawal liability, which such liability could, individually or in the aggregate, reasonably be expected to have a material adverse effect on BPLP, BPI or, taken as a whole, the BP Group.

§8.21. No Amendments to Certain Documents. The Borrower will not, and will not permit BPI to, at any time cause or permit its certificate of limited partnership, agreement of limited partnership (including without limitation the Agreement of Limited Partnership of the Borrower, articles of incorporation, by-laws, operating agreement or other charter documents, as the case may be), to be modified, amended or supplemented in any respect whatever, without (in each case) the express prior written consent or approval of the Agent, if such changes would affect BPI’s REIT status or otherwise materially adversely affect the rights of the Agent and the Banks hereunder or under any other Loan Document.

§9. CERTAIN NEGATIVE COVENANTS OF THE BORROWER AND BPI. The Borrower for itself and on behalf of BPI covenants and agrees that, so long as any Loan, Letter of Credit or Note is outstanding or any Bank has any obligation to make any Loans or any Bank has any obligation to issue, extend or renew any Letters of Credit:

§9.1. Restrictions on Liabilities. The Borrower and BPI may, and may permit their respective Subsidiaries to, create, incur, assume, guarantee or be or remain liable for, contingently or otherwise, any Liabilities other than the specific Liabilities which are prohibited under this §9.1 (the “Prohibited Liabilities”), it being agreed that, except as specifically noted in clauses (a) through (e) below, neither the Borrower nor BPI will, or will permit any Subsidiary to, create, incur, assume, guarantee or be or remain liable for, contingently or otherwise, singularly or in the aggregate for any of such Prohibited Liabilities, as follows:

(a) [Intentionally Omitted.]

(b) Indebtedness which would result in a Default or Event of Default under §10;

(c) An aggregate amount in excess of $20,000,000 at any one time in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies (other than in respect of properties owned by Partially-Owned Entities) for which payment therefor is required to be made in accordance with the provisions of §8.9 and such payment is due and delinquent and which is not being contested diligently and in good faith;

(d) An aggregate amount in excess of $20,000,000 at any one time in respect of uninsured judgments or awards, with respect to which the applicable periods for taking appeals have expired, or with respect to which final and unappealable judgments or awards have been rendered, and such judgments or awards remain unpaid for more than thirty (30) days; and

(e) With respect to BPI only, any and all Liabilities other than (i) the Liabilities existing as of the Closing Date of the kind or nature described on Schedule 9.1(e), (ii) Liabilities incurred by BPI in the ordinary course of business and which are of the same or similar kind or nature to those permitted under subclause (i) above, (iii) Liabilities incurred by BPI in connection with its maintenance of corporate status, preparation of SEC filings, accountants’ fees and similar administrative matters, and (iv) other Liabilities incurred by BPI of the same or similar kind or nature as currently exist, so long as such Liabilities are not, individually or in the aggregate, material to BPI, BPLP or, taken as a whole, the BP Group.

The terms and provisions of this §9.1 are in addition to, and not in limitation of, the covenants set forth in §10.

Notwithstanding any other provision of this Agreement, in the event that any Subsidiary of BPLP incurs Unsecured Indebtedness, (i) the Real Estate Assets owned by such Subsidiary shall not be treated as Unencumbered Assets for purposes of this Agreement until such Unsecured Indebtedness has been repaid and the loan documents evidencing such Unsecured Indebtedness have been terminated and (ii) no Default or Event of Default may result from the incurrence of such Unsecured Indebtedness, and after giving effect to such Unsecured Indebtedness (and to the exclusion of any Unencumbered Assets owned by the applicable Subsidiary), the Borrower must be in compliance with each of the covenants set forth in §10.

Without limiting the foregoing, but subject to the other provisions of this Agreement (including without limitation §10), Indebtedness Without Recourse to Borrower or any of its assets other than its interests in the Real Estate Assets that are subject to such Indebtedness Without Recourse is not restricted.

§9.2. Restrictions on Liens, Etc. None of the Borrower, BPI and any Wholly-owned Subsidiary will: (a) create or incur or suffer to be created or incurred or to exist any lien, mortgage, pledge, attachment, security interest or other rights of third parties of any kind upon any of the Unencumbered Assets, whether now owned or hereafter acquired (but only if and to the extent such Real Estate Asset is included as an Unencumbered Asset in a compliance calculation in effect under §10 hereof), or upon the income or profits therefrom; (b) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement in connection with the operation of the Unencumbered Assets (but only if and to the extent such Real Estate Asset is included as an Unencumbered Asset in a compliance calculation in effect under §10); (c) suffer to exist for a period of more than thirty (30) days, with respect to the Unencumbered Assets (but only if and to the extent such Real Estate Asset is included as an Unencumbered Asset in a compliance calculation in effect under §10), any taxes, assessments, governmental charges and claims for labor, materials and supplies for which payment thereof is not being contested or for which payment notwithstanding a contest is required to be made in accordance with the provisions of §8.9 and has not been timely made and, with respect to any individual Unencumbered Asset (but only if and to the extent such Real Estate Asset is included as an Unencumbered Asset in a compliance calculation in effect under §10), is in an amount in excess of the lesser of (i) $500,000 and (ii) three percent (3%) of the fair market value of the applicable Unencumbered Asset; or (d) sell, assign, pledge or otherwise transfer for security any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse, relating to the Unencumbered Assets (but only if and to the extent such Real Estate Asset is included as an Unencumbered Asset in a compliance calculation in effect under §10) (the foregoing items (a) through (d) being sometimes referred to in this §9.2 collectively as “Liens”), provided that the Borrower and any Wholly-owned Subsidiary may create or incur or suffer to be created or incurred or to exist (collectively, the “Permitted Liens”):

(i) Liens securing taxes, assessments, governmental charges or levies or claims for labor, material and supplies, the Indebtedness with respect to which is not prohibited by §9.1(c) or §9.2(c);

(ii) Liens arising out of deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pensions or other social security obligations; and deposits with utility companies and other similar deposits made in the ordinary course of business;

(iii) Liens (other than affecting the Unencumbered Assets, but only if and to the extent such Real Estate Asset is included as an Unencumbered Asset in a compliance calculation in effect under §10) in respect of judgments or awards, the Indebtedness with respect to which is not prohibited by §9.1(d);

(iv) encumbrances on properties consisting of easements, rights of way, covenants, zoning and other land-use restrictions, building restrictions, restrictions on the use of real property and defects and irregularities in the title thereto; landlord’s or lessor’s Liens under Leases to which the Borrower or any Wholly-owned Subsidiary is a party or bound; purchase options granted at a price not less than the market value of such property; and other minor Liens or encumbrances on properties, none of which interferes materially and adversely with the use of the property affected in the ordinary conduct of the business of the Borrower, and which matters (x) do not individually or in the aggregate have a material adverse effect on the business of BPLP, BPI or, taken as a whole, the BP Group and (y) do not make title to such property unmarketable by the conveyancing standards in effect where such property is located;

(v) any Leases;

(vi) Liens and other encumbrances or rights of others which exist on the date of this Agreement and which do not otherwise constitute a breach of this Agreement, including, without limitation, Liens created by or pursuant to the Organizational Documents of the Borrower with respect to a restriction on sale or refinancing of a Real Estate Asset that would be an acceptable Lien under the definition of “Unencumbered Asset”, so long as all such Liens, individually, or in the aggregate, do not have a material adverse effect on BPLP, BPI or, taken as a whole, the BP Group; provided that nothing in this clause (vi) shall be deemed or construed to permit an Unencumbered Asset to be subject to a Lien to secure Indebtedness at any time such Unencumbered Asset is included in a compliance calculation in effect under §10 hereof;

(vii) as to Real Estate Assets which are acquired after the date of this Agreement, Liens and other encumbrances or rights of others which exist on the date of acquisition and which do not otherwise constitute a breach of this Agreement; provided that nothing in this clause (vii) shall be deemed or construed to permit an Unencumbered Asset to be subject to a Lien at any time such Unencumbered Asset is included in a Compliance Calculation in effect under §10;

(viii) Liens affecting the Unencumbered Assets (but only if and to the extent such Real Estate Asset is included as an Unencumbered Asset in a Compliance Calculation in effect under §10) in respect of judgments or awards that are under appeal or have been in force for less than the applicable period for taking an appeal, so long as execution is not levied thereunder or in respect of which, at the time, a good faith appeal or proceeding for review is being diligently prosecuted, and in respect of which a stay of execution shall have been obtained pending such appeal or review; provided that the Borrower shall have obtained a bond or insurance or made other arrangements with respect thereto, in each case reasonably satisfactory to the Agent;

(ix) Liens securing Indebtedness for the purchase price of capital assets (other than Real Estate Assets but including Indebtedness in respect of Capitalized Leases for equipment and other equipment leases) to the extent not otherwise prohibited by §9.1; and

(x) other Liens (other than affecting the Unencumbered Assets, but only if and to the extent such Real Estate Asset is included as an Unencumbered Asset in a Compliance Calculation in effect under §10) in connection with any Indebtedness permitted under §9.1.

Nothing contained in this §9.2 shall restrict or limit the Borrower or any of their respective Wholly-owned Subsidiaries from creating a Lien in connection with any Real Estate Asset which is not an Unencumbered Asset included in any compliance calculation in effect under §10 and otherwise is in compliance with the other terms of this Agreement.

BPI shall not create or incur or suffer to be created or incurred any Lien on its general partner interests and limited partner interests in the Borrower. Further,

notwithstanding any other provision of this Agreement, in the event that the Borrower (or any Subsidiary of the Borrower, as applicable) grants, creates or incurs any Lien on the equity or other profits interests of a Subsidiary of the Borrower, (i) the Real Estate Assets owned by such Subsidiary shall not be treated as Unencumbered Assets for purposes of this Agreement until such Lien has been released and terminated, and (ii) no Default or Event of Default may result from the granting, creation or incurrence of such Lien, and after giving effect to such Lien (and to the exclusion of any Unencumbered Assets owned by the relevant Subsidiary), the Borrower must be in compliance with each of the covenants set forth in §10.

§9.3. Restrictions on Investments. None of the Borrower, BPI, or any of their respective Subsidiaries will make or permit to exist or to remain outstanding any Investment except, with respect to the Borrower and its Subsidiaries only, Investments in:

(a) marketable direct or guaranteed obligations of the United States of America that mature within two (2) years from the date of purchase (including investments in securities guaranteed by the United States of America such as securities in so-called “overseas private investment corporations”);

(b) (x) demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $1,000,000,000, (y) mutual funds and (z) other Investments which are rated by S&P as BBB or better or by Moody’s as Baa2 or better;

(c) securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than “P 1” if rated by Moody’s, and not less than “A 1” if rated by S&P;

(d) Investments existing on the Closing Date and listed in the SEC Filings or in the financial statements referred to in §7.4;

(e) other Investments hereafter in connection with the acquisition and development of Permitted Properties and other Real Estate Assets (other than with respect to Real Estate Assets Under Development which are covered by clause (f), below, and subject to any applicable limitations contained in clause (l) below);

(f) subject at all times to the restrictions set forth in the last paragraph of this §9.3, Investments in Development Costs in Real Estate Assets Under Development;

(g) Investments in Subsidiaries (other than Wholly-owned Subsidiaries) and/or Partially-Owned Entities (other than with respect to Development Costs in Real Estate Assets under Development which are covered by clause (f), above) provided that the value of such Investments in Partially-Owned Entities (calculated in the manner set forth in the definition of Fair Market Value of Real Estate Assets) shall never constitute more than twenty-five percent (25%) of the Consolidated Total Adjusted Asset Value at the time of any such Investment;

(h) any Investments now or hereafter made in any Wholly-owned Subsidiary;

(i) Investments in respect of (1) equipment, inventory and other tangible personal property acquired in the ordinary course of business, (2) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms, (3) advances in the ordinary course of business to employees for travel expenses, drawing accounts and similar expenditures, (4) prepaid expenses made in the ordinary course of business;

(j) shares of so-called “money market funds” registered with the SEC under the Investment Company Act of 1940 which maintain a level per-share value, invest principally in marketable direct or guaranteed obligations of the United States of America and agencies and instrumentalities thereof, and have total assets in excess of $50,000,000;

(k) subject at all times to the restrictions set forth in the last paragraph of this §9.3, Investments made by the Borrower in businesses which are not in the business of commercial real estate so long as such businesses have real estate related purposes or such Investments are in connection with a real estate related transaction, including, without limitation, Investments in Mezzanine Loans, Mortgages, contracts for the management of real estate assets for third parties unrelated to the Borrower;

(l) Investments made, directly or indirectly, by the Borrower in Real Estate Assets which are not office properties (including as “office properties” for such purpose office, industrial, research and development, technology and laboratory properties and other properties and facilities which are ancillary to any such property investment), provided that Investments in non-office properties which are not ancillary or related to office properties shall be subject to the restrictions set forth in the last paragraph of this §9.3.

Notwithstanding the foregoing, BPI shall be permitted to make and maintain (i) Investments in the Borrower, (ii) Investments in the Borrower’s Subsidiaries (including, without limitation, in Boston Properties LLC), provided that BPI’s percentage equity interest in any such Subsidiary shall not exceed 1%, (iii) Investments which exist as of the date of this Agreement and are set forth on Schedule 9.3, and (iv) other Investments which would be permitted by the terms of this Agreement, including §8.7 above. The Borrower shall cause BPI to contribute to the Borrower, promptly upon, and in any event within 3 Business Days of, BPI’s receipt thereof, 100% of the aggregate proceeds received by BPI in connection with any offering of stock or debt in BPI (net of fees and expenses customarily incurred in such offerings).

Notwithstanding anything to the contrary contained in this §9.3, at any time of determination, aggregate Investments permitted under §9.3(f), (k) and (l) shall never constitute more than thirty-five percent (35%) of the Consolidated Total Adjusted Asset Value.

§9.4. Merger, Consolidation and Disposition of Assets; Assets of BPI.

Neither the Borrower nor BPI will:

(a) become a party to any merger or consolidation without prior written approval of the Required Banks, except that so long as no Default or Event of Default has occurred and is continuing, or would occur after giving effect thereto, the merger or consolidation of one or more Persons with and into the Borrower or BPI shall be permitted in connection with the acquisition of Real Estate Assets if the Borrower or BPI, as the case may be, is the surviving entity; provided that (i) if any such merger or consolidation involves BPI, the assets acquired (including any equity interests) are, promptly after the consummation of the acquisition, contributed to the Borrower or one of its Subsidiaries and all liabilities assumed by BPI in connection with the acquisition are assumed by the Borrower or such Subsidiary, and (ii) prior to any such merger or consolidation (other than (x) the merger or consolidation of one or more Wholly-owned Subsidiaries with and into the Borrower or (y) the merger or consolidation of two or more Wholly owned Subsidiaries of the Borrower), the Borrower shall provide to the Agent a statement in the form of Exhibit C-4 hereto signed by the chief financial officer or treasurer of the Borrower and setting forth in reasonable detail computations evidencing compliance with the covenants contained in §§10.1 through 10.7 and certifying, to the best knowledge of the signatory, that no Default or Event of Default has occurred and is continuing, or would occur and be continuing after giving effect to such merger or consolidation and all liabilities, fixed or contingent, pursuant thereto; or

(b) without limitation of the other provisions of this Agreement, sell, transfer or otherwise dispose of any Real Estate Assets or grant a Lien to secure Indebtedness otherwise permitted hereunder unless no Default or Event of Default would exist or occur and be continuing after giving effect to any such transaction.

§9.5. Compliance with Environmental Laws. None of the Borrower, BPI or any Subsidiary will do any of the following: (a) use any of the Real Estate Assets or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances except for quantities of Hazardous Substances used in the ordinary course of business and in compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Real Estate Assets any underground tank or other underground storage receptacle for Hazardous Substances except in compliance with Environmental Laws, (c) generate any Hazardous Substances on any of the Real Estate Assets except in compliance with Environmental Laws, or (d) conduct any activity at any Real Estate Asset or use any Real Estate Asset in any manner so as to cause a Release in violation of applicable Environmental Laws; unless, with respect to clause (d) above, any such occurrence would constitute a Non-Material Breach hereunder.

§9.6. Distributions. BPI will not, during any period when any monetary Event of Default has occurred and is continuing, make any Distributions in excess of the Distributions required to be made by BPI in order to maintain its status as a REIT.

§10. FINANCIAL COVENANTS. The Borrower covenants and agrees that, so long as any Loan, Letter of Credit or Note is outstanding or any Bank has any obligation to make any Loan or any Bank has any obligation to issue, extend or renew any Letters of Credit:

§10.1. Consolidated Total Indebtedness. As at the end of any fiscal quarter or any other date of measurement, the ratio of Consolidated Total Indebtedness to Consolidated Total Adjusted Asset Value shall not exceed 60%, provided that such ratio may exceed 60% from time to time so long as (a) such ratio does not exceed 65%, (b) such ratio ceases to exceed 60% within 180 days following each date such ratio first exceeded 60% (in respect of such instance), and (c) in respect of each such instance, the Borrower provides to the Agent a certificate, which certificate shall be in substantially the form of Exhibit G hereto, when such ratio first exceeds 60% and when such ratio ceases to exceed 60%.

§10.2. Secured Consolidated Total Indebtedness. As at the end of any fiscal quarter, Secured Consolidated Total Indebtedness shall not exceed 55% of Consolidated Total Adjusted Asset Value on the last day of such quarter.

§10.3. Debt Service Coverage. As at the end of any fiscal quarter, the ratio of (i) Consolidated EBITDA for such quarter to (ii) Consolidated Fixed Charges for such quarter shall not be less than 1.40 to 1.0.

§10.4. Unsecured Leverage Ratio. As at the end of any fiscal quarter or other date of measurement, the ratio of Unsecured Consolidated Total Indebtedness to Consolidated Unencumbered Asset Value shall not exceed 60%, provided that such ratio may exceed 60% from time to time so long as (a) such ratio does not exceed 65%, (b) such ratio ceases to exceed 60% within 180 days following each date such ratio first exceeded 60% (in respect of such instance), and (c) in respect of each such instance, the Borrower provides to the Agent a certificate, which certificate shall be in substantially the form of Exhibit G hereto, when such ratio first exceeds 60% and when such ratio ceases to exceed 60%.

§10.5. Net Worth. As at the end of any fiscal quarter or any other date of measurement, the Consolidated Net Worth of the Borrower and its Subsidiaries shall not be less than the sum of (i) $2,000,000,000.00 plus (ii) 75% of the aggregate proceeds received by BPI (net of fees and expenses customarily incurred in transactions of such type) in connection with any offering of stock in BPI, plus (iii) 75% of the aggregate value of operating units issued by the Borrower in connection with asset or stock acquisitions (valued at the time of issuance by reference to the terms of the agreement pursuant to which such units are issued), in each case after the Closing Date and on or prior to the date such determination of Consolidated Net Worth is made.

§10.6. Unsecured Interest Coverage. As at the end of any fiscal quarter, the ratio of Consolidated Unencumbered NOI, as calculated for such quarter, to Consolidated Unencumbered Interest Expense, as calculated for such quarter, shall not be less than 1.75 to 1.0.

§11. [Reserved.]

§12. CONDITIONS TO THE FIRST ADVANCE. The obligations of any Bank to make the initial Revolving Credit Loans and of the Fronting Bank to issue any initial Letters of Credit (and to maintain the existing outstanding Loans and Letters of Credit) shall be subject to the satisfaction of the following conditions precedent on or prior to the Closing Date:

§12.1. Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect.

§12.2. Certified Copies of Organization Documents. The Agent shall have received (i) from the Borrower a copy, certified as of a recent date by a duly authorized officer of BPI, in its capacity as general partner of the Borrower, to be true and complete, of the Agreement of Limited Partnership of BPLP and any other Organizational Document or other agreement governing the rights of the partners or other equity owners of the Borrower, and (ii) from BPI a copy, certified as of a recent date by the appropriate officer of the State of Delaware to be true and correct, of the corporate charter of BPI, in each case along with any other organization documents of the Borrower or BPI and their respective general partners, as the case may be, and each as in effect on the date of such certification.

§12.3. By-laws; Resolutions. All action on the part of the Borrower and BPI necessary for the valid execution, delivery and performance by the Borrower and BPI of this Agreement and the other Loan Documents to which any of them is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Banks shall have been provided to the Agent. The Agent shall have received from BPI true copies of its by-laws and the resolutions adopted by its board of directors authorizing the transactions described herein and evidencing the due authorization, execution and delivery of the Loan Documents to which BPI and/or the Borrower is a party, each certified by the secretary as of a recent date to be true and complete.

§12.4. Incumbency Certificate: Authorized Signers. The Agent shall have received from BPI an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of BPI and giving the name of each individual who shall be an Authorized Officer hereunder and, as such authorized: (a) to sign, in the name and on behalf of the Borrower and BPI, as the case may be, each of the Loan Documents to which the Borrower or BPI is or is to become a party; (b) to make Loan and Conversion Requests on behalf of the Borrower and (c) to give notices and to take other action on behalf of the Borrower or BPI as applicable, under the Loan Documents. The Agent and the Banks shall be entitled to rely upon any such incumbency certificate as provided until and unless a replacement incumbency certificate is provided to Agent by BPI.

§12.5. Pro Forma Financial Statements. Each of the Banks and the Agent shall have received satisfactory pro forma consolidated financial statements of the Borrower (including, without limitation, projected balance sheets, income statements, and cash flow statements), together with covenant compliance projections covering a 4-year period from the Effective Date, shown on a quarterly basis for the first year after the Effective Date and annually thereafter. The Agent and the Banks acknowledge that the pro forma financial information provided in the offering memorandum relating to the credit facilities evidenced by this Agreement has fully satisfied this condition.

§12.6. Intentionally Deleted.

§12.7. Intentionally Deleted.

§12.8. Opinion of Counsel Concerning Organization and Loan Documents. Each of the Banks and the Agent shall have received favorable opinions addressed to the Banks and the Agent in form and substance reasonably satisfactory to the Banks and the Agent from Goodwin Procter LLP, as counsel to the Borrower and BPI, with respect to applicable law, including, without limitation, Massachusetts law and certain matters of Delaware law.

§12.9. [Reserved.]

§12.10. Intentionally Deleted.

§12.11. Intentionally Deleted.

§12.12. Intentionally Deleted.

§12.13. Certifications from Government Officials. The Agent shall have received long-form certifications from government officials evidencing the legal existence, good standing and foreign qualification of the Borrower and BPI, along with a certified copy of the certificate of limited partnership of the Borrower, all as of the most recent practicable date.

§12.14. Reserved.

§12.15. Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in form and substance to each of the Banks and to the Agent’s counsel, and the Agent, each of the Banks and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent may reasonably request.

§12.16. Fees. The Borrower shall have paid to the Agent, for the accounts of the Banks or for its own account, as applicable, all of the fees and expenses that are due and payable as of the Closing Date in accordance with this Agreement and with any fee letter of even date herewith between the Borrower and the Agent.

§12.17. Closing Certificate; Compliance Certificate. The Borrower shall have delivered a Closing Certificate to the Agent, the form of which is attached hereto as Exhibit E. The Borrower shall have delivered a compliance certificate in the form of Exhibit C-7 hereto evidencing compliance with the covenants set forth in §10 on a pro forma basis.

§13. CONDITIONS TO ALL BORROWINGS. The obligations of any Bank to make any Loan (including any Swingline Loan or Bid Rate Loan) and of any Bank to issue, extend or renew any Letter of Credit, in each case, whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

§13.1. Representations True; No Event of Default; Compliance Certificate. Each of the representations and warranties made by or on behalf of the Borrower or BPI contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of each Loan or the issuance, extension or renewal of each Letter of Credit, with the same effect as if made at and as of that time (except (i) to the extent of changes resulting from transactions contemplated or not prohibited by this Agreement or the other Loan Documents and changes occurring in the ordinary course of business, (ii) to the extent that such representations and warranties relate expressly to an earlier date and (iii) to the extent otherwise represented by the Borrower with respect to the representation set forth in §7.10); and no Default or Event of Default under this Agreement shall have occurred and be continuing on the date of any Completed Loan Request (or request for a Swingline Loan or a Bid Rate Advance Borrowing Notice) or on the Drawdown Date (or other date of advance) of any Loan.

§13.2. No Legal Impediment. No change shall have occurred any law or regulations thereunder or interpretations thereof that in the reasonable opinion, as determined in good faith, of the Agent or any Bank would make it illegal for any Bank to make such Loan or to participate in the issuance, extension or renewal of such Letter of Credit or, in the reasonable opinion, as determined in good faith, of the Agent, would make it illegal to issue, extend or renew such Loan or Letter of Credit.

§13.3. Governmental Regulation. Each Bank shall have received such statements in substance and form reasonably satisfactory to such Bank as such Bank shall reasonably require in good faith for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

§14. EVENTS OF DEFAULT; ACCELERATION; ETC..

§14.1. Events of Default and Acceleration. If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of the Loans when the same shall become due and payable;

(b) the Borrower shall fail to pay any interest on the Loans or any other sums due hereunder or under any of the other Loan Documents (including, without limitation, amounts due under §8.17) when the same shall become due and payable, and such failure continues for three (3) days (provided that in the case of such sums due other than for interest, the Borrower shall have received from the Agent notice of the nature and amount of such other amounts and that payment therefor is due);

(c) the Borrower or BPI shall fail to comply, or to cause BPI to comply, as the case may be, with any of the respective covenants contained in the following:

(i) §8.1 (except with respect to principal, interest and other sums covered by clauses (a) or (b) above);

(ii) §8.5 (clauses (a) through (d)), unless such failure is cured within fifteen (15) Business Days;

(iii) §8.6 (as to the legal existence of Borrower);

(iv) §8.7 (as to the legal existence and REIT status of BPI or as it otherwise relates to BPI);

(v) §8.10, unless such failure is cured within three (3) Business Days;

(vi) §8.12;

(vii) [Intentionally Deleted];

(viii) §8.14;

(ix) §9.1;

(x) §9.2;

(xi) §9.3;

(xii) §9.4;

(xiii) §9.6; and

(xiv) §10;

(d) the Borrower or BPI shall fail to perform, or to cause BPI to perform, any other term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this §14) and such failure continues for thirty (30) days after written notice of such failure from the Agent (such notice not, however, being required for any failure with respect to which the Borrower is otherwise obligated hereunder to notify the Agent or the Banks), provided, however, that if the Borrower is diligently and in good faith prosecuting a cure of any such failure or breach that is capable of being cured (all as determined by the Agent in its reasonable and good faith judgment), the Borrower shall be permitted an additional thirty (30) days (but in no event more than an aggregate of sixty (60) days after any such initial written notice from the Agent) to effect such cure;

(e) any representation or warranty made by or on behalf of the Borrower or BPI in this Agreement or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated and the same is not otherwise specified herein to be a Non-Material Breach;

(f) the Borrower or any of its Subsidiaries or, to the extent of Recourse to the Borrower or such Subsidiaries thereunder, any of their respective Affiliates, shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or in respect of any Capitalized Leases (other than non-recourse obligations or credit), the recourse component of which is in excess of $50,000,000, either individually or in the aggregate, or fail to observe or perform any material term, covenant, condition or agreement contained in any agreement, document or instrument by which it is bound evidencing, securing or otherwise relating to such Recourse obligations, evidencing or securing borrowed money or credit received or in respect of any Capitalized Leases for such period of time (after the giving of appropriate notice if required) as would permit the holder or holders thereof or of any obligations issued thereunder the recourse component of which is in excess of $50,000,000, either individually or in the aggregate, to accelerate the maturity thereof; provided, however that notwithstanding the foregoing, (i) no Event of Default shall occur pursuant to this subparagraph (f) unless and until the holder or holders of such Recourse Indebtedness have declared an event of default beyond any applicable notice and grace periods, if any, on in excess of $50,000,000 of such Recourse Indebtedness either individually or in the aggregate, and (ii) with respect solely to any such Recourse Indebtedness of a Subsidiary or Affiliate of the Borrower (not including any such Indebtedness which is Recourse to the Borrower), no Event of Default shall occur pursuant to this subparagraph (f) if, upon the occurrence of such event, the Borrower, promptly after obtaining knowledge of the same, notifies the Agent in writing of such event and includes with such notice a Compliance Certificate in the form of Exhibit C-6 evidencing to the satisfaction of the Agent that, as of the date thereof, the Borrower is in compliance with all of the covenants set forth in §10 after excluding such Subsidiary or Affiliate, and any Real Estate Asset owned by such Subsidiary or Affiliate, from the calculation of such covenants;

(g) any of BPLP, BPI or any of their respective Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of any of BPLP, BPI or any of their respective Subsidiaries or of any substantial part of the properties or assets of any of such parties or shall commence any case or other proceeding relating to any of the BPLP, BPI or any of their respective Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against any of BPLP, BPI or any of their respective Subsidiaries and (i) any of BPLP, BPI or any of their respective Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein or (ii) any such petition, application, case or other proceeding shall continue undismissed, or unstayed and in effect, for a period of ninety (90) days, except, with respect solely to such parties other than BPLP and BPI, any of the foregoing constitutes a Non-Material Breach;

(h) a decree or order is entered appointing any trustee, custodian, liquidator or receiver or adjudicating any of BPLP, BPI or any of their respective Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any of BPLP, BPI or any of their respective Subsidiaries in an involuntary case under federal bankruptcy laws as now or hereafter constituted, except, with respect solely to such parties other than BPLP and BPI, any of the foregoing constitutes a Non-Material Breach;

(i) there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, any uninsured final judgment against any of BPLP, BPI or any of their respective Subsidiaries that, with other outstanding uninsured final judgments, undischarged, unsatisfied and unstayed, against any of such parties exceeds in the aggregate $20,000,000, except, with respect solely to such parties other than BPLP and BPI, any of the foregoing constitutes a Non-Material Breach;

(j) any of the Loan Documents or any material provision of any Loan Document shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Agent, or any action at law, suit or in equity or other legal proceeding to make unenforceable, cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower or BPI, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable as to any material terms thereof;

(k) any “Event of Default” or default (after notice and expiration of any period of grace, to the extent provided), as defined or provided in any of the other Loan Documents, shall occur and be continuing;

(l) with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Required Banks shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of the Borrower or BPI to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $10,000,000 and such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or a trustee shall have been appointed by the United States District Court to administer such Plan; or the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan; or

(m) without limitation of the other provisions of this §14.1, BPI shall at any time fail to be the sole general partner of BPLP or shall at any time be in contravention of any of the requirements contained in §9.1(e), the last paragraph of §9.2, or §9.3 (including, without limitation, the last paragraph of §9.3);

then, and in any such event, so long as the same may be continuing, the Agent may, and upon the request of the Required Banks shall, by notice in writing to the Borrower, declare all amounts owing with respect to this Agreement, the Notes and the other Loan Documents and all Reimbursement Obligations to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower, BPI and each of their respective Subsidiaries; provided that in the event of any Event of Default specified in §14.1(g) or 14.1(h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from any of the Banks or the Agent or action by the Banks or the Agent.

For purposes of this §14, the term “Non-Material Breach” shall refer to a breach of any representation, warranty or covenant contained in this Agreement to which the term “Non-Material Breach” is expressly applied herein, but only to the extent such breach does not (A) materially adversely affect the business, properties or financial condition of BPLP, BPI or, taken as a whole, the BP Group or (B) adversely affect the ability of BPLP, BPI or, taken as a whole, the BP Group, to fulfill the Obligations to the Banks and the Agent (including, without limitation, to repay all amounts outstanding on the Loans, together with interest and charges thereon when due).

§14.2. Termination of Commitments. If any one or more Events of Default specified in §14.1(g) or §14.1(h) shall occur, any unused portion of the Commitments or other commitments to extend credit hereunder shall forthwith terminate and the Banks shall be relieved of all obligations to make Loans to the Borrower and the Agent and any Fronting Bank shall be relieved of all further obligations to issue, extend or renew Letters of Credit. If any other Event of Default shall have occurred and be continuing, whether or not the Banks shall have accelerated the maturity of the Loans pursuant to §14.1, any Bank may, by notice to the Borrower, terminate the unused portion of that Bank’s Commitment or other commitment to extend credit hereunder, and upon such notice being given such unused portion of such Commitment or other commitment shall terminate immediately, such Bank shall be relieved of all further obligations to make Loans, the Agent and any Fronting Bank shall be relieved of all further obligations to issue, extend or renew Letters of Credit and the Total Commitments shall be reduced accordingly. No such termination of a Commitment or other commitment to extend credit hereunder shall relieve the Borrower of any of the Obligations or any of its existing obligations to such Bank arising under other agreements or instruments.

§14.3. Remedies. In the event that one or more Events of Default shall have occurred and be continuing, whether or not the Banks shall have accelerated the maturity of the Loans pursuant to §14.1, the Required Banks may direct the Agent to proceed to protect and enforce the rights and remedies of the Agent and the Banks under this Agreement, the Notes, any or all of the other Loan Documents or under applicable law by suit in equity, action at law or other appropriate proceeding (including for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents or any instrument pursuant to which the Obligations are evidenced and, to the full extent permitted by applicable law, the obtaining of the ex parte appointment of a receiver), and, if any amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right or remedy of the Agent and the Banks under the Loan Documents or applicable law. No remedy herein conferred upon the Banks or the Agent or the holder of any Note or purchaser of any Letter of Credit Participation is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or under any of the other Loan Documents or now or hereafter existing at law or in equity or by statute or any other provision of law.

§15. SETOFF. Neither the Agent nor any of the Banks shall have any right of set-off or the like with respect to the Obligations against any assets of the Borrower, BPI, their respective Subsidiaries or any Partially-Owned Entity.

§16. THE AGENT.

§16.1. Authorization. (a) The Agent is authorized to take such action on behalf of each of the Banks and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the

Agent. The relationship between the Agent and the Banks is and shall be that of agent and principal only, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee or fiduciary for any Bank.

(b) The Borrower, without further inquiry or investigation, shall, and is hereby authorized by the Banks to, assume that all actions taken by the Agent hereunder and in connection with or under the Loan Documents are duly authorized by the Banks. The Banks shall notify Borrower of any successor to Agent by a writing signed by Required Banks, which successor shall be reasonably acceptable to the Borrower so long as no Default or Event of Default has occurred and is continuing. The Borrower acknowledges that any Bank which acquires BOA is acceptable as a successor to the Agent.

§16.2. Employees and Agents. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

§16.3. No Liability. Neither the Agent, nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent may be liable for losses due to its willful misconduct or gross negligence.

§16.4. No Representations. The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, the Letters of Credit, or any of the other Loan Documents or for the validity, enforceability or collectibility of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of BPI or the Borrower or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements in this Agreement or the other Loan Documents. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or BPI or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Banks, with respect to the credit worthiness or financial condition of the Borrower or any of its Subsidiaries or BPI or any of the Subsidiaries or any tenant under a Lease or any other entity. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other

Bank, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.

§16.5. Payments.

(a) A payment by the Borrower to the Agent hereunder or any of the other Loan Documents for the account of any Bank shall constitute a payment to such Bank. The Agent agrees to distribute to each Bank such Bank’s pro rata share of payments received by the Agent for the account of the Banks, as provided herein or in any of the other Loan Documents. All such payments shall be made on the date received, if before 1:00 p.m., and if after 1:00 p.m., on the next Business Day.

(b) If in the reasonable opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in material liability, it may refrain from making the distribution until its right to make the distribution shall have been adjudicated by a court of competent jurisdiction, provided that the Agent shall invest any such undistributed amounts in overnight obligations on behalf of the Banks and interest thereon shall be paid pro rata to the Banks. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

(c) Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, any Bank that fails (i) to make available to the Agent its pro rata share of any Loan or to purchase any Letter of Credit Participation or (ii) to adjust promptly such Bank’s outstanding principal and its pro rata Commitment Percentage as provided in §2.1, shall be deemed delinquent (a “Delinquent Bank”) and shall be deemed a Delinquent Bank until such time as such delinquency is satisfied. A Delinquent Bank shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining nondelinquent Banks for application to, and reduction of, their respective pro rata shares of all outstanding Loans. The Delinquent Bank hereby authorizes the Agent to distribute such payments to the nondelinquent Banks in proportion to their respective pro rata shares of all outstanding Loans. If not previously satisfied directly by the Delinquent Bank, a Delinquent Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans of the nondelinquent Banks, the Banks’ respective pro rata shares of all outstanding Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

§16.6. Holders of Notes. The Agent may deem and treat the payee of any Notes or the purchaser of any Letter of Credit Participation as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

§16.7. Indemnity. The Banks ratably and severally agree hereby to indemnify and hold harmless the Agent and its Affiliates from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by §17), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence.

§16.8. Agent as Bank. In its individual capacity as a Bank, BOA shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes and as the purchaser of any Letter of Credit Participations, as it would have were it not also the Agent.

§16.9. Notification of Defaults and Events of Default. Each Bank hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall (to the extent notice has not previously been provided) promptly notify the Agent thereof. The Agent hereby agrees that upon receipt of any notice under this §16.9 it shall promptly notify the other Banks of the existence of such Default or Event of Default.

§16.10. Duties in the Case of Enforcement. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent shall, if (a) so requested by the Required Banks and (b) the Banks have provided to the Agent such additional indemnities and assurances against expenses and liabilities as the Agent may reasonably request, proceed to enforce the provisions of this Agreement and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of enforcement of the Banks’ rights against the Borrower and its Subsidiaries under this Agreement and the other Loan Documents. The Required Banks may direct the Agent in writing as to the method and the extent of any such enforcement, the Banks (including any Bank which is not one of the Required Banks) hereby agreeing to ratably and severally indemnify and hold the Agent harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

§16.11. Successor Agent. BOA, or any successor Agent, may resign as Agent at any time by giving at least 30 days prior written notice thereof to the Banks and to the Borrower. The Required Banks may remove the Agent in the event of the Agent’s willful misconduct or gross negligence or in the event that the Bank serving as Agent ceases to hold a Commitment under this Agreement. In addition, the Borrower may remove the Agent in the event that the Agent holds (without participation) less than the Minimum Commitment, provided that Borrower shall not have such removal right if an Event of

Default exists or if the Agent holds less than the Minimum Commitment at any time as a result of the merger or consolidation of any of the other Banks or as a result of events other than the sale by the Agent of any portion of its Commitment. Any such resignation or removal shall be effective upon appointment and acceptance of a successor Agent, as hereinafter provided. Upon any such resignation or removal, the Required Banks shall have the right to appoint a successor Agent, which is a Bank under this Agreement and which holds at least the Minimum Commitment, provided that so long as no Default or Event of Default has occurred and is continuing the Borrower shall have the right to approve any successor Agent, which approval shall not be unreasonably withheld. If, in the case of a resignation by the Agent, no successor Agent shall have been so appointed by the Required Banks and approved by the Borrower, and shall have accepted such appointment, within thirty (30) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint any one of the other Banks as a successor Agent. The Borrower acknowledges that any Bank which acquires BOA is acceptable as a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from all further duties and obligations as Agent under this Agreement. After any Agent’s resignation or removal hereunder as Agent, the provisions of this §16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. The Agent agrees that it shall not assign any of its rights or duties as Agent to any other Person.

§16.12. Notices. Any notices or other information required hereunder to be provided to the Agent shall be forwarded by the Agent to each of the Banks on the same day (if practicable) and, in any case, on the next Business Day following the Agent’s receipt thereof. Notwithstanding the foregoing, it is agreed by the Banks that the Agent shall have no obligation to send to the Banks the information which is deemed delivered by the Borrower under §8.4 by the Borrower’s filing with the SEC of its Form 10-Q and Form 10-K, all as more particularly described in the last paragraph of §8.4, and the Agent shall have no liability to any Person for any Bank’s failure to obtain such SEC filings.

§17. EXPENSES. The Borrower agrees to pay (a) the reasonable costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) directly to the party owed the same, the reasonable fees, expenses and disbursements of the Agent’s outside counsel or any local counsel to the Agent incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (c) the fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, and, without double-counting amounts under clause (b) above, the fees and disbursements of the Agent’s counsel in preparing the documentation, (d) the fees, costs, expenses and disbursements of the Agent and its Affiliates incurred in connection with the initial syndication and/or participations of the Loans (whether occurring before or after the closing hereunder), including, without limitation, reasonable legal fees, travel costs, costs of preparing syndication materials and photocopying costs, provided that the Borrower shall not incur any costs or fees of any kind in connection with any participation, sale or other syndication of any portion of the Loans which occurs after the initial syndication other than reasonable legal fees and expenses incurred in connection with any participation, sale or syndication undertaken at the request of the Borrower or (in addition to any other fees or expenses relating thereto) in connection with an amendment or increase to the amount of the Total Commitment, (e) all reasonable expenses (including reasonable attorneys’ fees and costs, which attorneys may be employees of any Bank or the Agent, and the fees and costs of engineers, investment bankers, or other experts retained by any Bank or the Agent in connection with any such enforcement proceedings) incurred by any Bank or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or any of its Subsidiaries or BPI or the administration thereof after the occurrence and during the continuance of a Default or Event of Default (including, without limitation, expenses incurred in any restructuring and/or “workout” of the Loans), and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Bank’s or the Agent’s relationship with the Borrower or any of its Subsidiaries or BPI, and (f) all reasonable fees, expenses and disbursements of the Agent incurred in connection with UCC searches, UCC terminations or mortgage discharges. The covenants of this §17 shall survive the repayment of the amounts owing under the Notes and this Agreement and the termination of this Agreement and the obligations of the Banks hereunder.

§18. INDEMNIFICATION. The Borrower agrees to indemnify and hold harmless the Agent, Arrangers, JPM, JPChase, the Banks and each of their respective Related Parties (each an “Indemnified Party”) from and against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses (including amounts, if any, owing to any Bank pursuant to §§5.4, 5.5, 5.6 and 5.8), settlement payments, obligations, damages and expenses of every nature and character in connection therewith, arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby or thereby or which otherwise arise in connection with this financing, including, without limitation, (a) any actual or proposed use by the Borrower or any of its Subsidiaries of the proceeds of any of the Loans, (b) the Borrower or any of its Subsidiaries entering into or performing this Agreement or any of the other Loan Documents, or (c) pursuant to §8.17, in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding, provided, however, that the Borrower shall not be obligated under this §18 to indemnify any Indemnified Party for liabilities arising from such Indemnified Party’s own gross negligence, willful misconduct or bad faith breach of this Agreement. In litigation, or the preparation therefor, the Borrower shall be entitled to select counsel reasonably acceptable to the Required Banks, and the Agent (as approved by the Required Banks) shall be entitled to select their own supervisory counsel, and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of each such counsel. Prior to any settlement of any such litigation by the Banks, the Banks shall provide the Borrower and BPI with notice and an opportunity to address any of their concerns with the Banks, and the Banks shall not settle any litigation without first obtaining Borrower’s consent thereto, which consent shall not be unreasonably withheld or delayed. If and to the extent that the obligations of the Borrower under this §18 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The provisions of this §18 shall survive the repayment of the amounts owing under the Notes and this Agreement and the termination of this Agreement and the obligations of the Banks hereunder and shall continue in full force and effect as long as the possibility of any such claim, action, cause of action or suit exists.

§19. SURVIVAL OF COVENANTS, ETC. All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or any of its Subsidiaries or BPI pursuant hereto shall be deemed to have been relied upon by the Banks and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Banks of any of the Loans and the issuance, extension or renewal of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Bank has any obligation to make any Loans or the Agent or any Fronting Bank has any obligation to issue, extend or renew any Letter of Credit. The indemnification obligations of the Borrower provided herein and in the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Banks hereunder and thereunder to the extent provided herein and therein. All statements contained in any certificate or other paper delivered to any Bank or the Agent at any time by or on behalf of the Borrower or any of its Subsidiaries or BPI pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower or such Subsidiary or BPI hereunder.

§20. ASSIGNMENT; PARTICIPATIONS; ETC.

§20.1. Conditions to Assignment by Banks. Except as provided herein, each Bank may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it, the Notes held by it and its participating interest in the risk relating to any Letters of Credit); provided that (a) the Agent, Swingline Lender and Fronting Bank and, other than during an Event of Default, the Borrower each shall have the right to approve any Eligible Assignee, which approval shall not be unreasonably withheld or delayed, it being agreed that the Agent, the Borrower, Swingline Lender and Fronting Bank, as applicable, must approve or reject a proposed Eligible Assignee within seven (7) days of receiving a written request from any Bank for such approval (provided that the request for approval sent to each of Agent, Borrower, Swingline Lender and Fronting Bank, respectively, is conspicuously marked with the following legend: “REQUEST FOR APPROVAL — TIME SENSITIVE — MUST RESPOND WITHIN SEVEN (7) DAYS”) and if the Agent, the Borrower, Swingline Lender or Fronting Bank, as applicable, fails to respond within such seven (7) day period, such request for approval shall be deemed approved by, respectively, the Agent, the Borrower, Swingline Lender and Fronting Bank, as the case may be, (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank’s rights and obligations under this Agreement, (c) subject to the provisions of §2.7, after giving effect to such assignment, both the assignee and assignor Banks shall have at all times an amount of its Commitment of not less than $10,000,000 unless otherwise consented to by the Agent and, other than during an Event of Default, the Borrower and (d) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), an assignment and assumption, substantially in the form of Exhibit F hereto (an “Assignment and Assumption”), together with any Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption, which effective date shall be at least two (2) Business Days after the execution thereof unless otherwise agreed by the Agent (provided any assignee has assumed the obligation to fund any outstanding Eurodollar Rate Loans), (i) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Bank hereunder and thereunder, and (ii) the assigning Bank shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in §20.3, be released from its obligations under this Agreement. Any such Assignment and Assumption shall run to the benefit of the Borrower and a copy of any such Assignment and Assumption shall be delivered by the Assignor to the Borrower.

Notwithstanding the provisions of subclause (a) of the preceding paragraph, any Bank may, without the consent of the Borrower, make an assignment otherwise permitted hereunder to (x) another Bank, and (y) an Affiliate of such Bank, provided that such Affiliate is an Eligible Assignee. Without limiting the provisions of §17, with respect to an assignment by a Bank to its Affiliate or to another Bank which does not require the consent of the Borrower, unless such assignment occurs at the request of the Borrower, the Borrower shall not be responsible for any costs or expenses attributable to such assignment, all of which shall be payable by the assigning Bank.

§20.2. Certain Representations and Warranties; Limitations; Covenants. By executing and delivering an Assignment and Assumption, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows: (a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto; (b) the assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower and its Subsidiaries or BPI or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrower and its Subsidiaries or BPI or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (c) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in §7.4 and §8.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (d) such assignee will, independently and without reliance upon the assigning Bank, the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (e) such assignee represents and warrants that it is an Eligible Assignee; (f) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; (g) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Bank; (h) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Assumption; and (i) such assignee acknowledges that it has made arrangements with the assigning Bank satisfactory to such assignee with respect to its pro rata share of Letter of Credit Fees in respect of outstanding Letters of Credit.

§20.3. Register. The Agent shall maintain a copy of each Assignment and Assumption delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Banks and the Commitment Percentages of, and principal amount of the Loans owing to, the Banks from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and the Banks at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Bank agrees to pay to the Agent a registration fee in the sum of $2,500.

§20.4. New Notes. Upon its receipt of an Assignment and Assumption executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Banks (other than the assigning Bank). Unless done simultaneously with the Assignment and Assumption, within two (2) Business Days after receipt of such notice, the Borrower, at its own expense, (i) shall execute and deliver to the Agent, in exchange for each surrendered Revolving Credit Note, a new Revolving Credit Note and Swingline Note or Bid Rate Note, if applicable, to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Assumption and, if the assigning Bank has retained some portion of its obligations hereunder, a new Revolving Credit

Note and other Note, if applicable, to the order of the assigning Bank in an amount equal to the amount retained by it hereunder and (ii) shall deliver an opinion from counsel to the Borrower in substantially the form delivered on the Closing Date pursuant to §12.9 as to such new Notes. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Assumption and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be canceled and returned to the Borrower.

§20.5. Participations. Each Bank may sell participations to one or more banks or other entities in all or a portion of such Bank’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) each such participation shall be in an amount of not less than $10,000,000, (b) any such sale or participation shall not affect the rights and duties of the selling Bank hereunder to the Borrower and the Agent and the Bank shall continue to exercise all approvals, disapprovals and other functions of a Bank, and (c) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of, or approvals under, the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Commitment of such Bank as it relates to such participant, reduce the amount of any fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest.

§20.6. Pledge by Lender. Notwithstanding any other provision of this Agreement, any Bank at no cost to the Borrower may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Notes) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341. No such pledge or the enforcement thereof shall release the pledgor Bank from its obligations hereunder or under any of the other Loan Documents.

§20.7. No Assignment by Borrower. The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without prior Unanimous Bank Approval.

§20.8. Disclosure. The Borrower agrees that, in addition to disclosures made in accordance with standard banking practices, any Bank may disclose information obtained by such Bank pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder. Any such disclosed information shall be treated by any assignee or participant with the same standard of confidentiality set forth in §8.10.

§20.9. Syndication. The Borrower acknowledges that the Arrangers intend, and acknowledges that the Arrangers shall have the right, by themselves or through their respective Affiliates, to syndicate or enter into co-lending arrangements with respect to the Loans and the Total Commitment pursuant to this §20, and the Borrower agrees to cooperate with the Arrangers’ and their respective Affiliates’ syndication and/or co-lending efforts, such cooperation to include, without limitation, the provision of information reasonably requested by potential syndicate members.

§21. Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Agent, the Arrangers, the Fronting Bank or the Swingline Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 21; and

(ii) if to any other Bank, to the address, telecopier number, electronic mail address or telephone number specified in its administrative questionnaire as supplied by Agent to each Bank (an “Administrative Questionnaire”).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when received (with receipt acknowledged by the recipient thereof (which acknowledgment may be by answerback acknowledgment) except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Arrangers, the Banks, the Swingline Lender and the Fronting Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to the Arrangers, any Bank, the Swingline Lender or the Fronting Bank if such Person has notified the Agent that it is incapable of receiving notices by electronic communication. The Agent, the Arranger or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an electronic mail (“e-mail”) address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent (and received, if the acknowledgment contemplated above has been obtained) at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM (as defined in §8.10(e)) IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER INFORMATION OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER INFORMATION. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER INFORMATION OR THE PLATFORM. In no event shall the Agent or the Arrangers or any of their Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Bank, the Swingline Lender, the Fronting Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s or the Arrangers’ transmission of Borrower Information through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses have resulted from the gross negligence, willful misconduct or bad faith breach of this Agreement of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Bank, the Swingline Lender, the Fronting Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Agent, the Arrangers, the Fronting Bank and the Swingline Lender may change its address, email address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Bank may change its address, email address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Agent, the Fronting Bank and the Swingline Lender. In addition, each Bank agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and email address to which notices and other communications may be sent and (ii) accurate wire instructions for such Bank.

(e) Reliance by Agent, Fronting Bank and Banks. The Agent, the Arrangers, the Swingline Lender, the Fronting Bank and the Banks shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Agent, the Arrangers, the Swingline Lender, the Fronting Bank, each Bank and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the good faith reliance by such Person on each notice purportedly given by or on behalf of the Borrower, provided, however, that the Borrower shall have no liability hereunder for any such indemnified party’s gross negligence or willful misconduct in connection therewith. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

§22. THIRD PARTY RELIANCE. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties signatory hereto, Persons entitled to indemnification hereunder, Participants to the extent provided in §20.5 and, to the extent expressly contemplated hereby, Related Parties, and each of the respective successors and assigns of the foregoing) any legal or equitable right, remedy or claim under or by reason of this Agreement.

§23. GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE. THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, ARE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SUCH COMMONWEALTH (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). EACH OF THE BORROWER AND ITS SUBSIDIARIES AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS SITTING IN SUFFOLK COUNTY OR ANY FEDERAL COURT SITTING IN THE EASTERN DISTRICT OF MASSACHUSETTS AND CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER OR ITS SUBSIDIARIES BY MAIL AT THE ADDRESS SPECIFIED IN §21. THE BORROWER AND ITS SUBSIDIARIES HEREBY WAIVE ANY OBJECTION THAT ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

§24. HEADINGS. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

§25. COUNTERPARTS. This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

§26. ENTIRE AGREEMENT, ETC. The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §27.

§27. WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS. EXCEPT TO THE EXTENT EXPRESSLY PROHIBITED BY LAW, THE BORROWER AND ITS SUBSIDIARIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EXCEPT TO THE EXTENT EXPRESSLY PROHIBITED BY LAW, THE BORROWER AND ITS SUBSIDIARIES HEREBY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE (INCLUDING WITH RESPECT TO ALL INDEMNIFIED PARTIES) ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES, INCLUDING ANY DAMAGES PURSUANT TO M.G.L. C. 93A ET SEQ. EACH OF THE BORROWER AND ITS SUBSIDIARIES (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY BANK, THE ARRANGERS, THE SWINGLINE LENDER, THE FRONTING BANK OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH BANK, ARRANGERS, SWINGLINE LENDER, FRONTING BANK OR THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE AGENT, THE ARRANGERS, THE SWINGLINE LENDER, THE FRONTING BANK AND THE BANKS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

§28. CONSENTS, AMENDMENTS, WAIVERS, ETC. Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any of the other Loan Documents may be amended, and the performance or observance by the Borrower or BPI or any of their respective Subsidiaries of any terms of this Agreement or the other Loan Documents or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Banks.

Notwithstanding the foregoing, Unanimous Bank Approval shall be required for any amendment, modification or waiver of this Agreement that:

(i) reduces or forgives any principal of any unpaid Loan or any interest thereon (including any interest “breakage” costs) or any fees due any Bank hereunder, or permits any prepayment not otherwise permitted hereunder; or

(ii) changes the unpaid principal amount of any Loan, reduces the rate of interest applicable to any Loan, or reduces any fee payable to the Banks hereunder; or

(iii) changes the date fixed for any payment of principal of or interest on any Loan (including, without limitation, any extension of the Maturity Date) or any fees payable hereunder (including, without limitation, the waiver of any monetary Event of Default) or results in the expiration date of any Letter of Credit being after the Maturity Date; or

(iv) changes the amount of any Bank’s Commitment (other than pursuant to an assignment permitted under §20.1) or increases the amount of the Total Commitment except as permitted hereunder; or

(v) modifies any provision herein or in any other Loan Document which by the terms thereof expressly requires Unanimous Bank Approval; or

(vi) changes the definitions of Required Banks or Unanimous Bank Approval.

No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or the Banks or any Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial to such right or any other rights of the Agent or the Banks. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

Notwithstanding the foregoing, no amendment or modification to §16 or to the fee payable to the Agent under this Agreement may be made without the prior written consent of the Agent, and the waiver of any fee payable to the Agent shall require only the consent of the Agent. In addition, no amendment or modification to or waiver of the provisions of §2.8 may be made without the prior written consent of the Swingline Lender or of the provisions of §§3.1 through 3.6 may be made without the prior written consent of the Fronting Bank and, without limitation of the provisions requiring Unanimous Bank Approval or the consent of the Required Banks, no amendment or modification to or waiver of the provisions of §2.9 may be made without the prior written consent of those Banks holding more than 50% of the outstanding Bid Rate Advances at the applicable time of reference.

§29. SEVERABILITY. The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

§30. INTEREST RATE LIMITATION. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Bank holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this §30 shall be cumulated and the interest and Charges payable to such Bank in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Bank.

§31. USA PATRIOT ACT, ETC. NOTICE. Each Bank that is subject to any of the Acts (as hereinafter defined), the Arrangers and the Agent (for itself and not on behalf of any Bank) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) and other applicable federal or other laws with respect to the verification of customer identities (collectively, the “Acts”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank, the Arrangers or the Agent, as applicable, to identify the Borrower in accordance with the Acts.

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IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as a sealed instrument as of the date first set forth above.

BOSTON PROPERTIES LIMITED PARTNERSHIP

By:	Boston Properties, Inc., its sole general partner

	By:	/S/ DOUGLAS T. LINDE	(SEAL)
Douglas T. Linde Executive Vice President and Chief Financial Officer

ACKNOWLEDGED AND AGREED:

BOSTON PROPERTIES, INC.

By:	/S/ DOUGLAS T. LINDE	(SEAL)
Douglas T. Linde Executive Vice President and Chief Financial Officer

BANK OF AMERICA, N.A., as a Bank, Fronting Bank and Swingline Lender

By:	/S/ JAMES P. JOHNSON
Name:	James P. Johnson
Title:	Senior Vice President

BANK OF AMERICA, N.A., as Agent

By:	/S/ KATHLEEN M. CARRY
Name:	Kathleen M. Carry
Title:	Vice President

JPMORGAN CHASE BANK, N.A., as a Bank and as Syndication Agent

By:	/S/ MARC E. COSTANTINO
Name:	Marc E. Costantino
Title:	Vice President

EUROHYPO AG NEW YORK BRANCH, as a Bank and as Co-Documentation Agent

By:	/S/ ROBERT GOMINIAK
Name:	Robert Gominiak
Title:	Vice President

By:	/S/ ALICE HA
Name:	Alice Ha
Title:	Associate

KEYBANK NATIONAL ASSOCIATION, as a Bank and as Co-Documentation Agent

By:	/S/ JEFF V. AYCOCK
Name:	Jeff V. Aycock, CFA
Title:	Senior Banker

WELLS FARGO BANK NATIONAL ASSOCIATION, as a Bank and as Co-Documentation Agent

By:	/S/ DOUGLAS S. NOVITCH
Name:	Douglas S. Novitch
Title:	Authorized Officer

THE BANK OF NEW YORK, as a Bank and as a Managing Agent

By:	/S/ RICK LAUDISI
Name:	Rick Laudisi
Title:	Managing Director

CITICORP NORTH AMERICA, INC., as a Bank and as a Managing Agent

By:	/S/ JEANNE M. CRAIG
Name:	Jeanne M. Craig
Title:	Vice President

CITIZENS BANK OF MASSACHUSETTS, as a Bank and as a Managing Agent

By:	/S/ DANIEL R. OUELLETTE
Name:	Daniel R. Ouellette
Title:	Senior Vice President

[Signature Page to Boston Properties, L.P. Revolving Credit Agreement]

DEUTSCHE BANK TRUST COMPANY, as a Bank and as a Managing Agent

By:	/S/ BRENDA CASEY
Name:	Brenda Casey
Title:	Director

By:	/S/ JOANNA SOLIMAN
Name:	Joanna Soliman
Title:	Assistant Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Bank and as a Managing Agent

By:	/S/ ANDREW D. COLER
Name:	Andrew D. Coler
Title:	Senior Vice President

BANK OF TOKYO-MITSUBISHI UFJ, LTD, as a Bank

By:	/S/ YOICHI ORIKASA
Name:	Yoichi Orikasa
Title:	Vice President and Manager

CHEVY CHASE BANK, F.S.B., as a Bank

By:	/S/ DORY HALATI
Name:	Dory Halati
Title:	Vice President

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND, as a Bank

By:	/S/ GWEN EVANS
Name:	Gwen Evans
Title:	Authorized Signatory

By:	/S/ FRANK SCHMITT
Name:	Frank Schmitt
Title:	Authorized Signatory

UNION BANK OF CALIFORNIA, N.A., as a Bank

By:	/S/ JACK KISSENS
Name:	Jack Kissens
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Bank

By:	/S/ COREY DENDY
Name:	Corey Dendy
Title:	Vice President